As filed with the Securities and Exchange Commission on November 25, 2016

Registration No. _________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

PIXARBIO CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	8129	47-1945113
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code)	(I.R.S. Employer Identification No.)

PixarBio Corporation

200 Boston Avenue, Suite 1875

Medford, Massachusetts 02155

Telephone: (617) 803-8838

(Address and telephone number of Registrant’s principal executive offices)

PixarBio Corporation

200 Boston Avenue, Suite 1875

Medford, Massachusetts 02155

 (Address of principal place of business or intended principal place of business)

Francis M. Reynolds

c/o PixarBio Corporation

200 Boston Avenue, Suite 1875

Medford, Massachusetts 02155

Telephone: (617) 803-8838

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all Correspondence to:

Frederick M. Mintz, Esq.

The Mintz Fraade Law Firm, P.C.

Counselors at Law

271 Madison Avenue, 12th Floor

New York, New York 10016

Telephone: (212) 486-2500

Facsimile: (212) 486-0701

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”), please check the following box:  X .

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.      .

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.      .

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:      .

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (“the Exchange Act”). (Check one)

Large accelerated filer	.	Accelerated filer	.
Non-accelerated filer	.	Smaller reporting company	X .

Calculation of Registration Fee

Title of Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Price Per Share		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.01 par value (1)	78,529,976	$9.01	(2)	$707,555,083.76	$82,005.63
Common Stock underlying Warrants, $0.01 par value	4,001,767	$9.01	(2)	$36,055,920.67	$4,178.88
Total	82,531,743	$9.01	(2)	$743,611,004.43	$86,184.52

_________________

(1)	Represents common shares currently outstanding to be sold by the selling security holders.

(2)

The registration fee is calculated pursuant to Rule 457(c) of the Securities Act of 1933, as amended, based upon the average of the high and low prices per share of our common stock reported in the consolidated reporting system as reported on the OTCQB on November 23, 2016.

In the event of a stock split, stock dividend or similar transaction involving our common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act of 1933, as amended.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

THE INFORMATION IN THIS REGISTRATION STATEMENT IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED NOVEMBER 25, 2016

PixarBio Corporation.

82,531,743 Shares of Common Stock, par value $0.01

This prospectus relates to the resale of 78,529,976 shares of our common stock, par value $0.01, which are issued and outstanding and 4,001,767 shares to be issued to the selling stockholders only if and when they exercise warrants held by them. We are registering the shares on behalf of the selling stockholders.

On October 31, 2016, BMP Holdings Inc. effected a parent/subsidiary short-form merger with its wholly-owned subsidiary, PixarBio Corporation, a Nevada corporation (“PixarBio Nevada”). As a result of the merger, (i) PixarBio Nevada merged out of existence and BMP Holdings Inc. was the surviving entity, (ii) BMP Holdings Inc. changed its name to “PixarBio Corporation” and (iii) the shareholders of PixarBio Nevada exchanged their shares for 78,529,976 shares of common stock of BMP Holdings, Inc., representing 97.9% of our issued and outstanding stock, which are offered under this prospectus.

In August 2016, PixarBio Nevada commenced a private placement of up to 20,000,000 shares at the price of $2.00 per share or $40,000,000 to be sold only to accredited investors. Each investor who purchased one share received a warrant to purchase one share of common stock at an exercise price of $4.50 per share. We are registering the 3,593,047 shares of common stock sold pursuant to the private placement together with 3,593,047 shares issuable upon exercise of the warrants issued to the accredited investors who purchased shares in the private placement. The warrants have a seven-year term and a cashless exercise provision.

In addition, registered broker-dealers, who introduced investors in the private placement, will receive warrants with an exercise price of $2.00 per share as part of its compensation in accordance with the private placement agreement. We are registering the 208,720 shares of common stock underlying warrants issuable to the registered broker-dealers. The warrants have a seven-year term and a one-time full ratchet anti-dilution price protection provision on the next equity raise by us.

We are also registering 4,001,767 shares of common stock issuable to the selling stockholders pursuant to warrants, 3,593,047 of which have an exercise price of $4.50, 150,000 have an exercise price $2.50 and 258,720 have an exercise price of $2.00. All of the warrants have a seven-year term.

We will pay all costs associated with the registration statement.

Our common stock is registered under the Securities Act of 1933, as amended, and is currently quoted on the OTCQB marketplace maintained by OTC Markets Group, Inc. under the symbol "PXRB." The closing price of our common stock as reported on the OTCQB on November 23, 2016, was $8.20.

The selling stockholders will sell at a price based upon the average of the high and low prices per share of our common stock as reported on the OTCQB on the date of the sale for the duration of the offering. We are not selling any shares of common stock in the resale offering. We, therefore, will not receive any proceeds from the sale of the shares by the selling stockholders.

We are an emerging growth company as that term is used in the Jumpstart Our Business Startups Act of 2012 and, as such, have elected to comply with certain reduced public company reporting requirements for future filings. Investing in our securities involves significant risks. See “Risk Factors” beginning on page 8.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The information in this prospectus is not complete and may be changed. This prospectus is included in the registration statement that was filed by us with the Securities and Exchange Commission. The selling security holders may not sell these securities until the registration statement becomes effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is November 25, 2016.

PROSPECTUS SUMMARY

This summary contains basic information about us and the offering. Because it is a summary, it does not contain all the information that you should consider before investing. Before making an investment decision, you should read the entire prospectus carefully, including the “Risk Factors” section, our financial statements and the notes to the financial statements included in this prospectus. As used in this prospectus, references to the “Company,” “we,” “our” or “us” refer to PixarBio Corporation, unless the context otherwise indicates.

The selling stockholders may sell these shares from time to time after the registration statement is declared effective by the Securities and Exchange Commission (“SEC”). We will not receive any of the proceeds received by the selling stockholders.

We were originally incorporated as BMP Holdings Inc. in the State of Delaware on August 4, 2014. We were originally formed to provide yoga classes, private instruction, specialty workshops, clinics and yoga teacher training to the general public through our subsidiary, BM, LLC, at its facility in Ridgefield, Connecticut.

Frank Reynolds, Katrin Holzhaus, and Dr. Robert S. Langer co-founded PixarBio Nevada in August 2013 to develop novel drug delivery systems for neurological diseases.

On October 13, 2016, BMP Holdings formed PixarBio Acquisition Corp. (“PixarBio Acquisition”), a wholly-owned subsidiary, under the laws of the State of Nevada. On October 31, 2016, pursuant to a merger agreement, PixarBio Acquisition was merged with and into PixarBio Nevada. As a result of such merger, PixarBio Nevada was the surviving corporation and a wholly-owned subsidiary of BMP Holdings. On the same date, BMP Holdings effected a parent/subsidiary short-form merger with PixarBio Nevada, our wholly-owned subsidiary. As a result of the second merger, (i) BMP Holdings was the surviving entity and PixarBio Nevada merged out of existence, (ii) BMP Holdings changed its name to PixarBio Corporation and (iii) the shareholders of PixarBio Nevada exchanged their shares of PixarBio Nevada for 78,529,976 shares of common stock of BMP Holdings, representing 97.9% of our issued and outstanding stock.

We are a specialty pharmaceutical company focused on pre-clinical and commercial development of novel neurological drug delivery systems for post-operative pain. Our lead product platform, NeuroRelease, is a novel biodegradable microparticle delivery system for delivery of FDA approved non-opiate prescription paid drugs. NeuroRelease has achieved sustained therapeutic pre-clinical release over time of a non-opiate drug for post-operative, acute and chronic pain in pre-clinical models involving rodents and pigs. NeuroRelease is a true product platform that can treat multiple conditions, including pain, Parkinson’s disease, epilepsy and spinal cord injury. We have core competencies in neuroscience, drug delivery, regeneration, R&D and current Good Manufacturing Practices in accordance with regulations enforced by the FDA.

As of September 30, 2016, we had $856,964 in current assets and current liabilities in the amount of $2,143,881.

Our address, phone number and website are as follows:

PixarBio Corporation

200 Boston Avenue, Suite 1875

Medford, Massachusetts 02155.

Tel: (617) 803-8838

http://www.pixarbio.com

Information on our website, or which can be accessed through our website, is not part of the registration statement of which this prospectus is a part.

We are an “emerging growth company,” as that term is defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the date of the first sale of our common stock pursuant to an effective registration statement, (b) in which we have total annual gross revenue of at least $1.0 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior December 31st, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. In addition, the JOBS Act permits an emerging growth company to “test the waters” by communicating orally or in writing with qualified institutional buyers or other accredited investors to gauge interest in a contemplated securities offering, even if a registration statement has not yet been filed, and permits analysts to publish research reports about an emerging growth company that is going public even if the analyst’s firm is one of the underwriters in the issuer’s IPO.

Summary of the Offering

Securities offered by selling stockholders:	82,531,743 shares of common stock

Shares issued and outstanding:	80,209,976 shares of common stock.

Our executive officers and directors currently own 62.3% of our outstanding common stock. As a result, our executive officers and directors have substantial control over all matters submitted to our shareholders for approval.

Market for the common shares:	There has been a limited market for our securities. Our common stock is traded on the OTCQB under the symbol “PXRB”.

There is no assurance that a trading market will be sustained. Consequently, a purchaser of our common stock may find it difficult to resell the securities offered herein should the purchaser desire to do so when eligible for public resale.

Use of proceeds:	We will not receive any proceeds from the sale of shares by the selling security holders.

Summary Financial Information of BMP Holdings

	Three Months Ended September 30, 2016 (Unaudited)	For the Nine Months Ended September 30, 2016 (Unaudited)	Year Ended December 31, 2015 (Audited)	Period From August 4, 2014 (inception) to September 30,2016 (Unaudited)
Statement of Operations Data

Operating revenues	$14,995	$56,514	$100,312	$316,993

Operating expenses	$61,501	$194,695	$195,748	$573,943

Net loss	$(46,506)	$(138,181)	$(95,436)	$(256,950)

Summary Financial Information of PixarBio Nevada

	Three Months Ended September 30, 2016 (Unaudited)	For the Nine Months Ended September 30, 2016 (Unaudited)	Year Ended December 31, 2015 (Audited)	Period From August 29, 2013 (inception) to September 30,2016 (Unaudited)
Statement of Operations Data

Operating revenues	$-	$-	$-	$

Operating expenses	$4,498,527	$9,884,774	$4,871,876		$(16,986,014)

Net loss	$(4,506,187)	$(9,913,574)	$(5,954,423)		$(18,416,875)

Balance Sheet Data of BMP Holdings:

	September 30, 2016 (Unaudited)	December 31, 2015 (Audited)
Working capital	$(1,476)	$(86,367)
Total assets	$361,949	$369,288
Total liabilities	$5,414	$91,072
Shareholders’ deficit	$(233,617)	$(95,436)

Balance Sheet Data of PixarBio Nevada:

	September 30, 2016 (Unaudited)	December 31, 2015 (Audited)
Working capital	$(960,441)	$1,357,121
Total assets	$2,826,597	$3,505,799
Total liabilities	$2,206,387	$1,522,874
Shareholders’ deficit	$(19,117,836)	$(9,204,262)

The 3,593,047 shares of Common Stock and the shares underlying the warrants issued in the private placement held by PixarBio Nevada, which closed in October 2016, were not registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state, and were offered and sold in reliance on the exemption from registration afforded by Section 4(a)(2) and Regulation D (Rule 506(b)) under the Securities Act and corresponding provisions of state securities laws, which exempt transactions by an issuer not involving any public offering. Each buyer was an “accredited investor” as such term is defined in Regulation D promulgated under the Securities Act.

PixarBio Nevada agreed to use the net proceeds from the private placement for general working capital purposes. The aggregate proceeds raised from the private placement was $7,186,094.

Each investor who purchased shares in the private placement, which terminated on October 30, 2016, received one warrant for each share purchased with an exercise price of $4.50 per share. A total of 3,593,047 warrants were issued to the investors. If and when the warrants are exercised, we will receive approximately $16,168,711.

Pursuant to a private placement agreement, PixarBio Nevada agreed to pay Newbridge Securities Corporation, which acted as a placement agent for the private placement, a retainer fee of $25,000, a cash fee of 10% of the gross purchase price paid for by an investor in the private placement introduced by Newbridge Securities Corporation and to issue to it warrants to purchase such number of shares of common stock equal to 8% of the sum of number of shares of common stock issued at the Closing and the number of shares of common stock issuable upon exercise or conversion of any and all convertible securities issued at the Closing. PixarBio Nevada also agreed to the same terms with ViewTrade Securities, Inc. for investors introduced by it in the private placement. A total of 208,720 warrants were issued to such registered broker-dealers with an exercise price of $2.00 per share.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the following factors and other information in this prospectus before deciding to invest in our company. If any of the following risks actually occur, our business, financial condition, results of operations and prospects for growth would likely suffer. As a result, you could lose all or part of your investment.

Risk Factors Related to Our Company

We have a limited operating history.

Although we were formed in 2014, we have a limited operating history. Our business model entails testing and developing new pharmaceutical products and eventually bringing them to the marketplace. Because of the uncertainty that is present when attempting to bring any new drug or similar product to market, it is not possible to predict all of the risks associated with our company. Therefore, our forward-looking statements as to our success or failure are speculative. We are subject to all the risks and uncertainties which are characteristic of a new business enterprise, including the substantial problems, expenses and other difficulties typically encountered in the course of establishing a business, organizing operations and procedures, and engaging and training new personnel. The likelihood of our success must be considered in light of these potential problems, expenses, complications, and delays.

Our business model is unproven.

Our business model entails testing and developing new pharmaceutical products and eventually bringing them to the marketplace. Because of the uncertainty that is present when attempting to bring any new drug or similar product to market, it is not possible to predict all of the risks associated with our company. Additionally, we do not have an extensive operating history. Therefore, our forward-looking statements as to our success or failure are speculative. It is possible that our operations will not generate sufficient revenue to pay all of our acquisition and operating expenses, taxes, and debt service requirements, which would result in failure to meet our payment obligations. There is no assurance that we will generate net positive cash flows. Because of the newness of our business we may be required to implement significant operational adjustments to respond to unanticipated contingencies. As a result, we may need to make significant changes to our business model to address any unanticipated issues. The cost of making such changes could be significantly detrimental to us and our ability to make a profit.

We have incurred losses since our inception.

We have not generated revenues and have experienced negative cash flow from operations since our inception. We have incurred an accumulated deficit of $19.1 million through September 30, 2016. We anticipate that our operating expenses will continue to increase substantially in the foreseeable future as we develop our pharmaceutical-related ideas, products and/or services. There can be no assurance that our business strategy will be successful or will generate sufficient revenues to achieve or maintain profitability in the future.

If we need additional capital, there can be no assurance that we can obtain the substantial capital required to finance our operations.

Pursuant to our private placement offering which closed in October, 2016, we raised an aggregate of $7,186,094. In addition, on October 28, 2016, Mr. Francis M. Reynolds, our co-founder, Chief Executive Officer, Chief Financial Officer, Chief Scientific Officer and Chairman of the Board of Directors, has verbally agreed to provide a line of credit to us in the amount of $10,000,000 to fund our operations. We intend to enter into a written agreement shortly. In addition, we anticipate additional funds from the exercise of warrants issued in the most recent private placement offering. Although there can be no assurance when and if the warrants will be exercised, we believe such funds would provide us with sufficient capital to enable us to fund our operations into the first quarter of 2018.

If we need additional funds after the first quarter of 2018, there can be no assurance that we will be able to raise additional funds and there can be no assurance that additional funds can be obtained at favorable rates.

If we elect to raise additional funds through the issuance of more debt, we will be required to service that debt and our operational flexibility may be restricted by the terms of any financing.

If we successfully raise additional funds through the issuance of equity securities, then those securities may have rights, preferences or privileges senior to the rights of our common stock and the holders of common stock may experience dilution.

If we need additional funds after the first quarter of 2018, and we are unable to obtain additional funds, this would materially adversely affect our ability to properly implement our business plan.

There is substantial doubt about our ability to continue as a going concern due to recurring losses from operations, accumulated deficit and insufficient cash resources to meet our business objectives, all of which means that we may not be able to continue operations.

Our independent auditors have added an explanatory paragraph to their audit opinion issued in connection with the financial statements for the years ended December 31, 2015 and 2014, respectively, with respect to their doubt about our ability to continue as a going concern. As discussed in Note 1 to our consolidated financial statements for the year ended December 31, 2015, we have incurred losses since inception, we are devoting substantially all of our efforts toward research and development and have an accumulated deficit of $19.1 million at September 30, 2016. These factors raise substantial doubt about our ability to continue as a going concern. Our success is dependent on the successful execution of our management’s strategy, its ability to generate profits in future years and sufficient cash flows to fund its operations. Our ability to execute our operating plan depends on our ability to obtain additional funding via the sale of equity and/or debt securities, a strategic transaction or otherwise. We plan to continue to actively pursue financing alternatives, but there can be no assurance that we will obtain the necessary funding.

We may be subject to tort liability, consumer lawsuits, etc.

Even the most careful and conscientious drug manufacturers are subjected to lawsuits. Under various federal, state, and local laws, ordinances, and regulations, as well as common law, we may be liable for alleged damages as well as related costs of investigations by regulators of our products and/or operations. Such laws could impose liability without regard to whether we knew of, or were responsible for, the alleged conditions. Noncompliance with such laws or regulations may require us to cease or alter operations.

Regional and local economic conditions may adversely affect our business.

Our ability to generate revenues will be influenced by the regional and local economy, which may be negatively impacted by economic slowdowns, increased unemployment, lack of availability of consumer credit, increased levels of consumer debt, poor housing market conditions, adverse weather conditions, natural disasters and other factors. Similarly, other conditions, such as an oversupply of, or a reduction in demand for, pharmaceutical- related products or services and the supply of prospective customers may affect our ability to generate revenue.

Economic conditions may have an adverse effect on our revenues and available cash.

If general economic conditions worsen, people and business may be more reluctant to pay for our products and services. This would hinder our ability to implement our business strategies and have an unfavorable effect on our operations and our ability to generate revenue.

We may be liable for certain uninsured losses.

Certain types of losses, such as losses arising from acts of God, certain environmental issues or acts of terrorism or war, generally are not insured because they are either uninsurable or not economically insurable. Should an uninsured loss or a loss in excess of insured limits occur, this could drain us from any net cash flow realized from our operations. Consequently, any such losses could have a material adverse effect on our results of operations.

Any acquisition we make would involve a number of risks and could have an adverse effect upon our results of operations.

The success of any acquisition depends on management’s ability following the transaction to consolidate operations and integrate departments, systems and procedures, and thereby create business efficiencies, economies of scale, and related cost savings. There are no acquisitions in our immediate future; however, any acquisition we make, if any, would involve various risks, such as uncertainties in assessing the value, strengths, weaknesses, liabilities, including undisclosed liabilities, and potential profitability of the acquired company or asset. In such cases there would be a risk of potential losses of key employees and customers of an acquired business and of an inability to achieve identified operating and financial synergies anticipated to result from an acquisition. Any one or more of these factors could cause us not to realize the benefits anticipated to result from the acquisition or have a negative impact on the fair value of the acquired company or asset.

Accordingly, intangible assets recorded as a result of acquisitions could become impaired. Additionally, previously undisclosed liabilities could be identified and have a material adverse impact on our results of operations and cash flows.

Interruptions in our information and telecommunication systems, or a failure to maintain the security, confidentiality or privacy of sensitive data residing on such systems, could adversely affect our business.

We intend to rely extensively upon computer systems to process transactions, maintain information and manage our business. Disruptions in the availability of our computer systems could impact our ability to service our customers and adversely affect our sales and results of operations. We are dependent on internal and third party information technology networks and systems, including the Internet and wireless communications, to process, transmit and store electronic information. Our computer systems are subject to damage or interruption due to system conversions, power outages, computer or telecommunication failures, computer viruses, security breaches, catastrophic events such as fires, tornadoes and hurricanes and usage errors by our employees. Also, our computer systems could be subject to physical or electronic break-ins, unauthorized tampering or other security breaches, resulting in a failure to maintain the security, confidentiality or privacy of sensitive data, including personal information relating to customers, or in the misappropriation of our proprietary information.

Interruptions in information and telecommunication systems, or a failure to maintain the security, confidentiality or privacy of sensitive data residing on such systems, whether due to actions by us or others, could delay or disrupt our ability to do business and service our customers, require us to incur significant investments to fix or replace them, harm our reputation, subject us to regulatory sanctions and other claims, lead to a loss of customers and revenues and otherwise adversely affect our business.

Risk Factors Related to Our Product and the Industry

We depend upon the success of our lead product candidate, NeuroRelease, and cannot guarantee that this product candidate will receive regulatory approval or be successfully commercialized.

We have invested a significant portion of our efforts and financial resources in the development of our most advanced product candidate, NeuroRelease. Our ability to generate revenues in the near term substantially depends upon our ability to develop and commercialize NeuroRelease. We intend to submit a new drug application (“NDA”) with the U.S. Food and Drug Administration, or (“FDA”), seeking approval to commercialize NeuroRelease for treatment of postsurgical pain. We cannot commercialize NeuroRelease prior to obtaining FDA approval.

If we do not receive FDA approval for, and commercialize, NeuroRelease, we will not be able to generate revenue from NeuroRelease in the foreseeable future, or at all. Any significant delays in obtaining approval for and commercializing NeuroRelease will have a substantial adverse impact on our business and financial condition.

We may not be able to achieve our marketing and future growth goals.

Our ability to implement our business plan in a rapidly evolving market requires planning and management, particularly with respect to our primary proposed product, NeuroRelease. Future expansion efforts could be expensive and may strain our managerial and other resources. To manage any future growth effectively, we must maintain and enhance our processes and technology, integrate existing and new personnel, and manage expanded operations. There can be no assurance that our current and planned personnel, systems, procedures, and controls will be adequate to support our future operations or that management will be able to hire, train, retain, motivate, and manage required personnel or that our management will be able to successfully identify, manage, and capitalize on existing and potential market opportunities. If we are unable to manage growth effectively, our business, prospects, and general financial condition would be materially adversely affected.

If NeuroRelease is approved by the FDA, our ability to generate revenues from NeuroRelease will depend upon our ability to:

•

create market demand for NeuroRelease through our own marketing and sales activities, and any other arrangements to promote this product candidate we may later establish;

•

hire, train and deploy a sales force to commercialize NeuroRelease in the United States;

•

manufacture NeuroRelease in sufficient quantities and at an acceptable quality and at an acceptable manufacturing cost to meet commercial demand at launch and thereafter;

•

establish and maintain agreements with wholesalers, distributors and group purchasing organizations on commercially reasonable terms;

•

create partnerships with, or offer licenses to, third parties to promote and sell NeuroRelease outside the United States; and

•

maintain patent and trade secret protection and regulatory exclusivity for NeuroRelease.

If we are unable to establish effective marketing and sales capabilities or enter into agreements with third parties to market and sell our product candidates, if they are approved, we may be unable to generate significant product revenues.

Our industry is highly diverse and competitive.

We face significant competition from other pharmaceutical and biotechnology companies. Our operating results will suffer if we fail to compete effectively.

The pharmaceutical and biotechnology industries are intensely competitive and subject to rapid and significant technological change. Our major competitors include organizations such as major multinational pharmaceutical companies, established biotechnology companies and specialty pharmaceutical and generic drug companies. Many of our competitors have greater financial and other resources than we have, such as larger research and development staff, more extensive marketing, distribution, sales and manufacturing organizations and experience, more extensive clinical trial and regulatory experience, expertise in prosecution of intellectual property rights and access to development resources like personnel and technology. As a result, these companies may obtain regulatory approval more rapidly than we are able to and may be more effective in selling and marketing their products. Smaller or early stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large, established companies. Our competitors may succeed in developing, acquiring or licensing on an exclusive basis technologies and drug products that are more effective or less costly than NeuroRelease or any other product candidate that we are currently developing or that we may develop, which could render our products obsolete and noncompetitive or significantly harm the commercial opportunity for NeuroRelease.

As a result of these factors, our competitors may obtain regulatory approval of their products more rapidly than we are able to or may obtain patent protection or other intellectual property rights that limit our ability to develop or commercialize NeuroRelease. Our competitors may also develop drugs that are more effective, useful or less costly than ours and may be more successful than us in manufacturing and marketing their products.

NeuroRelease will compete with well-established products with similar indications. Competing products available for postsurgical pain management include opioids such as morphine, fentanyl, meperidine and hydromorphone, each of which is available generically from several manufacturers, and several of which are available as proprietary products using novel delivery systems. While opioids represent the mainstay for treating postsurgical pain, we expect to compete with currently marketed products targeting the postsurgical market, including: liposomal bupivacaine (Exparel), IV Tylenol (Ofirmev) and elastomeric bumps (OnQ) in an effort to eliminate or greatly reduce the need for opioids. We also expect to compete with extended release bupivacaine products in development by Heron Therapeutics (OTX-011), Durect Corporation which licensed its product to Hospira in North America (Posidur) and to Nycomed for Europe (Optesia).

We face potential product liability exposure, and if successful claims are brought against us, we may incur substantial liability for NeuroRelease or other product candidates that we may develop and may have to limit their commercialization.

Even the most careful and conscientious drug manufacturers are subjected to lawsuits. Under various federal, state, and local laws, ordinances, and regulations, as well as common law, we may be liable for alleged damages as well as related costs of investigations by regulators of our products and/or operations. Such laws could impose liability without regard to whether we knew of, or were responsible for, the alleged conditions. Noncompliance with such laws or regulations may require us to cease or alter operations.

We do not have product liability insurance. If we choose to obtain product liability insurance but cannot obtain sufficient insurance coverage at an acceptable cost or otherwise protect against potential product liability claims, the commercialization of products that we develop may be prevented or inhibited. On occasion, large judgments have been awarded in class action lawsuits based upon drugs that had unanticipated side effects. A successful product liability claim or series of claims brought against us could cause our stock price to fall and, if judgments exceed our insurance coverage, could decrease our cash and adversely affect our business.

Failure to invent, develop or acquire one or more minimally viable products or services would adversely affect our business.

We are a development stage corporation primarily focused on pre-clinical and commercial development of new products that meet the needs of neurological clinicians and their patients. We have developed a novel drug delivery platform to treat post-operative, acute and chronic pain. We are using patent pending formulations of FDA approved biomaterials and FDA approved non-opiate drugs to target key neurological areas to treat pain. There can be no assurance that we will be successful in inventing, developing or acquiring pharmaceutical-related products or services that will be economically viable in the marketplace or that such will be profitable.

Failure to obtain customers would adversely affect our business.

Our success depends in part upon our ability to find and/or retain customers that want our pharmaceutical-related products or services. Our ability to obtain customers depends on a variety of factors, including the quality, price, and responsiveness of the products or services we offer, as well as our ability to market such products or services effectively and differentiate our offerings from those of our competitors. We cannot assure shareholders that we will find customers for our products or services or that any customers we find will not turn to competitors.

Our products or services may contain, utilize or involve hazardous materials and chemicals which could result in claims against us.

While we intend to utilize environmentally-friendly methods and/or non-toxic products wherever possible, in the pharmaceutical industry many products or services may contain, utilize or involve hazardous materials and chemicals.

Misuse of such hazardous material can lead to injuries and damages even with the use of proper PPEs (Personal Protection Equipment) and procedures. While the chances of injuries and accidents are rare, because of the nature of these substances or related residues, we may be liable for certain costs, including, among others, costs for health-related claims, or removal or remediation of such substances. We may be involved in claims and litigation filed on behalf of persons alleging injury as a result of exposure to such substances or by governmental or regulatory bodies related to our handling and disposing of these substances. Because of the unpredictable nature of personal injury and property damage litigation and governmental enforcement, it is not possible to predict the ultimate outcome of any such claims or lawsuits that may arise. Any such claims and lawsuits, individually or in the aggregate, that are resolved against us, could have a material adverse effect on our business, financial condition, results of operations, and cash flows.

We may be subject to environmental, health and safety regulations and may be adversely affected by new and changing laws and regulations.

We may be subject to laws and regulations relating to the protection of the environment and natural resources, and workplace health and safety, particularly with respect to our future manufacturing operations. These include, among other things, reporting on chemical inventories and risk management plans, and the management of hazardous substances. Violations of existing laws and enactment of future legislation and regulations could result in substantial penalties, temporary or permanent facility closures, and legal consequences. Moreover, in the event we acquire other pharmaceutical-related companies or concerns, the nature of their existing and historical operations may expose us to the risk of liability to third parties. The potential costs relating to environmental, solid waste, and product registration laws and regulations are uncertain due to factors such as the unknown magnitude and type of possible contamination and clean-up costs, the complexity and evolving nature of laws and regulations, and the timing and expense of compliance. Changes to current laws, regulations or policies could impose new restrictions, costs, or prohibitions on our intended practices which could have a material adverse effect on our business, results of operations, financial condition, and cash flows.

If our products are improperly manufactured, packaged, or labeled or become adulterated or expire, those items may need to be recalled or withdrawn from sale.

We may need to recall, voluntarily or otherwise, any products we sell if such products are improperly manufactured, packaged, or labeled or if they become adulterated or expire. Widespread product recalls could result in significant losses due to the costs of a recall and lost sales due to the unavailability of product for a period of time. A significant product recall could also result in adverse publicity, damage to our reputation, and loss of customer confidence in our products, which could have a material adverse effect on our business, financial condition, results of operations, and cash flows.

Changes in the types or variety of our products could affect our financial performance

Our financial performance may be affected by changes in the types or variety of pharmaceutical-related products offered to our customers. For example, if we evolve our business to include a combination of products, the amount of money required for the purchase of additional equipment and training for associates may increase. Additionally, the gross margin on product sales can often be less than gross margin on service revenue. Any such changes in variety or adjustment to any product and service offerings could have a material adverse effect on our financial performance.

We may be unable to generate sufficient revenue, if we are unable to establish effective marketing and sales capabilities or to enter into agreements with third parties to market and sell our proposed products

We currently do not have a commercial infrastructure for the marketing, sale and distribution of pharmaceutical products. In order to commercialize our products, we must build our marketing, sales and distribution capabilities or make arrangements with third parties to perform these services. If NeuroRelease is approved by the FDA, we plan to build a commercial infrastructure to launch NeuroRelease in the United States, which may include a specialty sales force. We may seek to further penetrate the U.S. market by expanding our sales force or through collaborations with other pharmaceutical or biotechnology companies or third-party manufacturing and sales organizations. We may also seek to commercialize NeuroRelease outside the United States, although we currently plan to do so with a marketing and sales collaborator and not with our own sales force.

The establishment and development of our own sales force and related compliance plans to market any products we may develop will be expensive and time consuming and could delay any product launch, and we may not be able to successfully develop this capability. We, or our future collaborators, will have to compete with other pharmaceutical and biotechnology companies to recruit, hire, train and retain marketing and sales personnel. In the event we are unable to develop a marketing and sales infrastructure, we would not be able to commercialize NeuroRelease or any other product candidates that we develop, which would limit our ability to generate product revenues.

Although our current plan is to hire most of our sales and marketing personnel only if NeuroRelease is approved by the FDA, we will incur expenses prior to product launch in recruiting this sales force and developing a marketing and sales infrastructure. If the commercial launch of NeuroRelease is delayed as a result of FDA requirements or other reasons, we would incur these expenses prior to being able to realize any revenue from sales of NeuroRelease. Even if we are able to effectively hire a sales force and develop a marketing and sales infrastructure, our sales force and marketing teams may not be successful in commercializing NeuroRelease or any other product candidates that we may develop.

To the extent we rely on third parties to commercialize any products for which we obtain regulatory approval, we may receive less revenues than if we commercialized these products ourselves. In addition, we would have less control over the sales efforts of any other third parties involved in our commercialization efforts. In the event we are unable to collaborate with a third-party marketing and sales organization, our ability to generate product revenues may be limited either in the United States or internationally.

If NeuroRelease does not achieve broad market acceptance, the revenues that we generate from its sales will be limited.

Even if NeuroRelease is approved by the appropriate regulatory authorities for marketing and sale, it may not gain acceptance among physicians, hospitals, patients and third-party payers. If our products for which we obtain regulatory approval do not gain an adequate level of acceptance, we may not generate significant additional product revenues or become profitable. Market acceptance of NeuroRelease, and any other product candidates that we develop, license or acquire, by physicians, hospitals, patients and third-party payers will depend upon a number of factors, some of which are beyond our control. The degree of market acceptance of NeuroRelease will depend upon a number of factors, including:

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limitations or warnings contained in the product’s FDA-approved labeling, including potential limitations or warnings for NeuroRelease that may be more restrictive than other pain management products;

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changes in the standard of care for the targeted indications for NeuroRelease, which could reduce the marketing impact of any claims that we could make following FDA approval, if obtained;

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the relative convenience and ease of administration of NeuroRelease;

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the prevalence and severity of adverse events associated with NeuroRelease;

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cost of treatment versus economic and clinical benefit in relation to alternative treatments;

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the availability of adequate coverage or reimbursement by third parties, such as insurance companies and other healthcare payers, and by government healthcare programs, including Medicare and Medicaid;

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the extent and strength of our marketing and distribution of NeuroRelease;

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the safety, efficacy and other potential advantages over, and availability of, alternative treatments, including, in the case of NeuroRelease, a number of products already used to treat pain in the hospital setting; and

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distribution and use restrictions imposed by the FDA or to which we agree as part of a mandatory risk evaluation and mitigation strategy or voluntary risk management plan.

Our ability to effectively promote and sell NeuroRelease and any other product candidates that we may develop, license or acquire in the hospital marketplace will also depend upon pricing and cost effectiveness, including our ability to produce a product at a competitive price and achieve acceptance of the product onto hospital formularies, and our ability to obtain sufficient third-party coverage or reimbursement. Since many hospitals are members of group purchasing organizations, which leverage the purchasing power of a group of entities to obtain discounts based upon the collective buying power of the group, our ability to attract customers in the hospital marketplace will also depend upon our ability to effectively promote our product candidates to group purchasing organizations. We will also need to demonstrate acceptable evidence of safety and efficacy, as well as relative convenience and ease of administration. Market acceptance could be further limited depending on the prevalence and severity of any expected or unexpected adverse side effects associated with our product candidates. If our product candidates are approved but do not achieve an adequate level of acceptance by physicians, health care payers and patients, we may not generate sufficient revenue from these products, and we may not become or remain profitable. In addition, our efforts to educate the medical community and third-party payers on the benefits of our product candidates may require significant resources and may never be successful.

In addition, even if the medical community accepts that NeuroRelease is safe and effective for its approved indications, physicians and patients may not immediately be receptive to NeuroRelease and may be slow to adopt it as an accepted treatment of postsurgical pain. It is unlikely that any labeling approved by the FDA will contain claims that NeuroRelease is safer or more effective than competitive products or will permit us to promote NeuroRelease as being superior to competing products. Further, the availability of inexpensive generic forms of postsurgical pain management products may also limit acceptance of NeuroRelease among physicians, patients and third-party payers. If NeuroRelease is approved but does not achieve an adequate level of acceptance among physicians, patients and third-party payers, we may not generate meaningful revenues from NeuroRelease and we may not become profitable.

We may rely upon third parties to perform many essential services for any products that we commercialize, including services related to warehousing and inventory control, distribution, customer service, accounts receivable management, cash collection and adverse event reporting. If these third parties fail to perform as expected or to comply with legal and regulatory requirements, our ability to commercialize NeuroRelease will be significantly impacted and we may be subject to regulatory sanctions.

We may retain third-party service providers to perform a variety of functions related to the sale and distribution of NeuroRelease, key aspects of which will be out of our direct control. These service providers may provide key services related to warehousing and inventory control, distribution, customer service, accounts receivable management and cash collection, and, as a result, most of our inventory may be stored at a single warehouse maintained by one such service provider. If we retain this provider, we would substantially rely upon them as well as other third-party providers that perform services for us, including entrusting our inventories of products to their care and handling. If these third-party service providers fail to comply with applicable laws and regulations, fail to meet expected deadlines, or otherwise do not carry out their contractual duties to us, or encounter physical or natural damage at their facilities, our ability to deliver product to meet commercial demand would be significantly impaired. In addition, we may engage third parties to perform various other services for us relating to adverse event reporting, safety database management, fulfillment of requests for medical information regarding our product candidates and related services. If the quality or accuracy of the data maintained by these service providers is insufficient, we could be subject to regulatory sanctions.

Risk Factors Related to Management

There are risks associated with our management.

Our future operations could be adversely affected by future changes related to our management and/or founders which could include, without limitation, illness, disability, or a decision to pursue other interests. While none of these events is contemplated as of the date of this Prospectus, if any such events occur, there can be no assurance that one or more of these events or another potential event would not adversely affect the ability of our officers and directors to fulfill their obligations.

Our management and affiliates may have conflicts of interest.

Our management may act in a similar capacity for other unaffiliated concerns. Our management’s capability to satisfy its obligations could be adversely affected by such other involvements. Certain services to be provided to us, such as legal, accounting, engineering, analysis, consulting, marketing, overhead, and technical services may be performed by affiliates or related parties of our management. Such services will be performed at rates believed to be comparable to rates charged by other independent non-affiliated concerns operating in nearby areas for similar services. However, there is the likelihood that if our anticipated activities are not ultimately profitable, that such affiliates or related parties may still realize profits even though our shareholders do not realize the same such profit. Conflicts of interest may arise for our management, consultants, affiliates, and others associated with us by way of contract.

In addition, our management may become affiliated with other entities engaged in business activities similar to those which we intend to conduct. Additionally, our management may become aware of business opportunities which may presented to us as well as to other entities with which they are or may be affiliated. Due to their existing affiliations, our management may have fiduciary obligations to present potential business opportunities to those entities before presenting them to us, which could cause additional conflicts of interest. We cannot assure our shareholders that these conflicts will be resolved in our favor.

Also, certain managers may have personal, family, unrelated business or other relationships with each other. Such relationships could give rise to issues not otherwise present.

We will indemnify our directors and our management and authorize them to obtain D&O (directors and officers) liability insurance paid for by us.

All of these activities and factors may result in conflicts of interest.

Our success depends upon certain key members of management, the loss of whom could disrupt our business operations.

Our success depends upon the success of our management team and our other key personnel, particularly Francis M. Reynolds, one of our founders, our Chief Executive Officer, Chief Financial Officer, Chief Scientific Officer and Chairman of the Board of Directors. The loss of Mr. Reynolds’s services would disrupt our operations, our performance, our value and the value of our assets. Our operations, our performance, our value and the value of our assets depend upon our ability to retain and motivate our other officers and other key employees. The loss of the services of any of our management or other key employees could have a material adverse effect upon our business, prospects, financial condition, and results of operations. To the extent that the services of Mr. Reynolds or any of our management or other key employees become unavailable, we will be required to retain other qualified persons and there can be no assurance that we shall be able to employ qualified persons upon acceptable terms.

We do not have a key person life insurance policy with respect to any member of our management.

We are dependent upon attracting and retaining highly skilled personnel.

We believe our future success depends upon our ability to identify, attract, hire, train, retain, and motivate other highly skilled technical, managerial, sales, marketing, and customer service personnel. Competition for such personnel is intense and there can be no assurance that we will be able to successfully attract, assimilate, and retain sufficiently qualified personnel. The failure to attract and retain the necessary technical, managerial, sales, marketing, and customer service personnel could have a material adverse effect on our business, prospects, financial condition, and results of operations.

Our management and shareholders will have broad discretion on how to use proceeds and over corporate actions.

Our management will have broad discretion with respect to the use of the proceeds of any offering, including discretion to use the proceeds in ways which may not be discussed in this Prospectus and with which investors may disagree. The shareholders will be relying on the sole judgment and discretion of our management regarding the application of the proceeds of any offering which may be used for any purpose.

Certain shareholders may exert significant influence over any corporate action requiring stockholder approval.

As of the date of this Prospectus, certain founding shareholders and/or control persons own or control a majority of our shares of Common Stock. As a result, these shareholders may be in a position to exert significant influence over any corporate action requiring shareholder approval, including the election of directors, determination of significant corporate actions, amendments to our certificate of incorporation and by-laws, and the approval of any business transaction, such as mergers or takeover attempts, in a manner that could conflict with the interests of other shareholders.

Risk Factors Related to Government Regulations

We could incur securities regulatory action.

Prior to the date of this Prospectus, we have conducted one or more private placement offerings of equity and/or debt securities. We believe the placement of such securities were conducted in compliance with existing federal and state securities laws and exemptions from registration. However, any one or more of such placements of such securities could be found by the SEC and/or one or more state securities regulatory agencies to have not been conducted in accordance with the requirements of available exemptions and/or constitute a single offering of securities, which finding could lead to a disallowance of exemptions from registration. Such could give rise to various legal actions against us brought by federal or state regulatory agencies and/or private litigants. In such event there can be no assurance that such proceedings would be resolved in our favor.

We may be adversely affected by regulatory matters.

Our operations may be adversely affected by legislative, regulatory, administrative and enforcement actions at the local, state and national levels (for example, the U.S. Food and Drug Administration, U.S. Securities and Exchange Commission, Federal Trade Commission, state consumer protection agencies, etc.).

We may not receive regulatory approval for NeuroRelease or any of our other product candidates, or the approval may be delayed for various reasons, including successful challenges to the FDA’s interpretation of Section 505(b)(2), which would have a material adverse effect on our business and financial condition.

We may experience delays in our efforts to obtain regulatory approval from the FDA for NeuroRelease or any of our other product candidates, and there can be no assurance that such approval will not be delayed, or that the FDA will ultimately approve these product candidates.

The FDA may require additional data or information as part of its review of our NDA. If additional stability data or other manufacturing data is required, such data may not be available for a significant amount of time, which could further delay the approval of our NDA for NeuroRelease and cause us to incur significant additional expenses.

Our NDA approval may be subject to a pre-approval inspection of our production facilities for manufacturing for NeuroRelease. Our NDA approval for NeuroRelease could be delayed if the FDA does not agree that the registration batches submitted in our NDA are fully representative of the manufacturing process and thus meet the requirements for batches that may be used to provide evidence of stability for this product candidate. In such an event, we would be required to potentially manufacture new batches in order to provide the necessary stability data which could delay FDA approval and cause us to incur significant additional expenses.

Additionally, our NDA for NeuroRelease may not be approved, or approval may be delayed, as a result of changes in FDA policies for drug approval. For example, although many products have been approved by the FDA in recent years under Section 505(b)(2) under the FDCA, objections have been raised by certain brand-name pharmaceutical companies and others to the FDA’s interpretation of Section 505(b)(2). If challenges to the FDA’s interpretation of Section 505(b)(2) are successful, the agency may be required to change its interpretation, which could delay or prevent the approval of our NDAs for NeuroRelease or any of our other product candidates.

Any significant delay in re-submitting an NDA and obtaining FDA approval for NeuroRelease, or a non-approval, could negatively impact our ability to ultimately obtain marketing authorization for this product candidate and would have a material adverse effect on our business and financial condition.

If NeuroRelease is approved and we fail to manufacture the product in sufficient quantities and at acceptable quality and pricing levels, or to fully comply with cGMP regulations, we may face delays in the commercialization of this product candidate or be unable to meet market demand, and may lose potential revenues.

The manufacture of pharmaceutical products requires significant expertise and capital investment, including the development of advanced manufacturing techniques and process controls, and the use of specialized processing equipment. To meet anticipated demand for NeuroRelease if this product candidate is approved, we plan to install additional specialized processing equipment to expand the manufacturing capacity for NeuroRelease in our facilities. This processing equipment is designed based upon our specifications and is not generally commercially available. If we are not able to expand our capacity to manufacture NeuroRelease on time or at all, our ability to meet our customers’ product demands may be materially and adversely impacted.

We purchase raw materials and components from various suppliers in order to manufacture NeuroRelease. If we are unable to source the required raw materials from our suppliers, we may experience delays in manufacturing NeuroRelease and may not be able to meet our customers’ demands for NeuroRelease.

In addition, we need to comply with federal, state and foreign regulations, including cGMP requirements enforced by the FDA through its facilities inspection program. Any failure to comply with applicable regulations may result in fines and civil penalties, suspension of production, suspension or delay in product approval, product seizure or recall, or withdrawal of product approval, and would limit the availability of our product. Any manufacturing defect or error discovered after products have been produced and distributed could result in even more significant consequences, including costly recall procedures, re-stocking costs, damage to our reputation and potential for product liability claims.

If we are unable to produce the required commercial quantities of NeuroRelease to meet market demand for NeuroRelease on a timely basis or at all, or if we fail to comply with applicable laws for the manufacturing of NeuroRelease, we will suffer damage to our reputation and commercial prospects and we will lose potential revenues.

The FDA may determine that NeuroRelease or any of our other product candidates have undesirable side effects that could delay or prevent their regulatory approval or commercialization.

If concerns are raised regarding the safety of a new drug as a result of undesirable side effects identified during clinical testing, the FDA may decline to approve the drug at the end of the NDA review period or issue a letter requesting additional data or information prior to making a final decision regarding whether or not to approve the drug. The number of such requests for additional data or information issued by the FDA in recent years has increased, and resulted in substantial delays in the approval of several new drugs. Undesirable side effects caused by NeuroRelease or any other product candidate could also result in the inclusion of unfavorable information in our product labeling, denial of regulatory approval by the FDA or other regulatory authorities for any or all targeted indications, and in turn prevent us from commercializing and generating revenues from the sale of NeuroRelease or any other product candidate.

If NeuroRelease or any of our other product candidates receive regulatory approval and we or others later identify undesirable side effects caused by such products:

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regulatory authorities may require the addition of unfavorable labeling statements, specific warnings or a contraindication

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regulatory authorities may suspend or withdraw their approval of the product, or require it to be removed from the market

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regulatory authorities may impose restrictions on the distribution or use of the product

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we may be required to change the way the product is administered, conduct additional clinical trials or change the labeling of the product

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we may be subject to product liability claims and litigation; and

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our reputation may suffer.

Any of these events could prevent us from achieving or maintaining market acceptance of NeuroRelease or any of our other product candidates and could substantially increase our commercialization costs and expenses, which in turn could delay or prevent us from generating significant revenues from its sale.

Regulatory approval for any approved product is limited by the FDA to those specific indications and conditions for which clinical safety and efficacy have been demonstrated.

Any regulatory approval is limited to those specific diseases and indications for which a product is deemed to be safe and effective by the FDA. In addition to the FDA approval required for new formulations, any new indication for an approved product also requires FDA approval. If we do not obtain FDA approval for any desired future indications for our products and product candidates, our ability to effectively market and sell our products may be reduced and our business may be adversely affected.

While physicians may choose to prescribe drugs for uses that are not described in the product’s labeling and for uses that differ from those tested in clinical studies and approved by the regulatory authorities, our ability to promote the products is limited to those indications that are specifically approved by the FDA. These “off-label” uses are common across medical specialties and may constitute an appropriate treatment for some patients in varied circumstances. Regulatory authorities in the United States generally do not regulate the behavior of physicians in their choice of treatments. Regulatory authorities do, however, restrict communications by pharmaceutical companies on the subject of off-label use. If our promotional activities fail to comply with these regulations or guidelines, we may be subject to warnings from, or enforcement action by, these authorities. In addition, our failure to follow FDA rules and guidelines relating to promotion and advertising may cause the FDA to issue warning letters or untitled letters, suspend or withdraw an approved product from the market, require a recall or institute fines or civil fines, or could result in disgorgement of money, operating restrictions, injunctions or criminal prosecution, any of which could harm our business.

If we are unable to complete pre-commercialization manufacturing development activities for NeuroRelease on a timely basis or fail to comply with stringent regulatory requirements, we will face delays in our ability to obtain regulatory approval for, and to commercialize, this product candidate, and our costs will increase.

As part of the process for obtaining regulatory approval, we must demonstrate that the facilities, equipment and processes used to manufacture NeuroRelease are capable of consistently producing a product that meets all applicable quality criteria, and that is comparable to the product that was used in our clinical trials. We must also provide the FDA with information regarding the validation of the manufacturing facilities, equipment and processes and data supporting the stability of our product candidate. If we are not in compliance with cGMP requirements, the approval of our NDA may be delayed, existing product batches may be compromised, and we may experience delays in the availability of this product candidate for commercial distribution.

Even if NeuroRelease receives regulatory approval, it and any other products we may market will remain subject to substantial regulatory scrutiny.

NeuroRelease and any other product candidates that we may develop, license or acquire will also be subject to ongoing FDA requirements with respect to the manufacturing, labeling, packaging, storage, distribution, advertising, promotion, record-keeping and submission of safety and other post-market information on the drug. In addition, the subsequent discovery of previously unknown problems with a product may result in restrictions on the product, including withdrawal of the product from the market.

If NeuroRelease or any other product that we may develop, license or acquire fails to comply with applicable regulatory requirements, such as cGMP regulations, a regulatory agency may:

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issue warning letters or untitled letters;

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require us to enter into a consent decree, which can include imposition of various fines, reimbursements for inspection costs, required due dates for specific actions and penalties for noncompliance;

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impose fines and other civil or criminal penalties;

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suspend regulatory approval;

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suspend any ongoing clinical trials;

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refuse to approve pending applications or supplements to approved applications filed by us;

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impose restrictions on operations, including costly new manufacturing requirements; or

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seize or detain products or require a product recall.

If we fail to comply with federal and state healthcare laws, including fraud and abuse and health information privacy and security laws, we could face substantial penalties and our business, results of operations, financial condition and prospects could be adversely affected.

As a pharmaceutical company, even though we do not and will not control referrals of healthcare services or bill directly to Medicare, Medicaid or other third-party payers, certain federal and state healthcare laws and regulations pertaining to fraud and abuse and patients’ rights are and will be applicable to our business. We are subject to healthcare fraud and abuse and patient privacy regulation by both the federal government and the states in which we conduct our business. The laws that may affect our ability to operate include:

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the federal Anti-Kickback Statute, which constrains our marketing practices, educational programs, pricing policies, and relationships with healthcare providers or other entities, by prohibiting, among other things, soliciting, receiving, offering or paying remuneration, directly or indirectly, to induce, or in return for, the purchase or recommendation of an item or service reimbursable under a federal healthcare program, such as the Medicare and Medicaid programs;

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federal civil and criminal false claims laws and civil monetary penalty laws, which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, claims for payment from Medicare, Medicaid, or other third-party payers that are false or fraudulent;

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the federal Health Insurance Portability and Accountability Act of 1996, or HIPAA, which created new federal criminal statutes that prohibit executing a scheme to defraud any healthcare benefit program and making false statements relating to healthcare matters;

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federal physician self-referral laws, such as the Stark law, which prohibit a physician from making a referral to a provider of certain health services with which the physician or the physician’s family member has a financial interest, and prohibit submission of a claim for reimbursement pursuant to a prohibited referral;

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HIPAA, as amended by the Health Information Technology and Clinical Health Act, or HITECH, and its implementing regulations, which imposes certain requirements relating to the privacy, security and transmission of individually identifiable health information; and

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state law equivalents of each of the above federal laws, such as anti-kickback and false claims laws which may apply to items or services reimbursed by any third-party payer, including commercial insurers, and state laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts.

Because of the breadth of these laws and the narrowness of the statutory exceptions and safe harbors available under the U.S. federal Anti-Kickback Statute, it is possible that some of our business activities could be subject to challenge under one or more of such laws. Recently, several pharmaceutical and other healthcare companies have been prosecuted under the federal false claims laws for allegedly inflating drug prices they report to pricing services, which in turn are used by the government to set Medicare and Medicaid reimbursement rates, and for allegedly providing free product to customers with the expectation that the customers would bill federal programs for the product. In addition, certain marketing practices, including off-label promotion, may also violate false claims laws. To the extent that any product we make is sold in a foreign country, we may be subject to similar foreign laws and regulations. If we or our operations are found to be in violation of any of the laws described above or any other governmental regulations that apply to us, we may be subject to penalties, including civil and criminal penalties, damages, fines, exclusion from participation in U.S. federal or state health care programs, and the curtailment or restructuring of our operations. Any penalties, damages, fines, curtailment or restructuring of our operations could materially adversely affect our ability to operate our business and our financial results. Although compliance programs can mitigate the risk of investigation and prosecution for violations of these laws, the risks cannot be entirely eliminated. Any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business. Moreover, achieving and sustaining compliance with applicable federal and state privacy, security and fraud laws may prove costly.

If the government or third-party payers fail to provide coverage and adequate coverage and payment rates for NeuroRelease or any future products we may develop, license or acquire, if any, or if hospitals choose to use therapies that are less expensive, our revenue and prospects for profitability will be limited.

In both domestic and foreign markets, sales of our existing products and any future products will depend in part upon the availability of coverage and reimbursement from third-party payers. Such third-party payers include government health programs such as Medicare and Medicaid, managed care providers, private health insurers and other organizations. Coverage decisions may depend upon clinical and economic standards that disfavor new drug products when more established or lower cost therapeutic alternatives are already available or subsequently become available. Assuming coverage is approved, the resulting reimbursement payment rates might not be adequate. In particular, many U.S. hospitals receive a fixed reimbursement amount per procedure for certain surgeries and other treatment therapies they perform. Because this amount may not be based upon the actual expenses the hospital incurs, hospitals may choose to use therapies which are less expensive when compared to our product candidates. Accordingly, NeuroRelease or any other product candidates that we may develop, in-license or acquire, if approved, will face competition from other therapies and drugs for these limited hospital financial resources. We may need to conduct post-marketing studies in order to demonstrate the cost-effectiveness of any future products to the satisfaction of hospitals, other target customers and their third-party payers. Such studies might require us to commit a significant amount of management time and financial and other resources. Our future products might not ultimately be considered cost-effective. Adequate third-party coverage and reimbursement might not be available to enable us to maintain price levels sufficient to realize an appropriate return on investment in product development.

Third party payers, whether foreign or domestic, or governmental or commercial, are developing increasingly sophisticated methods of controlling healthcare costs. In addition, in the United States, no uniform policy of coverage and reimbursement for drug products exists among third-party payers. Therefore, coverage and reimbursement for drug products can differ significantly from payer to payer.

Further, we believe that future coverage and reimbursement will likely be subject to increased restrictions both in the United States and in international markets. Third-party coverage and reimbursement for our products or product candidates for which we receive regulatory approval may not be available or adequate in either the United States or international markets, which could have a negative effect on our business, results of operations, financial condition and prospects.

The FDA may not approve our proposed trade name, NeuroRelease.

NeuroRelease, or any other trade name that we intend to use for extended-release liposome injection of carbamazepine, must be approved by the FDA irrespective of whether we have secured a formal trademark registration from the U.S. Patent and Trademark Office. The FDA conducts a rigorous review of proposed product names, and may reject a product name if it believes that the name inappropriately implies medical claims or if it poses the potential for confusion with other product names. The FDA will not approve this trade name until the NDA for NeuroRelease is approved. If our trade name, NeuroRelease, is rejected, we will lose the benefit of any brand equity that may already have been developed for this product candidate, as well as the benefit of our existing trademark applications for this trade name. If the FDA does not approve the NeuroRelease trade name, we may be required to launch this product candidate without a brand name, and our efforts to build a successful brand identity for, and commercialize, this product candidate may be adversely impacted.

We are subject to new legislation, regulatory proposals and healthcare payer initiatives that may increase our costs of compliance and adversely affect our ability to market our products, obtain collaborators and raise capital.

In March 2010, the President signed the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act, which we refer to collectively as the Health Care Reform Law. The Health Care Reform Law makes extensive changes to the delivery of health care in the United States. These measures could result in decreased net revenues from our pharmaceutical products and decrease potential returns from our development efforts.

In addition, there have been a number of other state legislative and regulatory proposals aimed at changing the pharmaceutical industry. Compliance with future federal or state electronic pedigree requirements to track pharmaceuticals products may increase our operational expenses and impose significant administrative burdens. As a result of these and other new proposals, we may change our manner of operation, provide additional benefits or change our contract arrangements, any of which could have a material adverse effect on our business, financial condition and results of operations.

Public concern regarding the safety of drug products such as NeuroRelease could delay or limit our ability to obtain regulatory approval, result in the inclusion of unfavorable information in our labeling, or require us to undertake other activities that may entail additional costs.

In light of widely publicized events concerning the safety risk of certain drug products, the FDA, members of Congress, the Government Accountability Office, medical professionals and the general public have raised concerns about potential drug safety issues. These events have resulted in the withdrawal of drug products, revisions to drug labeling that further limit use of the drug products and the establishment of risk management programs that may, for example, restrict distribution of drug products after approval. The Food and Drug Administration Amendments Act of 2007 (“FDAAA”) grants significant expanded authority to the FDA, much of which is aimed at improving the safety of drug products before and after approval. In particular, the FDAAA authorizes the FDA to, among other things, require post-approval studies and clinical trials, mandate changes to drug labeling to reflect new safety information and require risk evaluation and mitigation strategies for certain drugs, including certain currently approved drugs. It also significantly expands the federal government’s clinical trial registry and results databank, which we expect will result in significantly increased government oversight of clinical trials. Under the FDAAA, companies that violate these and other provisions of the new law are subject to substantial civil monetary penalties, among other regulatory, civil and criminal penalties. The increased attention to drug safety issues may result in a more cautious approach by the FDA in its review of data from our clinical trials. Data from clinical trials may receive greater scrutiny, particularly with respect to safety, which may make the FDA or other regulatory authorities more likely to require additional preclinical studies or clinical trials. If the FDA requires us to conduct additional preclinical studies or clinical trials prior to approving NeuroRelease, our ability to obtain approval of this product candidate will be delayed. If the FDA requires us to provide additional clinical or preclinical data following the approval of NeuroRelease, the indications for which this product candidate is approved may be limited or there may be specific warnings or limitations on dosing, and our efforts to commercialize NeuroRelease may be otherwise adversely impacted.

Risks Related to Intellectual Property

The patents and the patent applications that we have covering our products are limited to specific drug delivery technology and our market opportunity for our product candidates may be limited by the lack of patent protection for the active ingredient itself and other formulations and delivery technology and systems that may be developed by competitors.

A therapeutically active ingredient in NeuroRelease is carbamazepine, a known compound for which patent protection is unavailable. As a result, competitors who obtain the requisite regulatory approval can offer products with the same active ingredients as NeuroRelease so long as the competitors do not infringe any process, use or formulation patents that we have developed for these drugs encapsulated in our NeuroRelease drug delivery technology.

The commercial opportunity for NeuroRelease could be significantly harmed if competitors are able to develop and commercialize alternative formulations of carbamazepine that are long acting but outside the scope of our patents.

If NeuroRelease is approved by the FDA, one or more third parties may challenge the patents covering this product, which could result in the invalidation or unenforceability of some or all of the relevant patent claims. For example, if a third party files an Abbreviated New Drug Application, or ANDA, for a generic drug product containing carbamazepine and relies in whole or in part on studies conducted by or for us, the third party will be required to certify to the FDA that either: (1) there is no patent information listed in the FDA’s Orange Book with respect to our NDA for NeuroRelease; (2) the patents listed in the Orange Book have expired; (3) the listed patents have not expired, but will expire on a particular date and approval is sought after patent expiration; or (4) the listed patents are invalid or will not be infringed by the manufacture, use or sale of the third-party’s generic drug product. Upon receiving a certification that the new product will not infringe the Orange Book-listed patents for NeuroRelease, or that such patents are we may then initiate a lawsuit to defend the patents identified in the notice. Litigation or other proceedings to enforce or defend intellectual property rights are often very complex in nature, may be very expensive and time-consuming, may divert our management’s attention from our core business, and may result in unfavorable results that could adversely impact our ability to prevent third parties from competing with our products.

If we are sued for infringing intellectual property rights of third parties, it will be costly and time consuming to defend against such claims, and an unfavorable outcome in any litigation would harm our business.

Our ability to develop, manufacture, market and sell NeuroRelease or any other product candidates that we may develop, license or acquire depends upon our ability to avoid infringing the proprietary rights of third parties. Numerous U.S. and foreign issued patents and pending patent applications, which are owned by third parties, exist in the general fields of pain management and cancer treatment and cover the use of numerous compounds and formulations in our targeted markets. Because of the uncertainty inherent in any patent or other litigation involving proprietary rights, we may not be successful in defending intellectual property claims by third parties, which could have a material adverse effect on our results of operations. Regardless of the outcome of any litigation, defending the litigation may be expensive, time-consuming and distracting to management. In addition, because patent applications can take many years to issue, there may be currently pending applications, unknown to us, which may later result in issued patents that NeuroRelease may infringe. There could also be existing patents of which we are not aware that NeuroRelease—or its manufacture or use— may inadvertently infringe.

There is a substantial amount of litigation involving patent and other intellectual property rights in the biotechnology and biopharmaceutical industries generally. If a third party claims that we infringe on their products or technology, we could face a number of issues, including:

•

infringement and other intellectual property claims which, with or without merit, can be expensive and time consuming to litigate and can divert management’s attention from our core business;

•

substantial damages for past infringement which we may have to pay if a court decides that our product infringes on a competitor’s patent;

•

a court prohibiting us from selling or licensing our product unless the patent holder licenses the patent to us, which it would not be required to do

•

if a license is available from a patent holder, we may have to pay substantial royalties or grant cross licenses to our patents; and

•

redesigning our processes so they do not infringe, which may not be possible or could require substantial funds and time

We may be subject to claims that our employees have wrongfully used or disclosed alleged trade secrets of their former employers.

As is common in the biotechnology and pharmaceutical industry, we employ individuals who were previously employed at other biotechnology or pharmaceutical companies, including our competitors or potential competitors. Although no claims against us are currently pending, we may be subject to claims that these employees or we have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management.

Risk Factors Related to Our Securities

Insiders have substantial control over us, and they could delay or prevent a change in our corporate control even if our other shareholders wanted it to occur.

Francis Reynolds, our chief executive officer, director, and principal shareholder owns a large majority of our outstanding common stock. Accordingly, this shareholder is able to control all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This could delay or prevent an outside party from acquiring or merging with us even if our other shareholders wanted it to occur.

Our common stock commenced trading on October 31, 2016, but liquidity is limited, and we may be unable to obtain listing of our common stock on a more liquid market.

There has been limited trading activity in our common stock. The purchasers of shares of our common stock may find it difficult to resell their shares at prices quoted in the market or at all.

Our common stock is quoted on the OTCQB, which provides significantly less liquidity than a securities exchange (such as the NYSE MKT, New York Stock Exchange or the Nasdaq National Market System). We intend to file applications for our common stock to be listed on the OTCQX. There is uncertainty that we will ever be accepted for a listing on a national securities exchange.

We intend to file an application for our common stock to be listed on the Nasdaq National Market System. Our management and our affiliates may engage in limited purchase and resale transactions in the shares, although they are not required to do so. If they decide to engage in such transactions, they may stop at any time. There is limited market for our shares and, as a result, shareholders may suffer a substantial loss of principal or invested capital. It is anticipated that there will be a limited market for the resale of our securities.

Our common stock may be a "penny stock" which may restrict the ability of stockholders to sell our common stock in the secondary market.

The SEC has adopted regulations which generally define "penny stock" to be an equity security that has a market price, as defined, of less than $5.00 per share, or an exercise price of less than $5.00 per share, subject to certain exceptions, including an exception of an equity security that is quoted on a national securities exchange. Our common stock is not now quoted on a national exchange but is traded on the OTCQB of the OTC Markets. Thus, they are subject to rules that impose additional sales practice requirements on broker-dealers who sell these securities. For example, the broker-dealer must make a special suitability determination for the purchaser of such securities and have received the purchaser's written consent to the transactions prior to the purchase. Additionally, the rules require the delivery, prior to the transaction, of a disclosure schedule prepared by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered underwriter, and current quotations for the securities, and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, among other requirements, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The "penny stock" rules, may restrict the ability of our stockholders to sell our common stock and warrants in the secondary market.

THE OFFERING

This prospectus relates to the resale by certain of our selling shareholders of up to 78,529,976 shares of our common stock and 4,001,767 shares of common stock issuable pursuant to warrants, which is a total of 82,531,743 shares of common stock.

USE OF PROCEEDS

The selling stockholders are selling shares of common stock covered by this prospectus for their own account. We will not receive any of the proceeds from the resale of these shares. We have agreed to bear the expenses relating to the registration of the shares for the selling shareholders.

DETERMINATION OF OFFERING PRICE

The selling shareholders will be offering the shares of common stock being covered by this prospectus. The price of the shares will be based upon the average of the high and low prices per share of our common stock as reported on the OTCQB on the date of the sale for the duration of the offering.

Such offering price does not have any relationship to any established criteria of value, such as book value or earnings per share. Because we have no significant operating history, the price of our common stock is not based upon past earnings, nor is the price of our common stock indicative of the current market value of the assets owned by us. Our common stock is presently traded on the OTCQB and we will apply for listing on NASDAQ.

FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled “Risk Factors,” that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

SELLING SECURITY HOLDERS

The following table sets forth the shares beneficially owned, as of November 21, 2016, by the selling security holders prior to the offering contemplated by this prospectus, the number of shares each selling security holder is offering by this prospectus and the number of shares which each would own beneficially if all such offered shares are sold.

Beneficial ownership is determined in accordance with Securities and Exchange Commission rules. Pursuant to these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote, or direct the voting of, the security, or investment power, which includes the power to dispose of, or direct the disposition of, the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

None of the selling security holders is a registered broker-dealer or an affiliate of a registered broker-dealer. Each of the selling security holders has acquired his, her or its shares solely for investment and not with a view to or for resale or distribution of such securities.

The shares to be offered by the selling security holders are being registered under the Securities Act of 1933, as amended (the “Securities Act”) to give the selling security holders the opportunity to publicly sell these shares. The registration of these shares does not require that any of the shares be offered or sold by the selling security holders

Other than the costs related to preparing this prospectus and a registration fee to the SEC, we are not paying any costs relating to the sales by the selling security holders.

The percentages below are calculated based upon 80,209,976 shares of our common stock issued and outstanding. In addition, we have outstanding options, warrants or other securities exercisable for, or convertible into, shares of our common stock.

Name of Selling Security Holders	Common Shares Owned by the Selling Security Holder	Warrants Owned by the Selling Security Holder(1)	Number of Shares Offered by Selling Security Holder	Number of Shares and Percent of Total Issued and Outstanding Held After the Offering
				# of Shares	% of Class
A.L. & P.A. Rhoads Living Trust	94,000	94,000	188,000	0	*
Aaron R Polinsky	10,330		10,330	0	*
Aaron Leonard Wemark	12,500	12,500	25,000	0	*
Albert J Mongeau	15,000	15,000	30,000	0	*
Alberto Munoz	1,000	1,000	2,000	0	*
Aleksandr Livshits	13,843		13,843	0	*
Alex B Troncoso	12,500	12,500	25,000	0	*
Alfred Lorenz	25,000	25,000	50,000	0	*
Alissa Zea	7,231		7,231	0	*
Amer Khalil	781,746	5,000	786,746	0	*
Amor R Mehta	50,000	50,000	100,000	0	*
Andrew Bauer-Moore	25,000	25,000	50,000	0	*
Andrew Brenner	76,980	15,000	91,980	0	*
Anita & Sanjeev Srinivas Gupta	50,000	50,000	100,000	0	*
Anthony Lopez	6,886		6,886	0	*
Anurag Gupta	50,000	50,000	100,000	0	*
Barbara A. Morris & Alexander Krinickas Jr.	20,660		20,660	0	*
Barbara K. Friend ttee Barbara K. Friend Revocable Trust U/A 02/08/1995	25,000	25,000	50,000	0	*
Barry Schiff	13,777		13,777	0	*
Benjamin Bornstein	7,231		7,231	0	*
Benoni Givens and Maria Kim Givens	12,500	12,500	25,000	0	*
Berenholz Capital Growth LLC	136,768		136,768	0	*
Bernard Ho	124,150	72,500	196,650	0	*
Bret Hogan	1,000	1,000	2,000	0	*
Brian Herman	25,000	25,000	50,000	0	*
Brian Herman		5,472(2)	5,472	0	*
Brian Chaplar	4,132		4,132	0	*
Brian Fitzpatrick	6,889		6,889	0	*
Brian P. Campbell	6,893		6,893	0	*
Brian Scally	17,219		17,219	0	*
Carroll & Vounessea, LLP		50,000(2)	50,000	0	*
Charlene Shaw & Tionya Ware	10,000	10,000	20,000	0	*
Charles Eide Pagenhart	25,000	25,000	50,000	0	*
Charles L Chaplar Jr.	20,660		20,660	0	*
Charles N Glassman MD	17,219		17,219	0	*
Charles L. Chaplar III and Gisela Chaplar	14,330	4,000	18,330	0	*
Charles L. Chaplar, Jr. and Catherine A. Chaplar	5,000	5,000	10,000	0	*
Christopher M Simons	15,000	15,000	30,000	0	*
Christopher S. Doherty	23,775	10,000	33,775	0	*
Cindy Reynolds	8,264		8,264	0	*
Clifford DiPalmer	10,000	10,000	20,000	0	*
Craig Perusini	41,320		41,320	0	*
Curtis S. Leeper R/O IRA COR CLEARNING CUST	12,500	12,500	25,000	0	*
Cynthia Campbell	4,132		4,132	0	*

Dan F Malauskas	25,000	25,000	50,000	0	*
Daniel Irvine	24,792		24,792	0	*
Daniel & Patricia Saunders	17,561		17,561	0	*
Daniel J McHugh	12,231	5,000	17,231	0	*
Darrell G Marshall	1,000	1,000	2,000	0	*
David Blank	91,595		91,595	0	*
David A Kaplan	138,422		138,422	0	*
David Hansen	5,165		5,165	0	*
David Rahner	10,000	10,000	20,000	0	*
David A Cass	120,459		120,459	0	*
David Alexander Kazis	41,516	13,967	55,483	0	*
Dawn Kellogg-Bloom	47,547	20,000	67,547	0	*
Deanna Vickers	12,500	12,500	25,000	0	*
Deborah A. Blanda and Philip A. Blanda	5,000	5,000	10,000	0	*
Dolores Marie Russo	2,000	2,000	4,000	0	*
Don Schechter	36,501		36,501	0	*
Dorian Richwalski	25,000	25,000	50,000	0	*
Dr. Marvin and Jacqueline Becker	8,264		8,264	0	*
Dr. Rodger Gmur	100,000	100,000	200,000	0	*
Dr. Werner Wurm	25,000	25,000	50,000	0	*
Dwight Luhmann	12,500	12,500	25,000	0	*
Ed Marshall	12,500	12,500	25,000	0	*
Edward Thomas Veal	25,000	25,000	50,000	0	*
Eric Dai	2,000	2,000	4,000	0	*
Ernest Mario	50,000	50,000	100,000	0	*
FirstFire Global Opportunities Fund, LLC	50,000	50,000	100,000	0	*
Frances Catherine Stromsland	40,495	9,505	50,000	0	*
Francis M Reynolds	47,905,567	250,000	48,155,567	0	*
Francis M Reynolds Irrevocable Legacy Trust, dated 8/29/2013, Francis M Reynolds as Donor and Mary M Spielmann as trustee	1,514,085	250,000	1,764,085	0	*
G. Inglish 2006 Children's Trust	100,000	100,000	200,000	0	*
Gene Robert Abrams	25,000	25,000	50,000	0	*
Geoffrey B Meglaughlin	6,198		6,198	0	*
Gina Elaine Bachman	66,500	66,500	133,000	0	*
Gina Russomanno & Catherine Marsico Calandriello	5,000	5,000	10,000	0	*
Glen Devora	5,000	5,000	10,000	0	*
Glenn Reiser	96,069		96,069	0	*
Gregory W Garrison	17,500	17,500	35,000	0	*
Guan Cao	1,000	1,000	2,000	0	*
H Joseph Cummings II	500	500	1,000	0	*
Haining Dai	475,180		475,180	0	*
Harris Berenholz	37,188		37,188	0	*
Hong Shen Dai	2,000	2,000	4,000	0	*
Horatio Washington Ventures II LLC	14,188		14,188	0	*
Howard Blank	30,990		30,990	0	*
Howard Boyd	25,660	5,000	30,660	0	*
Jahim Baskerville	6,886		6,886	0	*
Jaime Alberto Lopez and Roda C. Lopez	5,000	5,000	10,000	0	*
James Fabris	6,889		6,889	0	*
James Saunders	250	250	500	0	*
James A Tuohy and Billie Tuohy	20,000	20,000	40,000	0	*
Jane E Clifford	72,310		72,310	0	*
Jarzab Family Trust	25,000	25,000	50,000	0	*
Jason C Irving	6,886		6,886	0	*
Jason Criscione	1,549,500		1,549,500	0	*

Jason R Sheeley	27,551		27,551	0	*
Jason T Adelman	13,000	13,000	26,000	0	*
Jason Robert Ferriter	17,200	17,200	34,400	0	*
Jay Herod	546,951	100,000	646,951	0	*
Jay R Mendel	24,793		24,793	0	*
Jeff Sauter	88,178	20,000	108,178	0	*
Jeffrey Todd Lieswald	12,500	12,500	25,000	0	*
Jeffrey B Shaw	3,000	3,000	6,000	0	*
Jeffrey R Mayhew	25,000	25,000	50,000	0	*
JEH Equity Associates	20,660		20,660	0	*
Jesse J Griffin, Jr.	17,500	17,500	35,000	0	*
Jianwei Hou	1,000	1,000	2,000	0	*
Jim & Alison Saunders	16,528		16,528	0	*
Jim & Jeannette Criscione	20,660		20,660	0	*
Joanne Cancro-Picott	17,219		17,219	0	*
Joel Maute	5,000	5,000	10,000	0	*
Johannes Petrus Arentsen	50,000	50,000	100,000	0	*
John Troeschel	12,500	12,500	25,000	0	*
John A Bonito	19,421		19,421	0	*
John F Nealon	17,355		17,355	0	*
John Moore	12,500	12,500	25,000	0	*
John R Hatch	51,650		51,650	0	*
John W Bailey, IRA	33,056		33,056	0	*
John A and Elizabeth G Engelhardt	12,500	12,500	25,000	0	*
John L. Butler and Edith E. Butler	2,500	2,500	5,000	0	*
John M. Podesta & Lauren K. Podesta	2,500	2,500	5,000	0	*
John Reynolds	8,264		8,264	0	*
John S Roy	13,843		13,843	0	*
John W Bailey	10,000	10,000	20,000	0	*
John/Kristen Henderson Bailey	2,500	2,500	5,000	0	*
John/Trevor Bailey Bailey	2,500	2,500	5,000	0	*
Joseph DaBreo	21,694		21,694	0	*
Joseph and Carol Catania	14,462		14,462	0	*
Joseph Edward Amaral	600	600	1,200	0	*
Joseph P Harrington	18,594		18,594	0	*
Joshua David Merryman	10,000	10,000	20,000	0	*
Judith C Hoffman	2,066		2,066	0	*
Karen Cannellos	17,219		17,219	0	*
Katherine Stromsland	2,000	2,000	4,000	0	*
Katrin Holzhaus	2,497,794		2,497,794	0	*
Kelley Yueyao Dai	2,000	2,000	4,000	0	*
Kelly Ann McGann	5,000	5,000	10,000	0	*
Kelvin Yueeland Ng	91,320	50,000	141,320	0	*
Ken D Mindell	25,000	25,000	50,000	0	*
Ken & Laura Morse	146,143		146,143	0	*
Ken D Mindell R/O IRA	25,000	25,000	50,000	0	*
Kenneth Hennessy	30,660	10,000	40,660	0	*
Kenneth Stromsland	72,310		72,310	0	*
Kevin Lee	51,650		51,650	0	*
Kevin Oakes	1,500	1,500	3,000	0	*
Kevin A. Doherty	28,726	6,000	34,726	0	*
Lai Chun Jennifer Lam	8,000	8,000	16,000	0	*
Lanny Lee Fields	100,000	100,000	200,000	0	*
Larry Nichols	34,432		34,432	0	*
Lawrence E Gallahue	10,000	10,000	20,000	0	*
Leigh P Garrison	5,000	5,000	10,000	0	*

Lesley Stroll	54,948		54,948	0	*
LGA Investments Family, LP	17,219		17,219	0	*
Linda Armstrong	35,122		35,122	0	*
Linle Hou	1,000	1,000	2,000	0	*
Lisa & David Dvorin	50,000	50,000	100,000	0	*
Lopez, Giovanna Munoz, Marco	97,139		97,139	0	*
Mallory Jolly	500	500	1,000	0	*
Marco E Munoz Sr.	5,000	5,000	10,000	0	*
Marcy E Gendel	50,000	50,000	100,000	0	*
Mariano Mederos ttee Complete Care Medical Defined U/A	3,000	3,000	6,000	0	*
Marius Matthew Gallitano	2,500	2,500	5,000	0	*
Mark Dolan	17,219		17,219	0	*
Martin J. Ehrenreich	50,000	50,000	100,000	0	*
Martin GST Marital Trust D, Peter B. Martin Trustee	50,000	50,000	100,000	0	*
Marvin Halikowski	20,660		20,660	0	*
Mary Phelan	10,330		10,330	0	*
Mary Margaret Reynolds	72,314		72,314	0	*
McLaughlin & Stern, LLP		150,000(3)	150,000	0	*
Michael Antoine Solounios	850	850	1,700	0	*
Michael G Tanner	12,500	12,500	25,000	0	*
Michael J Janowiak & Jacqueline J Janowiak	25,000	25,000	50,000	0	*
Michael J Taffuri	12,500	12,500	25,000	0	*
Michelle E. and Mark D. Hebert	14,462		14,462	0	*
Mike Demers	2,066		2,066	0	*
Milan Kryka	25,000	25,000	50,000	0	*
Milen Petkov Tzvetanov	51,650		51,650	0	*
Moeed Azam	100,000	100,000	200,000	0	*
Mohammad and Mahshid Nouri	20,660		20,660	0	*
Nathaniel T Massari	7,231		7,231	0	*
NewBridge Securities Corporation		202,640(2)	202,640	0	*
Nicholas Werth	159,082		159,082	0	*
Oliver Mellet	20,660		20,660	0	*
One Wall Street, LLC	10,000	10,000	20,000	0	*
Oscar Gomez	1,000	1,000	2,000	0	*
Parsa Samii	20,660		20,660	0	*
Patrick Armstrong	159,082		159,082	0	*
Paul McCarthy	20,660		20,660	0	*
Paul Merces	5,000	5,000	10,000	0	*
PCG Advisory Group	50,000		50,000	0	*
Philomena Creegan	33,056		33,056	0	*
Pier Paolo Celeste	40,000	40,000	80,000	0	*
Premier Carpet, Inc.	37,500	37,500	75,000	0	*
RBC Capital Markets, LLC CUST FBO Laurence G Allen Roth IRA	51,650		51,650	0	*
Reiner Fenske	389,900	80,000	469,900	0	*
Ricardo S Salmon	1,000	1,000	2,000	0	*
Richard M Howe	12,500	12,500	25,000	0	*
Robert Langer	12,203,175		12,203,175	0	*
Robert Markvicka	103,300		103,300	0	*
Robert H Rowan	25,000	25,000	50,000	0	*
Robert J Benjamin	5,000	5,000	10,000	0	*
Robert J Gold	5,000	5,000	10,000	0	*
Robert Joseph Leslie and/or Andrea Maureen Morris	15,000	15,000	30,000	0	*

Robert M Devlin	50,000	50,000	100,000	0	*
Robin Reynolds Noble	2,989,768		2,989,768	0	*
Ronald T Nagle	7,025		7,025	0	*
Ronit Bivas	1,875	1,875	3,750	0	*
RPR Ventures LLC	688,666		688,666	0	*
Sabi Bivas & Ronit Bivas	12,500	12,500	25,000	0	*
Sam Nouri	1,000	1,000	2,000	0	*
Scott Grigelevich	2,500	2,500	5,000	0	*
Scott Dykstra	20,660		20,660	0	*
Scott K Perkins	50,000	50,000	100,000	0	*
Shana Criscione	7,231		7,231	0	*
Sheldon Traube	5,000		5,000	0	*
Steven R Wiese	1,000	1,000	2,000	0	*
The Francis M Reynolds 2013 Irrevocable trust, dated 9/12/2013, Francis M Reynolds as Donor and Madaline Love as Trustee	403,600	200,000	606,600	0	*
The John E. Doherty and Mary P. Doherty Irrevocable Trust Dated 10-13-1999	15,000	15,000	30,000	0	*
Thomas Saccamanno	51,650		51,650	0	*
Thomas Bader	41,320		41,320	0	*
Thomas Michael Chambers	12,500	12,500	25,000	0	*
Thomas Shigeru Susishi	2,500	2,500	5,000	0	*
Thomas and Rosa Saccomanno	30,000	30,000	60,000	0	*
Tingyi Xu	150,000	150,000	300,000	0	*
Tracy Utterbach	5,000	5,000	10,000	0	*
Varta Tchakarian Tzvetanov	300	300	600	0	*
ViewTrade Securities Inc.		608(3)	608	0	*
Vincent & Susan Fiorito	20,660		20,660	0	*
Vision Real Estate Partners	60,000	60,000	120,000	0	*
Wenjing Xu	1,000	1,000	2,000	0	*
William E Armstrong Jr.	25,000	25,000	50,000	0	*
William Lee	16,528		16,528	0	*
William & Mary P Turner	17,219		17,219	0	*
Xi Chen	528,551		528,551	0	*
Total	78,529,976	4,001,767	82,531,743	0	-

_________________

* Represents less than one percent of the total number of shares of common stock outstanding as of the date of this filing.

(1)

Each share purchased received a warrant to purchase one share of common stock at an exercise price of $4.50 per share, unless otherwise noted.

(2)

Warrants were issued at an exercise price of $2.00 per share.

(3)

Warrants were issued at an exercise price of $2.50 per share.

We may require the selling security holders to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus, or the related registration statement, untrue in any material respect, or that requires the changing of statements in these documents in order to make statements in those documents not misleading. We will file a post-effective amendment to the registration statement relating to this prospectus to reflect any material changes to this prospectus.

PLAN OF DISTRIBUTION

We are registering the shares currently held by our stockholders to permit them and their transferees or other successors in interest to offer the shares from time to time. We will not offer any shares on behalf of any selling stockholder, and we will not receive any of the proceeds from any sales of shares by such stockholders. The selling security holders will be offering the shares of common stock being covered by this prospectus at a price based upon the average of the high and low prices per share of our common stock as reported on the OTCQB Venture Market on the date of the sale for the duration of the offering.

A limited public market currently exists for our shares. We are listed on the OTCQB under the symbol “PXRB.” The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their registered shares of common stock on any stock exchange market or trading facility on which our shares may be traded or in private transactions.

The selling stockholders, which includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer, may, from time to time sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

•

ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•

block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block

•

as principal to facilitate the transaction;

•

purchases by a broker-dealer as principle and resale by the broker-dealer for its account;

•

an exchange distribution in accordance with the rules of the applicable exchange;

•

privately negotiated transaction;

•

broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•

specified number of such shares at a stipulated price per share;

•

a combination of any such methods of sale; and

•

any other method permitted pursuant to applicable law.

As of the date of this prospectus, we have no information on the manner or method by which any selling stockholder may intend to sell shares. The selling stockholders have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

There are no arrangements, agreements or understandings with respect to the sale of these securities.

In the event of the transfer by any of the selling security holders of its common shares to any pledgee, donee or other transferee, we will amend this prospectus and the registration statement of which this prospectus forms a part by the filing of a post-effective amendment in order to have the pledgee, donee or other transferee in place of the selling security holder who has transferred his, her or its shares.

We will pay the costs and fees of registering the common shares, but the selling stockholders will pay any brokerage commissions, discounts or other expenses relating to the sale of the common stock. We will not receive the proceeds from the sale of the shares by the selling stockholders.

In addition, the selling stockholders may enter into hedging transactions with broker-dealers who may engage in short sales, if short sales were permitted, of shares in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the shares, which shares may be resold thereafter pursuant to this prospectus. None of the selling security holders are broker-dealers or affiliates of broker dealers.

Brokers, dealers, or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). Neither the selling stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer or agent relating to the sale or distribution of the shares. We will not receive any proceeds from the sale of the shares of the selling security holders pursuant to this prospectus.

The selling security holders and any broker-dealers or agents that participate with the selling security holders in the sale of the shares of common stock are deemed to be "underwriters" within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them are deemed to be underwriting commissions or discounts under the Securities Act.

Upon a sale of the shares of common stock, the selling security holders intend to comply with the prospectus delivery requirements under the Securities Act by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act which may be required in the event any of the selling security holders defaults under any customer agreement with brokers.

To the extent required under the Securities Act, a post-effective amendment to the registration statement, of which this prospectus is included, will be filed disclosing the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and other facts material to the transaction.

We and the selling security holders will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as a selling security holder is a distribution participant and we, under certain circumstances, may be a distribution participant, under Regulation M. All of the foregoing may affect the marketability of the common stock.

We will pay all expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees. The selling security holders and/or the purchasers will pay any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock.

This offering shall terminate upon the earlier of (i) the date when the sale of all of the 82,531,743 shares being offered is completed or (ii) twelve (12) months after the registration statement is declared effective by the SEC, which we may extend in accordance with the SEC rules and regulations.

Penny Stock Regulations

You should note that our stock may be a penny stock. The Securities and Exchange Commission has adopted Rule 15g-9 which generally defines "penny stock" to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and "accredited investors". The term "accredited investor" refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

If the Broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, broker-dealers who sell these securities to persons other than established customers and accredited investors” must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. Consequently, these requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security subject to the penny stock rules. If a trading market does not develop for our common stock, these regulations will likely be applicable, and investors in our common stock may find it difficult to sell their shares.

Blue Sky Restrictions on Resale

If a selling security holder wants to sell shares of our common stock under the registration statement in the United States, the selling security holders will also need to comply with state securities laws, also known as “Blue Sky laws,” with regard to secondary sales. All states offer a variety of exemption from registration for secondary sales. Many states, for example, have an exemption for secondary trading of securities registered under Section 12(g) of the Exchange Act or for securities of issuers that publish continuous disclosure of financial and non-financial information in a recognized securities manual, such as Mergent Manuals. The broker for a selling security holder will be able to advise a selling security holder which states our common stock is exempt from registration relating to the prospectus with that state for secondary sales.

Any person who purchases shares of our common stock from a selling security holder under this prospectus included in the registration statement who then wants to sell such shares will also have to comply with Blue Sky laws regarding secondary sales.

When the registration statement becomes effective, and a selling security holder indicates in which state(s) he desires to sell his shares, we will be able to identify whether it will need to register or will rely upon an exemption therefrom.

DESCRIPTION OF SECURITIES

The following description of our capital stock is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation which has been filed as an exhibit to our registration statement of which this prospectus is a part.

Common Stock

We are authorized to issue 200,000,000 shares of common stock, par value $0.01, of which 80,209,976 shares are issued and outstanding as of November 21, 2016.

Each shareholder of our common stock is entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of our common stock representing a majority of the voting power of our capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation.

Preferred Stock

We are not authorized to issue shares of preferred stock.

Warrants and Options

We have an aggregate total of 4,001,767 shares of common stock issuable to the selling stockholders pursuant to warrants. All of the warrants have a seven-year term.

Each investor who purchased shares in the private placement, which terminated on October 30, 2016, received one warrant for each share purchased with an exercise price of $4.50 per share. A total of 3,593,047 warrants were issued to the investors. The full terms of the warrant are set forth in the form of warrant which is attached hereto as Exhibit 4.1.

Registered broker-dealers, who introduced investors in the private placement, shall receive warrants with an exercise price of $2.00 per share as part of their compensation. A total of 208,720 warrants were issued to registered broker-dealers. The full terms of the warrant, which include a provision with respect to a one-time full ratchet anti-dilution price protection on our next equity raise, are set forth in the form of warrant which is attached hereto as Exhibit 4.2.

INTEREST OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

DESCRIPTION OF BUSINESS

Business Overview

Pain relief is the largest medical application in the postsurgical market. According to the Centers for Disease Control and Prevention (“CDC”) website, there were an estimated 51.4 million inpatient surgeries performed in the United States in 2010, and an additional 39.4 million outpatient surgeries for Medicaid beneficiaries alone during the same year according to a Med Care article from October 2014.

We are a specialty pharmaceutical company focused on pre-clinical and commercial development of novel neurological drug delivery systems for post-operative pain. As we develop our delivery system, we also expect to continue research and development for injectable new drugs for acute and chronic pain, for spinal cord injury, epilepsy, and Parkinson’s disease. Based on pre-clinical data, we believe that we may eradicate the need for morphine in many clinical settings and patients will have effective pain treatment without risks of addiction and without the loss of motor function. Our lead product platform, NeuroRelease, is a true product platform that can treat multiple conditions, including pain, Parkinson’s disease, epilepsy and spinal cord injury. Within each condition, we plan to have multiple products. NeuroRelease, is a novel biodegradable microparticle delivery system for delivery of U.S. Food and Drug Administration (“FDA”) approved non-opiate prescription paid drugs. NeuroRelease has achieved sustained therapeutic pre-clinical release over time of a non-opiate drug for post-operative, acute and chronic pain in pre-clinical models involving rodents and pigs.

NeuroRelease is on a 505(b)(2) pathway through the FDA, which is the FDA’s fastest approval pathway for new drugs. To qualify for 505(b)(2) pathway, all components of the treatment must already be FDA approved and they are only proposed to be used in a new way. We use carbamazepine, a drug in pill form that is FDA approved for trigeminal neuralgia pain. We propose to deliver the drug in a new way using a poly (lactic-co-glycolic acid) microparticles drug delivery system (“PLGA”), in a powder form to be sprinkled on wounds for incision pain treatment or injected as a nerve block along nerve fibers (cables), see “NeuroRelease Regulatory Path”. Nerve block is a general term used to refer to the injection of local anesthetic onto or near nerves for control of pain. Current nerve blocks can be single injections but have limited duration of up to one day.

We have core competencies in neuroscience, drug delivery, regeneration, and R&D and current Good Manufacturing Practices in accordance with FDA regulations. PixarBio decided to focus on next generation micro and nanotechnology drug delivery platforms and apply them to a range of neurological conditions and diseases. As our research platform advanced, we explored a range of chronic neurological conditions currently treated in pill form, where local targeted drug delivery with long-term drug release profiles emerged to be logical next steps for paradigm shifting treatment options in pain, epilepsy, spinal cord injury, and Parkinson’s disease.

We anticipate having several products in its R&D portfolio. Our primary focus is driving commercial development of novel neurological drug delivery systems for post-operative pain through the FDA process.

As a result of the reverse merger between BMP Holdings and PixarBio Nevada, effective October 31, 2016, we also provide yoga classes, private instruction, specialty workshop, clinics and yoga teacher training to the general public through our subsidiary BM LLC at its facility in Ridgefield, Connecticut. BM LLC’s website is www.buddhimatyoga.com.

Our Business History and Background

We were originally incorporated as BMP Holdings Inc. in the State of Delaware on August 4, 2014. We were originally formed to provide yoga classes, private instruction, specialty workshops, clinics and yoga teacher training to the general public through its subsidiary BM LLC at its facility in Ridgefield, Connecticut. Our principal shareholder was also the shareholder of BM LLC, purchased BM LLC on January 1, 2015. BM LLC was formed by such principal shareholder in 2009 as a limited liability company in the State of Connecticut and has been offering its yoga services continuously since that date.

Frank Reynolds, Katrin Holzhaus, and Dr. Robert S. Langer co-founded PixarBio Nevada in August 2013 to develop novel drug delivery systems for neurological diseases. Dr. Jason Criscione was recruited in 2014 as Chief Technology Officer to co-invent NeuroRelease.

On August 19, 2016, PixarBio Nevada entered into a Stock Purchase Agreement with Henry Sargent, our former principal stockholder, and purchased 5,000,000 shares of our common stock (96.7% of the then outstanding shares) for a consideration of $325,000, of which $108,500 was paid directly to Mr. Sargent. PixarBio Nevada also paid us an amount of $216,500, of which $191,500 was used to pay an outstanding loan to Mr. Sargent and $25,000 was used to pay certain expenses. Upon repayment of the outstanding loan, Mr. Sargent used $16,941 to pay some of our expenses in accordance with terms of the Stock Purchase Agreement.

On October 11, 2016, we effected a stock split of ten shares of common stock for each share of common stock then issued and outstanding. As a result of the stock split, our issued and outstanding shares of common stock increased to 51,680,000 of which 50,000,000 shares were cancelled as of October 31, 2016.

On October 13, 2016, we formed PixarBio Acquisition Corp. (“PixarBio Acquisition”), a wholly-owned subsidiary, under the laws of the State of Nevada. On October 31, 2016, PixarBio Acquisition was merged with and into PixarBio Nevada, with PixarBio Nevada continuing as the surviving corporation following such merger. Effective October 31, 2016, we effected a parent/subsidiary short-form merger with PixarBio Nevada, our wholly-owned subsidiary. As a result of the merger, (i) PixarBio Nevada merged out of existence, (ii) we were the surviving entity and changed our name to PixarBio Corporation and (iii) the shareholders of PixarBio Nevada exchanged their shares of PixarBio Nevada for 78,529,976 shares of our common stock, representing 97.9% of our issued and outstanding stock.

Pharmaceutical Company

Industry Background

Pain relief is the largest medical application in the postsurgical market. According to the CDC website, there were an estimated 51.4 million inpatient surgeries performed in the United States in 2010, and an additional 39.4 million outpatient surgeries for Medicaid beneficiaries alone during the same year according to a Med Care article from October 2014.

Many surgical patients experience post-surgical pain, with approximately 50% reporting inadequate pain relief according to epidemiological studies. Unrelieved acute pain causes patient suffering and can lead to other health problems, which delays postsurgical recovery and may result in higher healthcare costs.

According to the Agency for Healthcare Research and Quality, aggressive prevention of pain is more effective than treatment of pain because, once established, pain is more difficult to suppress than if pain is not aggressively treated. Current multimodal therapy for post-surgical pain includes wound infiltration with local anesthetics combined with the systemic administration of opioid and non-steroidal anti-inflammatory drug (“NSAID”), analgesics.

According to industry research, the global opioids market is estimated to be valued at $35 billion in 2015 and will reach $42 billion in revenue by 2021. This market includes morphine, codeine, fentanyl, meperidine and methadone, with morphine and codeine accounting for 62% of the overall market. North America as a region dominated the global market with a 65% market share in 2015.

Below are the top 15 hospital surgical procedures in the United States in 2014, representing $2.179 billion in annual sales.

TOP 15 SURGERIES IN US HOSPITALS ‐ PROCEDURES/SURGERIES	% Responders want a Non‐Opioid	Want 3‐day	Want 14‐day	Total Procedures	Total Dollarized	14‐Day Dollarized
	A	B	C	D	E	F
Anesthesia‐nerve blocks/injections (Knee)	95%	30%	35%	4,502,370	$1,425,000,105	$473,812,535
Anesthesia‐nerve blocks/injections (Shoulder)	95%	33%	33%	2,251,185	$712,500,053	$225,625,017
Spine Surgery	81%	0%	100%	1,189,624	$376,515,996	$304,977,957
Fracture Repair	80%	0%	82%	995,000	$314,917,500	$207,475,059
Anesthesia‐nerve blocks/injections (Hip)	85%	40%	33%	2,251,185	$712,500,053	$201,875,015
Knee Replacement	90%	0%	73%	929,000	$294,028,500	$194,058,810
C‐Section Delivery	90%	20%	40%	1,300,000	$411,450,000	$148,122,000
Injection‐paravertebral facet joint‐w/wo ultrasound	60%	27%	40%	1,026,856	$324,999,924	$77,999,982
Shoulder Arthroscopy	65%	7%	53%	708,000	$224,082,000	$77,681,760
Hip Replacement, Total	80%	0%	71%	332,000	$105,078,000	$60,044,571
Hysterectomy	90%	11%	44%	400,000	$126,600,000	$50,640,000
Rotator Cuff Tear Repair	75%	0%	69%	272,148	$86,134,842	$44,413,278
Amputation	100%	15%	50%	247,000	$78,175,500	$39,087,750
Hip Nailing for Hip Fracture	55%	0%	69%	307,100	$97,197,150	$37,009,684
Ligament Reconstruction – ACL, MCL, PCL	70%	0%	67%	250,000	$79,125,000	$36,925,000
Averages/Total Dollars	81%	12%	57%	16,961,468	$5,368,304,623	$2,179,748,418

Source: Survey conducted by Gerson Lehrman Group on behalf of PixarBio Corporation (2016).

Limitations of Current Therapies for Postsurgical Pain

Treatment of post-surgical pain typically begins at the end of surgery, with local anesthetics, such as bupivacaine, administered by local infiltration. This infiltration provides a base platform of postsurgical pain management for the patient, efficacy of conventional bupivacaine and other available local anesthetics is limited, lasting eight hours or less. As local infiltration is not practical after the surgery is complete, and as surgical pain is greatest in the first few days after surgery, additional therapeutics are required to manage post-surgical pain.

Opioids, such as morphine, are the standard of care for post-surgical pain management but are associated with a variety of unwanted and potentially severe side effects leading healthcare practitioners to seek alternative pain-management treatment for their patients. According to the CDC, death from opioids reached a record high in the U.S. killing an estimated 28,000 people in 2014. The CDC released guidelines for opioid prescriptions for treating chronic pain outside of active cancer treatment, palliative care, and end of life care, indicating that opiates should not be used for people in pain for more than several days. The guideline consists of 12 recommendations with the first recommendation stating that non-opioid therapy is preferred for treatment of chronic pain. In 2016, the FDA gave “Black Box” labels to all opioid/opiates which means every dose has the potential to do harm to the body and may lead to death. NeuroRelease will seek to address a significant unmet medical need for a long acting non-opiate pain reliever.

Opioids are often administered intravenously through patient-controlled analgesia (“PCA”) systems in the immediate post-surgical period. According to the National Center of Biotechnology Information, the total cost of PCA post-surgical pain management for three days can be up to $600, not including the costs of treating opioid complications. In an attempt to reduce opioid usage, many hospitals employ elastomeric bag systems designed to deliver bupivacaine to the surgical area through a catheter over a period of time. This effectively extends the duration of bupivacaine in the post-surgical site but has significant shortcomings. PCA systems and elastomeric bag systems are clumsy and difficult to use, which may delay patient ambulation and introduce catheter-related issues including infection. In addition, PCA systems and elastomeric bags require significant hospital resources to implement and monitor.

NSAIDs are considered to be useful alternatives to opioids for the relief of acute pain since they do not produce respiratory depression or constipation. Despite these advantages, the use of injectable NSAIDs, such as ketorolac and ibuprofen, is severely limited in the post-surgical period because they increase the risk of bleeding and gastrointestinal and renal complications.

Our non-addictive competitors are bupivacaine based pain treatments. They are low potency drugs and are concentration and time dependent so they risk neurotoxicity if used longer than four days. Bupivacaine products struggle to treat pain longer than 4 days due to small body cavity space to inject low potency drugs. ON-Q pumps (catheter delivered bupivacaine) are FDA approved for five days but we anticipate that a one-time injection of NeuroRelease would be preferred to a catheter pump by patients and clinicians because catheters move around, which can limit their impact, and a pump must be carried. In addition, the removal of the catheter by the patient or nurse when the pump is emptied is inconvenient.

Pacira Pharmaceuticals, Inc. is the leader in the extended release of drug formulations. Pacira’s main product, Exparel, is a non-opioid post-surgical pain analgesic, and has been marketed in the U.S. since April 2012. Exparel is a liposome injection of bupivacaine indicated for administration into the surgical site to provide post-surgical analgesia to reduce the need for postsurgical opioids and devices. Exparel utilizes the company’s DepoFoam technology to deliver therapeutic levels of bupivacaine for up to 72 hours. DepoFoam, a multivesicular liposomal product delivery technology that encapsulates drugs without altering their molecular structure, allows a delayed release of medication over a targeted period of time. The drug has demonstrated efficacy out to 72 hours in its Phase III hemorrhoidectomy trial, which demonstrated that 72% of Exparel patients chose to take opioids vs. 90% in the placebo arm. One of the patents in the U.S. relating to the composition of Exparel and methods for modifying the rate of drug release of Exparel expired in 2013 and the other will expire in 2017. U.S. patents relating to the composition of Exparel and the manufacturing process will expire in 2018. Pacira also has trade secrets with respect to Exparel.

Liposomal system’s inherent challenges limits it to short-term or acute pain release profile. Exparel storage as an aqueous suspension induces release of bupivacaine into the suspension media as the diffusion gradients approach equilibrium. This causes fluctuations in duration of efficacy observed in the clinical administration of Exparel, as the half-life of bupivacaine is short-lived. Thus, according to the National Center for Biotechnology Information, there are reports of less than 24 hours of effective pain treatment.

Our goal is for our products to have several advantages compared to Exparel. According to the FDA label, Exparel blocks both motor and sensory fibers, while carbamazepine administered through NeuroRelease is expected to affect just sensory fibers. This advantage should result in NeuroRelease not adversely affecting walking or moving around. Exparel’s lipids are based upon DepoFoam, a liposome drug delivery system that releases bupivacaine upon infiltration into a surgical site. Exparel in Total Knee Arthroscopy (“TKA”) requires numerous injections per patient, whereas NeuroRelease will only require two nerve blocks. All other surgeries with NeuroRelease will require one nerve block compared to multiple injections required by Exparel.

Our Solution – NeuroRelease

Based on our pre-clinical data, we believe that NeuroRelease will be able to provide post-surgical pain relief for up to 14-days post-surgery as compared to the standard pain relief of up to three days post-surgery.

NeuroRelease is a biodegradable, polymeric microparticle platform designed to sustain and control release of anticonvulsants for durations of hours to days to weeks to months. A microparticle is a particle of less than a millimeter in diameter. Our product has the following attributes that we believe are unique amongst other post-surgical pain management treatments:

•

Ability to control the particle size and drug loading to enable desired therapeutic efficacious duration;

•

Ability to control release and degradation rates to sustain desired durations of therapeutic efficacy;

•

Ability to yield stable, reproducible release kinetics that exhibit both diffusion-limited and degradation-limited release characteristics;

•

No residual materials, as clearance occurs through both bioerosive hydrolysis and phagocytosis; and

•

Ability to be handled and stored as a stable, dry powder at room temperature

Our Growth Strategy

We intend to file an Investigational New Drug (“IND”) and initiate clinical studies in 2017 for nerve block pain treatments for total knee arthroplasty (large nerve) and shoulder surgery (small nerve). Further, we intend to file a New Drug Application (NDA) in 2018. Over the next five years, we expect to create a new clinical franchise in medicine around our microparticle and nanoparticle based pain portfolio pipeline extending into dental, trauma, and neuropathic pain. There can be no assurance these objectives can be achieved, see “Risk Factors”.

Research and Development

NeuroRelease Biomaterials Data

•

Reproducibly fabricate the microparticles using a simple and scalable emulsification method.

•

Reproducibly control the loading of carbamazepine across the range of 0.5-20 weight percent.

•

Reproducibly control the particle size and surface characteristics to yield reconstitutable microparticles.

o

Microparticle size was selected to ensure that NeuroRelease would be easily injected without changing the standard of care for peripheral nerve block.

o

Microparticle polydispersity was specifically engineered to achieve rapid onset of therapeutic efficacy.

•

Reproducibly control the release rate of carbamazepine and microparticle degradation rate by controlling the biomaterial science properties and microparticle size

o

In vitro release kinetics have been evaluated for all materials fabricated to show a range of release rates spanning durations of days, to weeks, to months.

•

Suitability of terminal sterilization with e-beam has been demonstrated.

Pre-clinical Research To Date

Our pre-clinical studies have demonstrated that for the biodegradable, polymeric biomaterial selected for the single dose peripheral nerve block preclinical studies, carbamazepine is released at safe and therapeutically efficacious levels for 14 days and the material degrades within six weeks post-injection.

NeuroRelease Safety and Toxicology Data (comparable to Human Phases I/II)

•

PixarBio has performed non-GLP safety and toxicology pre-clinical studies in rodents and is currently performing similar pre-clinical studies in pigs

•

Histopathological analysis of the perineural depot injection site in rodents shows no neurotoxicity, no myotoxicity, and no evidence of foreign body response

•

Pharmacokinetics analysis in rodents showed orders of magnitude lower systemic concentrations of carbamazepine compared to orally administered carbamazepine with 200 to 1000-fold lower blood plasma levels than oral dosage

•

PixarBio will subsequently repeat these preclinical studies as GLP studies to enable IND

NeuroRelease Preclinical Efficacy Studies Data (comparable to Human Phase III)

•

Statistically significant therapeutic efficacy for up to 14 days has been reproducibly obtained

•

No motor deficit has been confirmed with gate analysis

•

Compared NeuroRelease efficacy with bupivacaine and Exparel and found that sciatic nerve block with either bupivacaine or Exparel only provides therapeutic efficacy for approximately 4 hours, consistent with published literature

The following charts demonstrate results from our pre-clinical studies.

PixarBio **Non-Opiate: Non Addictive Pain Relief** www.pixarbio.com

We control particle size, drug payload and release rate

CBZ-loaded Microparticles

Volume Density (%)
20
15
10
5
0
0.01
0.1
1
10
100
1000
Hydrodynamic Diameter (µm)
3 micron
10 micron
20 micron

% CBZ released
80
60
40
20
0
0
5
10
15
Time (days)
3.0%
4.5%
1.1%

% CBZ released
100
80
60
40
20
0
0
2
4
6
8
Time (days)
Polymer 2
Post-op Pain
Polymer 1
Sciatica Pain

Confidential

Figure 1. Control over microparticle size distribution and surface characteristics of NeuroRelease has been confirmed by scanning electron microscopy (SEM) and particle size analysis. Carbamazepine (CBZ) loading and release rate are controlled by varying simple materials science properties to yield multiple pipeline line products from the same manufacturing process.

PixarBio NeuroRelease: Preclinical Efficacy www.pixarbio.com

Preclinical Efficacy Study: Sciatic Nerve Block Comparison with Exparel

Sciatic Nerve
CCI
Spinal cord
DRG
L4
L5
L6

Chronic constriction injury of the sciatic nerve is gold standard and most widely cited model

% Recovery of Treatment to Baseline
80
60
40
20
0.125
0.208
1
2
3
4
7
10
14
18
21
Time (days)
NR (CBZ)
Exparel
NR (vehicle control)
CBZ (free API)
0.9% Saline

3 Days
% Recovery of Treatment to Baseline
0
20
40
60
80
NR (CBZ)
Exparel
NR (vehicle control)
CBZ (free API)
Saline
7 Days
% Recovery of Treatment to Baseline
0
20
40
60
80
NR (CBZ)
Exparel
NR (vehicle control)
CBZ (free API)
Saline
14 Days
% Recovery of Treatment to Baseline
0
20
40
60
80
NR (CBZ)
Exparel
NR (vehicle control)
CBZ (free API)
Saline

Statistical significance determined by unpaired, parametric t-test reported and further confirmed by one-way ANOVA (All p-values less than <0.0001)

Confidential 17

Figure 2. Preclinical efficacy studies are performed in the chronic constriction injury (CCI) model which is the “gold standard” rat model of sciatic neuralgia that demonstrates pain sensations most similar to those seen in man. In a comparison study with Exparel (red), the 14-day formulation of NeuroRelease (NR(CBZ) - green) provides statistically significant, sustained efficacy for up to 14 days in this model (p-values <0.0001).

NeuroRelease Regulatory Plan

We believe there is a pathway through the US FDA under the Federal Food, Drug and Cosmetic Act, provisions 505(b)(2). A 505(b)(2) New Drug Application (“NDA”) contains full safety and effectiveness reports but allows at least some of the information required for NDA approval, such as safety and efficacy information on the active ingredient to come from studies not conducted by or for us. This can result in a much less expensive and much faster route to approval, compared to the traditional development path [such as 505(b)(1)]. The 505(b)(2) approval process is typically less than five years as opposed to up to ten years for non-505(b)(2) new drugs.

NeuroRelease will comprise poly(lactic-co-glycolic acid (“PLGA”), a US FDA approved biomaterial in combination with carbamazepine, an FDA approved drug. The drug carbamazepine and the polymer PLGA were US FDA approved in the 1960s. The safety profiles for carbamazepine and for PLGA have been demonstrated and are well-known/well-described in the literature and filed with the US FDA. Both suppliers whom we anticipate using for our initial products have Drug Master Files (“DMF’s”) on file with the US FDA. The DMF filed with the FDA by the supplier provides the US FDA with confidential, detailed information about the material and about facilities, processes, or articles used in the manufacturing, processing, packaging, and storing of the material. The 505(b)(2) pathway allows us to cross-reference this document in its filings, thus saving valuable resources (time and cost) in not having to repeat many safety and efficacy testing, both pre-clinical and clinical.

We participated in a face-to-face Pre-IND Meeting with the U.S. FDA on September 30, 2015 to discuss pre-clinical and clinical requirements of the NeuroRelease 14-day product, indicated for a nerve block, development program. The meeting minutes capture the required pre-clinical elements to support the clinical program. As a result of this meeting, we expect that clinical trials will begin in late 2017 and US FDA approvals for the NeuroRelease 14-day product are expected in 2018.

Below is the “Forecasted US FDA 505(b)(2) Regulatory Path For NeuroRelease Pain”, for which we plan first approvals occurring in 2018. However, the timelines are subject to uncertainties as to the pace and success of the clinical studies and the review of the US FDA, and there is no assurance that such approvals will be received.

2017	Build out cGMP Facility, Submit & Receive IND approval, initiate clinical studies
2018	Submit NDA to US FDA for 14-Day product, estimated US FDA approval for NeuroRelease 14-Day product
2019	Submit IND for NeuroRelease 3-Day “sprinkle on” product; submit IND for NeuroRelease 90-Day product
2020

Submit NDA to US FDA for NeuroRelease 3-Day “sprinkle on” product and NeuroRelease 90-Day product; estimated US FDA approval for NeuroRelease 3-Day “sprinkle on” product and NeuroRelease 90-Day product

PixarBio **NeuroRelease: Regulatory Timelines** www.pixarbio.com

Forecasted Acute Pain Product Pipeline: 95%+ confident will work in the clinic

2016
2017
2018
2019
2020
2021
Large Nerve Knee - Femoral Nerve Block (NR-14 day)
Preclinical/IND
Clinical
NDA
Approved/Marketed
Large Nerve Knee - Femoral Nerve Block (NR-7 day)
Preclinical/IND
Clinical
NDA
Approved/Marketed
Small Nerve Shoulder – Brachial Plexus Block (NR-14 day)
Preclinical/IND
Clinical
NDA
Approved/Marketed
Small Nerve Shoulder – Brachial Plexus Block (NR-7 day)
Preclinical/IND
Clinical
NDA
Approved/Marketed
"Sprinkle-On" Nerve Block Soft tissue – Infiltration (NR-3 day)
Preclinical/IND
Clinical
NDA
Approved/ Marketed

Confidential 18

Proposed Clinical Studies to Support Regulatory Plan

We intend to conduct initial clinical studies in 2017 to support a NeuroRelease 14-Day product with a label claim as a broad based nerve block. Studies in a large nerve (knee) and small nerve (shoulder) setting will be performed in parallel to provide data to support this broad based nerve block label. We anticipate that our human studies will be performed at institutions such as the Hospital for Special Surgery (NY), Hoag Orthopedic Institute (CA), Mayo Clinic (MN), OrthoCarolina (NC), and/or the Cleveland Clinic (OH). These centers average over 1,500 surgeries per week in the aggregate, accordingly we do not anticipate having difficulty locating the subjects required for US FDA approval of NeuroRelease as a nerve block in these clinical patient settings.

Due to the extensive clinical literature of both carbamazepine and PLGA, we intend to condense/combine the Phase I and Phase II Clinical program. The two Phase I/II studies (knee; shoulder) will consist of approximately 140 patients per study. The two Phase III studies (knee; shoulder) will consist of 120 subjects per study. We expect that a total of approximately 520 patients will be sufficient to support a US FDA approval of the NeuroRelease 14-Day product as a nerve block under the Federal Food, Drug, and Cosmetic Act, provisions 505(b)(2). This will allow us to market the NeuroRelease 14-Day product for nerve blocks around the entire body.

We intend to conduct initial clinical studies in 2018 to support a NeuroRelease 7-Day product label claim for broad based nerve block. These studies will be performed in accordance with requirements agreed upon with the US FDA. We expect these discussions to take place in 2017. It is anticipated that the Clinical Studies from this development program will support a US FDA approval in 2019.

We intend to conduct initial clinical studies in 2019 to support a NeuroRelease 3-Day “sprinkle on” product label claim for incisional pain and to support a NeuroRelease 90-Day product label claim for chronic pain. These studies will be performed in accordance with requirements agreed upon with the US FDA. We expect these discussions to take place in 2017. It is anticipated that the Clinical Studies from these two development programs will support a US FDA approval in 2020.

Marketing

While our products are still under development and we have therefore not executed agreements to market NeuroRelease, our marketing program may include:

•

Creating market demand for NeuroRelease through our own marketing and sales activities, and any other arrangements to promote this product candidate we may later establish;

•

Hiring, training and deploying a sales force to commercialize NeuroRelease in the United States;

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Establishing and maintain agreements with wholesalers, distributors and group purchasing organizations on commercially reasonable terms; and

•

Creating partnerships with, or offering licenses to, third parties to promote and sell NeuroRelease outside the United States.

Manufacturing

We intend to bring a cGMP pilot production facility online in 2017 to support IND/NDA enabling studies for NeuroRelease (14 day), including the production of clinical lots to support clinical trials. Toward these ends, pilot production scale-up is expected to occur over three phases, resulting in a projected maximum capacity of 365,000 units/year. The downstream process flow comprises pharma industry manufacturing equipment so the skill sets we need are available in the marketplace.

Further, the pilot facility will be utilized to demonstrate the capability of manufacturing 10 times the initial batch size produced during the first scale-up phase. This pilot production facility will be utilized to support the launch of NeuroRelease 14 day products. Additionally, this pilot production facility will subsequently be similarly utilized for initial scale-up and pilot production of other NeuroRelease pipeline products (e.g. 3 day and 7 day). We are currently looking for a location to lease such pilot facility.

We intend to perform commercial production in a 100,000 square foot facility equipped to manufacture the largest batch size demonstrated within the pilot production facility. Based on the design of the commercial facility and three shifts of operation, the projected maximum capacity of this facility is 10,000,000 units/year. Bringing four of these commercial production facilities online will yield a projected capacity of 40,000,000 units/year to meet market demand.

The final product is shipped to the end user after final product release by our terminal sterilization partner, who also supports the processing of returned products.

Our management team has experience in the manufacture of pharmaceutical products. Frank Reynolds, our CEO, has over ten years’ experience in cGMP manufacturing.

Suppliers

We are negotiating with two suppliers for both the Carbamazepine and the PLGA materials. Both suppliers are registered with and are in good standing with the US FDA. Both suppliers have Drug Master Files filed with the US FDA for the materials that meet our required specifications.

In addition, we have identified an alternative supplier for both materials in the event that supply chain issues are encountered. Both of the alternative suppliers are registered with and are in good standing with the US FDA. Both alternative suppliers have Drug Master Files filed with the US FDA for the materials that meet the Company’s required specifications. Therefore, we do not believe that the supply of critical raw materials poses a significant material risk to the development plan.

Patents and Technology

From 2014 through September 2016, we filed 13 provisional and nonprovisional patent applications for Parkinson’s disease, epilepsy, spinal cord injury and pain. We selectively chose to continue to file our pain, epilepsy, and spinal cord injury patents applications while also creating trade secrets for the NeuroRelease platform. Our patents focus on protecting fabrication methods; biodegradable polymer or copolymer selection; anticonvulsant selection; control over particle size distribution; control over anticonvulsant loading; ability to release less than 60% of the anticonvulsant for times spanning 3 hours to 12 months; ability to maintain delivery of a therapeutically effective dose of the anticonvulsant for durations spanning 3 hours to 12 months; and ability to maintain delivery of a therapeutically effective dose of the anticonvulsant for durations spanning 3 hours to 12 months.

We have submitted patent applications in the following categories:

Pain Patent Applications

•

“Compositions for Treating Acute, Post-Operative, or Chronic Pain and Methods of Using the Same”

•

“Methods for Treating Incisional Pain” – “Sprinkle on” NeuroRelease

•

“Compositions Comprising Nav1.7 Selective Inhibitors for Treating Acute, Post-Operative, or Chronic Pain and Methods of Using the Same”

Spinal Cord Injury Patent Applications

•

“Compositions for Inhibiting Inflammation in a Subject with a Spinal Cord Injury and Methods of Using the Same”

•

“Compositions for an Injectable, In Situ Forming NeuroScaffold and Methods of Using Same”

Epilepsy Patent Application

•

“Methods of Treating Epilepsy or Seizure Disorders”

Competition

The competition to provide pain related pharmaceutical products or services is vast and includes participants ranging from multi-national companies to local small businesses. We may compete with any company, enterprise, government or NGO that provides products or services associated with pain related products or services. Many of our competitors may have greater financial resources, such as larger research and development staffs and more extensive marketing and manufacturing capabilities. Our competitors may obtain marketing approval more rapidly and may be more effective in selling and marketing their products.

The industry is subject to rapid technological change with products competing on the basis of cost, efficacy, price and other factors. Our competitors may succeed in developing, acquiring or licensing, on an exclusive basis, technologies and drug products that are more effective or less costly than our products. We also expect to face competition in our efforts to identify appropriate collaborators or partners to help commercialize our product candidates in our target commercial markets.

While opioids represent the mainstay for treating postsurgical pain, we expect to compete with currently marketed products targeting the postsurgical market, including: liposomal bupivacaine (Exparel), IV Tylenol (Ofirmev) and elastomeric bumps (OnQ) in an effort to eliminate or greatly reduce the need for opioids. We believe that NeuroRelease will have competitive advantages over these products. See “Limitations of Current Therapies for Postsurgical Pain”.

We also expect to compete with extended release bupivacaine products in development by Heron Therapeutics (OTX-011), Durect Corporation which licensed its product to Hospira in North America (Posidur) and to Nycomed for Europe (Optesia).

Government Regulation

FDA Approval Process

In the United States, pharmaceutical products are subject to extensive regulation by the FDA. The FDCA and other federal and state statutes and regulations, govern, among other things, the research, development, testing, manufacture, storage, recordkeeping, approval, labeling, promotion and marketing, distribution, post-approval monitoring and reporting, sampling, and import and export of pharmaceutical products. Failure to comply with applicable FDA or other requirements may subject a company to a variety of administrative or judicial sanctions, such as FDA refusal to approve pending applications, clinical holds, warning or untitled letters, product recalls, product seizures, total or partial suspension of production or distribution, withdrawal of product from the market, injunctions, fines, civil penalties and criminal prosecution.

FDA approval is required before any new unapproved drug or dosage form, including a new use of a previously approved drug, can be marketed in the United States. The process required by the FDA before a new drug may be marketed in the United States generally involves:

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completion of pre-clinical laboratory and animal testing and formulation studies in compliance with the FDA's current good laboratory practice ("cGLP") regulations;

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submission to the FDA of an Investigational New Drug ("IND") application for human clinical testing which must become effective before human clinical trials may begin in the United States;

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approval by an independent institutional review board ("IRB") at each clinical trial site before each trial may be initiated;

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performance of adequate and well-controlled human clinical trials in accordance with current good clinical practices ("cGCP") to establish the safety and efficacy of the proposed drug product for each intended use;

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satisfactory completion of an FDA pre-approval inspection of the facility or facilities at which the product is manufactured to assess compliance with the FDA's cGMP regulations to assure that the facilities, methods and controls are adequate to preserve the drug's identity, strength, quality and purity;

•

submission to the FDA of an NDA;

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satisfactory completion of a potential review by an FDA advisory committee, if applicable; and

•

FDA review and approval of the NDA.

The preclinical and clinical testing and approval process takes many years and the actual time required to obtain approval, if any, may vary substantially based upon the type, complexity and novelty of the product or disease.

Preclinical tests include laboratory evaluation of product chemistry, formulation and toxicity, as well as animal studies to assess the characteristics and potential safety and efficacy of the product. The conduct of the preclinical tests must comply with federal regulations and requirements, including cGLPs. The results of preclinical testing are submitted to the FDA as part of an IND application along with other information, including information about product chemistry, manufacturing and controls and a proposed clinical trial protocol. Long-term preclinical tests, such as animal tests of reproductive toxicity and carcinogenicity, may continue after the IND application is submitted.

The IND application automatically becomes effective 30 days after receipt by the FDA, unless the FDA, within the 30-day time period, raises concerns or questions relating to one or more proposed clinical trials and places the clinical trial on a clinical hold, including concerns that human research subjects will be exposed to unreasonable health risks. In such a case, the IND sponsor and the FDA must resolve any outstanding concerns before the clinical trial can begin. A separate submission to an existing IND application must also be made for each successive clinical trial conducted during product development. Further, an independent IRB, covering each site proposing to conduct the clinical trial must review and approve the plan for any clinical trial and informed consent information for subjects before the trial commences at that site and it must monitor the study until completed. The FDA, the IRB, or the sponsor may suspend a clinical trial at any time on various grounds, including a finding that the subjects or patients are being exposed to an unacceptable health risk or for failure to comply with the IRB's requirements, or may impose other conditions. Clinical trials involve the administration of the investigational new drug to healthy volunteers or patients under the supervision of a qualified investigator in accordance with cGCP requirements, which include the requirement that all research subjects provide their informed consent in writing for their participation in any clinical trial. Sponsors of clinical trials generally must register and report, at the NIH-maintained website ClinicalTrials.gov, key parameters of certain clinical trials. For purposes of an NDA submission and approval, human clinical trials are typically conducted in the following sequential phases, which may overlap or be combined:

Phase 1 under 505(b)2 Guidance: In Phase 1 under 505(b)2 Guidance, through the initial introduction of the drug into healthy human subjects or patients, the drug is tested to assess metabolism, pharmacokinetics, pharmacological actions, side effects associated with increasing doses, and, if possible, early evidence on effectiveness. It also involves trials in a limited patient population to determine the effectiveness of the drug for a particular indication, dosage tolerance and optimum dosage, and to identify common adverse effects and safety risks.

Phase 2 under 505(b)2 Guidance: Phase 2 under 505(b)2 Guidance trials are undertaken to obtain the additional information about clinical efficacy and safety in a larger number of patients, typically at geographically dispersed clinical trial sites, to permit the FDA to evaluate the overall benefit-risk relationship of the drug and to provide adequate information for the labeling of the drug. In most cases, the FDA requires two adequate and well controlled Phase 2 under 505(b)2 Guidance clinical trials to demonstrate the efficacy of the drug. A single Phase 2 under 505(b)2 Guidance trial with other confirmatory evidence may be sufficient in rare instances where the study is a large multicenter trial demonstrating internal consistency and a statistically persuasive finding of a clinically meaningful effect on mortality, irreversible morbidity or prevention of a disease with a potentially serious outcome and confirmation of the result in a second trial would be practically or ethically impossible.

After completion of the required clinical testing, an NDA is prepared and submitted to the FDA. FDA approval of the NDA is required before marketing of the product may begin in the United States. The NDA must include the results of all preclinical, clinical and other testing and a compilation of data relating to the product's pharmacology, chemistry, manufacture and controls. Under federal law, the submission of most NDAs is subject to a substantial application user fee, and the manufacturer and/or sponsor under an approved NDA are also subject to annual product and establishment user fees.

The FDA has 60 days from its receipt of an NDA to determine whether the application will be accepted for filing based upon the agency's threshold determination that it is sufficiently complete to permit substantive review. The FDA may request additional information rather than accept an NDA for filing. In this event, the NDA must be resubmitted with the additional information and is subject to payment of additional user fees. The resubmitted application is also subject to review before the FDA accepts it for filing. Once the submission is accepted for filing, the FDA begins an in-depth substantive review. Under the Prescription Drug User Fee Act (“PDUFA”), the FDA has agreed to certain performance goals in the review of NDAs through a two-tiered classification system, Standard Review and Priority Review. Priority Review designation is given to drugs that offer major advances in treatment, or provide a treatment where no adequate therapy exists. The FDA endeavors to review applications subject to Standard Review within ten to twelve months, whereas the FDA's goal is to review Priority Review applications within six to eight months, depending on whether the drug is a new molecular entity.

The FDA may refer applications for novel drug products or drug products which present difficult questions of safety or efficacy to an advisory committee for review, evaluation and recommendation as to whether the application should be approved and under what conditions.

Before approving an NDA, the FDA will typically inspect one or more clinical sites to assure compliance with cGCP requirements. Additionally, the FDA will inspect the facility or the facilities at which the drug is manufactured. The FDA will not approve the product unless it determines that the manufacturing process and facilities are in compliance with cGMP requirements and are adequate to assure consistent production of the product within required specifications and the NDA contains data that provide substantial evidence that the drug is safe and effective in the indication studied.

After the FDA evaluates the NDA and the manufacturing facilities, it issues either an approval letter or a complete response letter to indicate that the review cycle for an application is complete or that the application is not ready for approval. A complete response letter generally outlines the deficiencies in the submission and may require substantial additional testing, or information, in order for the FDA to reconsider the application. Even with submission of this additional information, the FDA may ultimately decide that an application does not satisfy the regulatory criteria for approval. If, or when, the deficiencies have been addressed to the FDA's satisfaction in a resubmission of the NDA, the FDA will issue an approval letter. An approval letter authorizes commercial marketing of the drug with specific prescribing information for specific indications.

As a condition of NDA approval, the FDA may require a Risk Evaluation and Mitigation Strategies ("REMS") program to help ensure that the benefits of the drug outweigh the potential risks. If the FDA determines a REMS program is necessary during review of the application, the drug sponsor must agree to the REMS plan at the time of approval. A REMS program may be required to include various elements, such as a medication guide or patient package insert, a communication plan to educate healthcare providers of the drug's risks, limitations on who may prescribe or dispense the drug, or other elements to assure safe use, such as special training or certification for prescribing or dispensing, dispensing only under certain circumstances, special monitoring and the use of patient registries. In addition, the REMS must include a timetable to periodically assess the strategy. The requirement for a REMS program can materially affect the potential market and profitability of a drug.

Moreover, product approval may require substantial post-approval testing and surveillance to monitor the drug's safety or efficacy, and the FDA has the authority to prevent or limit further marketing of a product based upon the results of these post-marketing programs. Once granted, product approvals may be withdrawn if compliance with regulatory standards is not maintained or problems are identified following initial marketing. Drugs may be marketed only for the approved indications and in accordance with the provisions of the approved label, and, even if the FDA approves a product, it may limit the approved indications for use for the product or impose other conditions, including labeling or distribution restrictions or other risk-management mechanisms.

Further changes to some of the conditions established in an approved application, including changes in indications, labeling, or manufacturing processes or facilities, require submission and FDA approval of a new NDA or NDA supplement before the change can be implemented, which may require us to develop additional data or conduct additional pre-clinical studies and clinical trials. An NDA supplement for a new indication typically requires clinical data similar to that in the original application, and the FDA uses the similar procedures in reviewing NDA supplements as it does in reviewing NDAs.

505(b)(2) NDAs

As an alternative path to FDA approval for modifications to formulations or uses of products previously approved by the FDA, an applicant may submit an NDA under Section 505(b)(2) of the Federal Food, Drug and Cosmetic Act (“FDCA”). Section 505(b)(2) was enacted as part of the Hatch-Waxman Amendments and permits the filing of an NDA where at least some of the information required for approval comes from studies not conducted by, or for, the applicant. If the 505(b)(2) applicant can establish that reliance on FDA's previous findings of safety and effectiveness is scientifically appropriate, it may eliminate the need to conduct certain preclinical or clinical studies of the new product. The FDA may also require companies to perform additional studies or measurements, including clinical trials, to support the change from the approved branded reference drug. The FDA may then approve the new product candidate for all, or some, of the label indications for which the branded reference drug has been approved, as well as for any new indication sought by the 505(b)(2) applicant.

Section 505(b)(2) applications are subject to any nonpatent exclusivity period applicable to the referenced product, which may delay approval of the 505(b)(2) application even if FDA has completed its substantive review and determined the drug should be approved. In addition, 505(b)(2) applications must include patent certifications to any patents listed in the Orange Book as covering the referenced product. If the 505(b)(2) applicant seeks to obtain approval before the expiration of an applicable listed patent, the 505(b)(2) applicant must provide notice to the patent owner and NDA holder of the referenced product. If the patent owner or NDA holder bring a patent infringement lawsuit within 45 days of such notice, the 505(b)(2) application cannot be approved for 30 months or until the 505(b)(2) applicant prevails, whichever is sooner. If the 505(b)(2) applicant loses the patent infringement suit, FDA may not approve the 505(b)(2) application until the patent expires, plus any period of pediatric exclusivity.

Post-Approval Requirements

Once an NDA is approved, a product will be subject to pervasive and continuing regulation by the FDA, including, among other things, requirements relating to drug listing and registration, recordkeeping, periodic reporting, product sampling and distribution, adverse event reporting and advertising, marketing and promotion, including standards and regulations for direct to consumer advertising, off-label promotion, industry-sponsored scientific and educational activities and promotional activities involving the internet. Drugs may be marketed only for the approved indications and in accordance with the provisions of the approved labeling. While physicians may prescribe for off-label uses, manufacturers may only promote for the approved indications and in accordance with the provisions of the approved label. The FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label uses may be subject to significant liability.

In addition, quality-control, drug manufacture, packaging and labeling procedures must continue to conform to cGMPs after approval. Drug manufacturers and certain of their subcontractors are required to register their establishments with FDA and certain state agencies. Registration with the FDA subjects entities to periodic unannounced and announced inspections by the FDA and these state agencies, during which the agency inspects manufacturing facilities to assess compliance with cGMPs. Accordingly, manufacturers must continue to expend time, money, and effort in the areas of production and quality-control to maintain compliance with cGMPs. Regulatory authorities may withdraw product approvals or request product recalls if a company fails to comply with regulatory standards, if it encounters problems following initial marketing, or if previously unrecognized problems are subsequently discovered. The FDA may also impose a REMS requirement on a drug already on the market if the FDA determines, based upon new safety information, that a REMS is necessary to ensure that the drug's benefits outweigh its risks. In addition, regulatory authorities may take other enforcement action, including, among other things, warning letters, the seizure of products, injunctions, consent decrees placing significant restrictions on or suspending manufacturing operations, refusal to approve pending applications or supplements to approved applications, civil penalties and criminal prosecution.

In addition, the distribution of prescription pharmaceuticals is subject to the Prescription Drug Marketing Act ("PDMA") which regulates the distribution of drugs and drug samples at the federal level, and sets minimum standards for the registration and regulation of drug distributors by the states. A growing majority of states also impose certain drug pedigree requirements on the sale and distribution of prescription drugs.

The FDA may require post-approval studies and clinical trials if the FDA finds that scientific data, including information regarding related drugs, deem it appropriate. The purpose of such studies would be to assess a known serious risk or signals of serious risk related to the drug or to identify an unexpected serious risk when available data indicate the potential for a serious risk. The FDA may also require a labeling change if it becomes aware of new safety information that it believes should be included in the labeling of a drug.

The Hatch-Waxman Amendments

ANDA Approval Process

The Hatch-Waxman Act established abbreviated FDA approval procedures for drugs that are shown to be equivalent to proprietary drugs previously approved by the FDA through its NDA process. Approval to market and distribute these drugs is obtained by filing an ANDA with the FDA. An ANDA is a comprehensive submission that contains, among other things, data and information pertaining to the active pharmaceutical ingredient, drug product formulation, specifications and stability of the generic drug, as well as analytical methods, manufacturing process validation data and quality control procedures. Premarket applications for generic drugs are termed abbreviated because they generally do not include preclinical and clinical data to demonstrate safety and effectiveness. Instead, a generic applicant must demonstrate that its product is bioequivalent to the innovator drug. In certain situations, an applicant may obtain ANDA approval of a generic product with a strength or dosage form that differs from a referenced innovator drug pursuant to the filing and approval of an ANDA Suitability Petition. The FDA will approve the generic product as suitable for an ANDA application if it finds that the generic product does not raise new questions of safety and effectiveness as compared to the innovator product. A product is not eligible for ANDA approval if the FDA determines that it is not equivalent to the referenced innovator drug, if it is intended for a different use, or if it is not subject to an approved Suitability Petition. However, such a product might be approved under an NDA, with supportive data from clinical trials.

Orange Book Listing

In seeking approval for a drug through an NDA, including a 505(b)(2) NDA, applicants are required to list with the FDA certain patents whose claims cover the applicant's product. Upon approval of an NDA, each of the patents listed in the application for the drug is then published in the Orange Book. Any applicant who files an ANDA seeking approval of a generic equivalent version of a drug listed in the Orange Book or a 505(b)(2) NDA referencing a drug listed in the Orange Book must certify to the FDA that (1) no patent information on the drug product that is the subject of the application has been submitted to the FDA; (2) such patent has expired; (3) the date on which such patent expires; or (4) such patent is invalid or will not be infringed upon by the manufacture, use or sale of the drug product for which the application is submitted. This last certification is known as a paragraph IV certification. A notice of the paragraph IV certification must be provided to each owner of the patent that is the subject of the certification and to the holder of the approved NDA to which the ANDA or 505(b)(2) application refers. The applicant may also elect to submit a "section viii" statement certifying that its proposed label does not contain (or carves out) any language regarding the patented method-of-use rather than certify to a listed method-of-use patent.

If the reference NDA holder and patent owners assert a patent challenge directed to one of the Orange Book listed patents within 45 days of the receipt of the paragraph IV certification notice, the FDA is prohibited from approving the application until the earlier of 30 months from the receipt of the paragraph IV certification expiration of the patent, settlement of the lawsuit or a decision in the infringement case that is favorable to the applicant. The ANDA or 505(b)(2) application also will not be approved until any applicable non-patent exclusivity listed in the Orange Book for the branded reference drug has expired as described in further detail below.

Non-Patent Exclusivity

In addition to patent exclusivity, the holder of the NDA for the listed drug may be entitled to a period of non-patent exclusivity, during which the FDA cannot approve an ANDA or 505(b)(2) application that relies on the listed drug. For example, a pharmaceutical manufacturer may obtain five years of non-patent exclusivity upon NDA approval of a new chemical entity, or NCE, which is a drug that contains an active moiety that has not been approved by FDA in any other NDA. An "active moiety" is defined as the molecule or ion responsible for the drug substance's physiological or pharmacological action. During the five year exclusivity period, the FDA cannot accept for filing any ANDA seeking approval of a generic version of that drug or any 505(b)(2) NDA for the same active moiety and that relies on the FDA's findings regarding that drug, except that FDA may accept an application for filing after four years if the follow-on applicant makes a paragraph IV certification.

A drug, including one approved under Section 505(b)(2), may obtain a three-year period of exclusivity for a particular condition of approval, or change to a marketed product, such as a new formulation for a previously approved product, if one or more new clinical studies (other than bioavailability or bioequivalence studies) was essential to the approval of the application and was conducted/sponsored by the applicant. Should this occur, the FDA would be precluded from approving any ANDA or 505(b)(2) application for the protected modification until after that three-year exclusivity period has run. However, unlike NCE exclusivity, the FDA can accept an application and begin the review process during the exclusivity period.

International Regulation

In addition to regulations in the United States, we are and will be subject to a variety of foreign regulations regarding development, approval, commercial sales and distribution of our products. Whether or not we obtain FDA approval for a product, we must obtain the necessary approvals by the comparable regulatory authorities of foreign countries before we can commence clinical trials or marketing of the product in those countries. The approval process varies from country to country and can involve additional product testing and additional review periods, and the time may be longer or shorter than that required to obtain FDA approval. The requirements governing, among other things, the conduct of clinical trials, product licensing, pricing and reimbursement vary greatly from country to country. Regulatory approval in one country does not ensure regulatory approval in another, but a failure or delay in obtaining regulatory approval in one country may negatively impact the regulatory process in others. If we fail to comply with applicable foreign regulatory requirements, we may be subject to fines, suspension or withdrawal of regulatory approvals, product recalls, seizure of products, operating restrictions and criminal prosecution.

In the European Union ("EU"), we may seek marketing authorization under either the centralized authorization procedure or national authorization procedures.

Centralized procedure. The European Medicines Agency ("EMA") implemented the centralized procedure for the approval of human medicines to facilitate marketing authorizations that are valid throughout the EU. This procedure results in a single marketing authorization issued by the European Commission following a favorable opinion by the EMA that is valid across the European Union, as well as Iceland, Liechtenstein and Norway. The centralized procedure is compulsory for human medicines that are: derived from biotechnology processes, such as genetic engineering, contain a new active substance indicated for the treatment of certain diseases, such as HIV/AIDS, cancer, diabetes, neurodegenerative disorders or autoimmune diseases and other immune dysfunctions, and officially designated orphan medicines. For medicines that do not fall within these categories, an applicant has the option of submitting an application for a centralized marketing authorization to the EMA, as long as the medicine concerned is a significant therapeutic, scientific or technical innovation, or if its authorization would be in the interest of public health.

National authorization procedures. There are also two other possible routes to authorize medicinal products in several European Union countries, which are available for investigational medicinal products that fall outside the scope of the centralized procedure: the decentralized procedure and the mutual recognition procedure. Under the decentralized procedure, an applicant may apply for simultaneous authorization in more than one EU country for medicinal products that have not yet been authorized in any EU country and that do not fall within the mandatory scope of the centralized procedure. Under the mutual recognition procedure, a medicine is first authorized in one EU Member State, in accordance with the national procedures of that country. Following a national authorization, the applicant may seek further marketing authorizations from other EU countries under a procedure whereby the countries concerned agree to recognize the validity of the original, national marketing authorization.

In the EU, medicinal products designated as orphan products benefit from financial incentives such as reductions in marketing authorization application fees or fee waivers and 10 years of marketing exclusivity following medicinal product approval. For a medicinal product to qualify as orphan: (i) it must be intended for the treatment, prevention or diagnosis of a disease that is life-threatening or chronically debilitating; (ii) the prevalence of the condition in the EU must not be more than five in 10,000 or it must be unlikely that marketing of the medicine would generate sufficient returns to justify the investment needed for its development; and (iii) no satisfactory method of diagnosis, prevention or treatment of the condition concerned can be authorized, or, if such a method exists, the medicine must be of significant benefit to those affected by the condition.

Other Healthcare Laws and Compliance Requirements

In the United States, the research, manufacturing, distribution, marketing, sale and promotion of drug products and medical devices are subject to numerous regulations by various federal, state and local authorities in addition to the FDA including, but not limited to, the U.S. Federal Communications Commission, the U.S. Department of Justice, the U.S. Department of Health and Human Services (“HHS”) and its various enforcement divisions, such as the Centers for Medicare & Medicaid Services (“CMS’), the Office of Inspector General ("OIG"), the Office for Human Research Protections ("OHRP"), and the Office of Research Integrity ("ORI"), state Attorneys General, state Medicaid Fraud Control Units, or MFCUs, and other state and local government agencies. Healthcare laws and regulations that may govern our business include the following.

The federal Anti-Kickback Statute prohibits, among other things, any person or entity, including a prescription drug manufacturer, or a party acting on its behalf, from knowingly and willfully soliciting, receiving, offering or paying any remuneration, directly or indirectly, overtly or covertly, in cash or in kind in return for the purchase, recommendation, leasing, ordering or furnishing of a good, facility, item, or service, for which payment may be made in whole or in part under a federal healthcare program such as the Medicare and Medicaid programs. This statute has been interpreted broadly to apply to, among other things, arrangements between pharmaceutical manufacturers, on one hand, and prescribers, purchasers, and formulary managers, on the other. The term "remuneration" expressly includes kickbacks, bribes or rebates and also has been broadly interpreted to include anything of value, including for example, gifts, discounts, the furnishing of supplies or equipment, credit arrangements, payments of cash, waivers of payments, ownership interests and providing anything at less than its fair market value. There are a number of statutory exceptions and regulatory safe harbors protecting certain business arrangements from prosecution. Failure to meet all of the requirements of a particular applicable statutory exception or safe harbor does not make the conduct per se illegal under the federal Anti-Kickback Statute. Instead, the legality of the arrangement will be evaluated on a case-by-case basis based upon a cumulative review of all of its facts and circumstances. Our practices may not meet all of the criteria for safe harbor protection from federal Anti-Kickback Statute liability in all cases. Additionally, the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010 (collectively, the "ACA"), among other things, amended the intent standard under the federal Anti-Kickback Statute to a stricter standard such that a person or entity no longer needs to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation. The ACA also provided that the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal civil False Claims Act (discussed below). Further, many states have adopted laws similar to the federal Anti-Kickback Statute, and some of these state laws may be broader in scope in that some of these state laws extend to all payors and may not contain safe harbors.

Federal false claims laws, including the federal civil False Claims Act, prohibit, among other things, any person or entity from knowingly presenting, or causing to be presented, a false or fraudulent claim for payment or approval by the federal government or knowingly making, using, or causing to be made or used a false record or statement material to a false or fraudulent claim to the federal government. The "qui tam" provisions of the federal civil False Claims Act allow a private individual to bring civil actions on behalf of the federal government alleging that the defendant has submitted a false claim to the federal government, and potentially to share in any monetary recovery. In recent years, the number of suits brought by private individuals has increased dramatically. In addition, various states have enacted false claims laws analogous to the federal civil False Claims Act. Many of these state laws are broader in scope and apply to all payors, and therefore, are not limited to only those claims submitted to the federal government. There are many potential bases for liability under the federal civil False Claims Act. Liability arises, primarily, when an entity knowingly submits, or causes another to submit, a false claim for reimbursement to the federal government. The federal civil False Claims Act has been used to assert liability on the basis of kickbacks and other improper referrals, improperly reported government pricing metrics such as Best Price or Average Manufacturer Price, and improper promotion of off-label uses not expressly approved by the FDA in a drug's label. Our future activities relating to the reporting of discount and rebate information and other information affecting federal, state and third party reimbursement of our products, and the sale and marketing of our products and our service arrangements or data purchases, among other activities, may be subject to scrutiny under these laws. Additionally, the civil monetary penalties statute, among other things, imposes fines against any person or entity that is determined to have presented or caused to be presented claims to a federal healthcare program that the person or entity knows or should know is for an item or service that was not provided as claimed or is false or fraudulent.

We are unable to predict whether we would be subject to actions under these laws or the impact of such actions. However, the cost of defending such claims, as well as any sanctions imposed, could adversely affect our financial performance.

Also, the Health Insurance Portability and Accountability Act of 1996 ("HIPAA") created several additional federal criminal statutes that prohibit healthcare fraud and false statements relating to healthcare matters. The healthcare fraud statute prohibits knowingly and willfully executing a scheme to defraud any healthcare benefit program, including private third-party payors. The false statements statute prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services. Like the federal Anti-Kickback Statute, ACA amended certain of these federal criminal statutes to a stricter standard such that a person or entity no longer needs to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation.

In addition, we may be subject to, or our marketing activities may be limited by, data privacy and security regulation by both the federal government and the states in which we conduct our business. HIPAA and its implementing regulations established uniform standards for certain "covered entities," which are certain healthcare providers, health plans and healthcare clearinghouses, as well as their business associates, governing the conduct of specified electronic healthcare transactions and protecting the security and privacy of protected health information. The American Recovery and Reinvestment Act of 2009, commonly referred to as the economic stimulus package, included the Health Information Technology for Economic and Clinical Health Act ("HITECH"), which expanded certain of HIPAA's privacy and security standards. Among other things, HITECH makes HIPAA's security standards and certain privacy standards directly applicable to business associates. HITECH also created four new tiers of civil monetary penalties, amended HIPAA to make civil and criminal penalties directly applicable to business associates, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorneys' fees and costs associated with pursuing federal civil actions.

Additionally, federal transparency laws, including the federal Physician Payments Sunshine Act created under Section 6002 of the ACA and its implementing regulations require that certain manufacturers of drugs, devices, biologics, and medical supplies for which payment is available under Medicare, Medicaid or the Children's Health Insurance Program (with certain exceptions) report annually to CMS information related to "payments or other transfers of value" made or distributed to physicians (defined to include doctors of medicine, dentists, optometrists, podiatrists and chiropractors), generally, with some exceptions, and teaching hospitals, or to entities or individuals at the request of, or designated on behalf of, the physicians and teaching hospitals. Additionally, applicable manufacturers and applicable group purchasing organizations are required to report annually to the CMS certain ownership and investment interests held by physicians (as defined above) and their immediate family members.

There are also an increasing number of analogous state laws that require manufacturers to file reports with states on pricing and marketing information, such as tracking and reporting of gifts, compensations, other remuneration and items of value provided to health care professionals and health care entities. Many of these laws contain ambiguities as to what is required to comply with the laws. Several states have also enacted legislation requiring pharmaceutical companies to, among other things, establish and implement commercial compliance programs, file periodic reports with the state, make periodic public disclosures on sales, marketing, pricing, clinical trials and other activities and/or register their sales representatives. Certain state laws also regulate manufacturers' use of identifiable data. These laws may affect our sales, marketing and other promotional activities by imposing administrative and compliance burdens. In addition, given the lack of clarity with respect to these laws and their implementation, our reporting actions could be subject to the penalty provisions of the pertinent state and federal authorities.

If our operations are found to be in violation of any of the health regulatory laws described above or any other laws that apply to us, we may be subject to penalties, including criminal and significant civil monetary penalties, damages, fines, imprisonment, disgorgement, contractual damages, reputational harm, exclusion from participation in government healthcare programs, injunctions, recall or seizure of products, total or partial suspension of production, denial or withdrawal of pre-marketing product approvals, private qui tam actions brought by individual whistleblowers in the name of the government or refusal to allow us to enter into supply contracts, including government contracts and the curtailment or restructuring of our operations, any of which could adversely affect our ability to operate our business and our results of operations. To the extent that any of our products are sold in a foreign country, we may be subject to similar foreign laws and regulations, which may include, for instance, the U.S. Foreign Corrupt Practices Act, the U.K. Anti-Bribery Act, applicable post-marketing requirements, including safety surveillance, anti-fraud and abuse laws and implementation of corporate compliance programs and reporting of payments or transfers of value to healthcare professionals.

Third-Party Payor Coverage and Reimbursement

The commercial success of our product portfolio, if and when approved, will depend, in part, upon the availability of coverage and adequate reimbursement from third-party payors at the federal, state and private levels. Patients who are prescribed treatments for their conditions and providers performing the prescribed services generally rely on third-party payors to reimburse all or part of the associated healthcare costs. Sales of our product portfolio will therefore depend substantially, both domestically and abroad, on the extent to which the costs of our product portfolio will be paid by health maintenance, managed care, pharmacy benefit, and/or similar healthcare management organizations, or are reimbursed by government health administration authorities, such as Medicare and Medicaid, private health coverage insurers and other third-party payors. The market for our product portfolio will depend significantly on access to third-party payors' formularies, or lists of treatments for which third-party payors provide coverage and reimbursement.

Also, third-party payors are developing increasingly sophisticated methods of controlling healthcare costs. Further, coverage and reimbursement for therapeutic products can differ significantly from payor to payor. As a result, the coverage determination process will require us to provide scientific and clinical support for the use of our products to each payor separately, with no assurance that adequate coverage and reimbursement will be obtained. The cost of pharmaceuticals and medical devices continues to generate substantial governmental and third-party payor scrutiny. We expect that the pharmaceutical industry will experience continued pricing pressures due to the trend toward managed healthcare, the increasing influence of managed care organizations and additional legislative and administrative proposals. Our results of operations and business could be adversely affected by current and future third-party payor policies as well as healthcare legislative and administrative reforms.

Some third-party payors also require pre-approval of coverage for new or innovative devices or drug therapies before they will reimburse healthcare providers who use such therapies. While we cannot predict whether any proposed cost-containment measures will be adopted or otherwise implemented in the future, these requirements or any announcement or adoption of such proposals could have a material adverse effect on our ability to obtain adequate prices for our product portfolio and to operate profitably.

In international markets, reimbursement and healthcare payment systems vary significantly by country, and many countries have instituted price ceilings on specific products and therapies. There can be no assurance that our products will be considered medically reasonable and necessary for a specific indication, that our products will be considered cost-effective by third-party payors, that an adequate level of reimbursement will be available or that the third-party payors' reimbursement policies will not adversely affect our ability to sell our products profitably.

Healthcare Reform

In the United States and foreign jurisdictions, the legislative landscape continues to evolve. There have been a number of legislative and regulatory changes to the healthcare system that will likely affect our future operations. In particular, there have been and continue to be a number of initiatives at the United States federal and state levels that seek to reduce healthcare costs, improve access, and improve quality.

By way of example, in March 2010, the ACA was passed, which is significantly changing health care financing by both governmental and private insurers. The provisions of the ACA of importance to the pharmaceutical and biotechnology industry include, among others, the following:

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an annual, nondeductible fee on any entity that manufactures or imports certain branded prescription drugs and biologic agents, apportioned among these entities according to their market share in certain government healthcare programs;

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an increase in the statutory minimum rebates a manufacturer must pay under the Medicaid Drug Rebate Program to 23.1% and 13% of the average manufacturer price for most branded and generic drugs, respectively;

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new methodologies by which rebates owed by manufacturers under the Medicaid Drug Rebate Program are calculated for drugs that are inhaled, infused, instilled, implanted or injected, and for drugs that are line extension products;

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a new Medicare Part D coverage gap discount program, in which manufacturers must agree to offer 50% point-of-sale discounts to negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition for the manufacturer's outpatient drugs to be covered under Medicare Part D;

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extension of manufacturers' Medicaid rebate liability to covered drugs dispensed to individuals who are enrolled in Medicaid managed care organizations, unless the drug is subject to discounts under the 340B drug discount program;

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expansion of eligibility criteria for Medicaid programs by, among other things, allowing states to offer Medicaid coverage to additional individuals and by adding new mandatory eligibility categories for certain individuals with income at or below 133% of the Federal Poverty Level thereby potentially increasing manufacturers' Medicaid rebate liability;

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expansion of the entities eligible for discounts under the Public Health Service pharmaceutical pricing program;

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expansion of healthcare fraud and abuse laws, including the federal civil False Claims Act and the federal Anti-Kickback Statute, new government investigative powers, and enhanced penalties for noncompliance;

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a licensure framework for follow-on biologic products;

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a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in, and conduct comparative clinical effectiveness research, along with funding for such research;

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new requirements under the federal Physician Payments Sunshine Act for manufacturers to report information related to payments and other transfers of value made to physicians and teaching hospitals as well as ownership or investment interests held by physicians and their immediate family members; and

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a new requirement to annually report certain drug samples that manufacturers and distributors provide to licensed practitioners, or to pharmacies of hospitals or other healthcare entities.

We are still unsure of the full impact that the ACA will have on our business. There have been judicial and Congressional challenges to certain aspects of the ACA, and we expect that there will be additional challenges and amendments in the future.

Other healthcare legislative changes have been proposed and adopted since the ACA was enacted. For example, in August 2011, the President signed into law the Budget Control Act of 2011, which, among other things, created the Joint Select Committee on Deficit Reduction to recommend proposals in spending reductions to Congress. The Joint Select Committee on Deficit Reduction did not achieve its targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, triggering the legislation's automatic reductions to several government programs. These reductions include aggregate reductions to Medicare payments to providers of up to 2% per fiscal year, which went into effect on April 1, 2013 and, following passage of the Bipartisan Budget Act of 2015, will remain in effect through 2025 unless additional Congressional action is taken. Additionally, in January 2013, President Obama signed into law the American Taxpayer Relief Act of 2012, which, among other things, further reduced Medicare payments to several providers, including hospitals, imaging centers, and cancer treatment centers, and increased the statute of limitations period for the government to recover overpayments to providers from three to five years. These new laws may result in additional reductions in Medicare and other healthcare funding, which could have a material adverse effect on our customers and accordingly, our financial operations.

In addition, the recently enacted Drug Supply Chain Security Act imposes on manufacturers of certain pharmaceutical products new obligations related to product tracking and tracing, among others, which will be phased in over several years beginning in 2015. Among the requirements of this new legislation, manufacturers subject to this federal law will be required to provide certain information regarding the drug product to individuals and entities to which product ownership is transferred, label drug product with a product identifier, and keep certain records regarding the drug product. The transfer of information to subsequent product owners by manufacturers will eventually be required to be done electronically. Covered manufacturers will also be required to verify that purchasers of the manufacturers' products are appropriately licensed. Further, under this new legislation, covered manufacturers will have drug product investigation, quarantine, disposition, and notification responsibilities related to counterfeit, diverted, stolen, and intentionally adulterated products, as well as products that are the subject of fraudulent transactions or which are otherwise unfit for distribution such that they would be reasonably likely to result in serious health consequences or death.

We expect that additional state and federal healthcare reform measures will be adopted in the future. For example, there has been increasing legislative and enforcement interest in the United States with respect to specialty drug pricing practices. Specifically, there have been several recent U.S. Congressional inquiries and proposed bills designed to, among other things, bring more transparency to drug pricing, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drugs. Further, in January 2016, CMS issued a final rule regarding the Medicaid drug rebate program. The final rule, effective April 1, 2016, among other things, revises the manner in which the “average manufacturer price” is to be calculated by manufacturers participating in the program and implements certain amendments to the Medicaid rebate statute created under the ACA. Any additional healthcare reform measures could further constrain our business and/or limit the amounts that federal and state governments will pay for healthcare products and services, which could result in reduced demand for our product portfolio or additional pricing pressures.

Other Regulatory Requirements

We are also subject to various laws and regulations regarding laboratory practices, the experimental use of animals, and the use and disposal of hazardous or potentially hazardous substances in connection with our research. In each of these areas, as above, the FDA and other government agencies have broad regulatory and enforcement powers, including, among other things, the ability to levy fines and civil penalties, suspend or delay issuance of approvals, seize or recall products, and withdraw approvals, any one or more of which could have a material adverse effect on us.

Yoga Business

Through our subsidiary BM LLC, we offer a power yoga class, which is a style of yoga designed to promote strength, flexibility, stamina and focus. The class is designed for all levels and accessible to beginners. We also offer a basics class, which follows the same format as the power class, but at a slower pace. This allows for more focus on basic alignment and techniques that help build a solid foundation for the physical practice and a greater understanding of the process.

Our specialty classes include our restorative class and meditation class. Our restorative class consists of restorative yoga, which is a practice of passive poses where the body is fully supported and held by props such as bolsters, blankets and blocks. This practice helps release and reduce stress and can be beneficial for those who experience chronic pain or illness. Our meditation class explores the method of meditation for use as a gateway to understanding oneself and the surrounding world.

We offer private instruction in which students can work with an experienced yoga trainer in one-on-one training that offers individualized attention to fit the needs of the individual student, to learn the basics as a beginner, and in particular to learn modifications appropriate for a specific physical injury.

Our teacher training course, Yoga Alliance Registered 200 Hour Certification Program, prepares teacher trainees to lead an all-level power yoga class. The course provides trainees with hours of actual practice teaching time. Program requirements include ten (10) training weekends, class observation and assisting, written assignments and online education seminars, as well as a practical final of instructing a 90 minute community class.

Henry Sargent, our former Chief Executive Officer and principal shareholder, is continuing as the Manager of BM LLC pursuant to a management agreement executed on August 18, 2016. Pursuant to the agreement, Mr. Sargent will make loans to BM LLC in the ordinary course, as needed, in the event its revenues are insufficient to fund operations. Any such loan shall bear interest at the rate of three percent (3%) per annum and shall have a maturity date of 90 days.

Awards

PixarBio Nevada was awarded the Boston Business Journal 2016 Best Places to Work in June 2016. The award recognizes PixarBio Nevada as one of the Boston region firms offering the greatest professional opportunities and work environments. It was selected in the category for companies with 20 to 49 employees for reasons such as the chance to join a truly time-tested innovation engine in neuroscience or the strong compensation packages. It was the second time this award was presented to a company led by CEO Frank Reynolds after he received the same honor on behalf of InVivo Therapeutics in 2013.

In addition, PixarBio Nevada’s CEO and Co-Founder Frank Reynolds received the 2016 Irish American Healthcare & Life Sciences 50 Award at the Harvard Club in New York City. He was also awarded the 2010 Irish Life Science 50 Award by the President of Ireland, Mary McAleese. Mr. Reynolds won the American Spinal Injury Association’s “2011 David F Apple Award for Excellence in Publishing” in spinal cord injury rehabilitation research. Mr. Reynolds also won the IABCN 2015 “Taoiseach Award” or Prime Minister’s Award for Leadership, presented by Anne Anderson, Ireland Ambassador to the USA.

Insurance

We maintain business liability insurance coverage, worker’s compensation and directors and officers insurance. We do not maintain product liability insurance coverage.

DESCRIPTION OF PROPERTY

We use 7,479 square feet of office space in Medford, Massachusetts, which serves as our corporate headquarters, pursuant to a lease with a rent of $23,341 per month that will expire in 2019. We lease 957 square feet space for a rodent vivarium located in Cambridge, Massachusetts pursuant to a lease with a rent of $39,500 per month that will expire in 2017. In 2016, we added 4,290 square feet of office space in Salem, New Hampshire and 4,891 square feet of office space in Fort Lee, New Jersey pursuant to leases with rents of $3,003 per month and $12,203 per month, respectively, which will expire in 2019 and 2024 respectively. We believe that these facilities will be sufficient for our business operations until we commence manufacture of our products. We are seeking to lease a pilot manufacturing facility of approximately 65,000 square feet in the Greater Boston area.

BM LLC operates a yoga studio of approximately 1,750 square feet of leased space located in Ridgefield Connecticut. The lease expires in 2019 and provides for the following gross annual rental payments: 2016: $49,286; 2017: $50,272; 2018: $51,278, and; 2019: $34,638.

Employees

We set out below the total number of our employees and the various functions which they serve as of September 30, 2016.

Corporate	3
Administration/HR	3
Finance & Accounting	3
Sales & Marketing	2
IT	1
R&D	5
Process Development	3
Analytical Chemistry	2
Preclinical	6
Regulatory	2
Total	30

LEGAL PROCEEDINGS

We may from time to time become involved in legal proceedings arising in the ordinary course of business. We are not subject to any litigation and we are not aware of any pending or threatened litigation against us that could have a material adverse effect on us.

Website Access to our SEC Reports

You may obtain a copy of the following reports, free of charge through the SEC’s website at www.sec.gov as soon as reasonably practicable after electronically filing them with, or furnishing them to, the SEC: our previous Annual Reports on Form 10-K; our Quarterly Reports on Form 10-Q; our Current Reports on Form 8-K; and amendments to those reports filed or furnished pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

The public may also read and copy any materials filed with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The Public Reference Room may be contact at (800) SEC-0330. You may also access our other reports via that link to the SEC website.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Market Information

Our common stock is qualified for trading under the symbol PXRB on the OTCQB. We intend to file applications for our common stock to be listed on the OTCQX and the Nasdaq National Market System.

Only a limited market exists for our securities. There is no assurance that a regular trading market will develop, or if developed, that it will be sustained. Therefore, a shareholder in all likelihood will be unable to resell his securities in our Company. Furthermore, it is unlikely that a lending institution will accept our securities as pledged collateral for loans unless a regular trading market develops.

Our common shares are issued in registered form. Action Stock Transfer Corp. is our stock transfer agent. They can be contacted by telephone at (801) 274-1088 and by facsimile at (801) 274-1099.

Securities Authorized For Issuance Under Equity Compensation Plans

 We have entered into a 2014 Employee, Director and Consultant Equity Incentive Plan for our employees, our directors, certain consultants and our affiliates. We have authorized 25,000,000 shares of common stock for issuance pursuant to the Equity Incentive Plan. Presently we have issued 12,865,743 options pursuant to this Option Plan.

DIVIDEND POLICY

We have never paid or declared dividends. Holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds. In the event of liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock. Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

We do not, however, anticipate the declaration or payment of any dividends in the foreseeable future. We intend to retain earnings, if any, to finance the development and expansion of our business. Future dividend policy will be subject to the discretion of the Board of Directors and will be contingent upon future earnings, if any, our financial condition, capital requirements, general business conditions and other factors. Therefore, there can be no assurance that any dividends of any kind will ever be paid..

SHARE CAPITAL

Security Holders

As of October 31, 2016, after giving effect to our merger with PixarBio Nevada, 80,209,976 shares of common stock were issued and outstanding and there were 235 shareholders of record our common stock.

Transfer Agent

Our independent stock transfer agent is Action Stock Transfer, whose offices are located 2469 E. Fort Union Blvd., Suite 214, Salt Lake City, UT 84121.

Admission to Quotation on the OTC Bulletin Board

Our common stock is registered under the Securities Act of 1933, as amended, and is currently quoted on the OTCQB marketplace maintained by OTC Markets Group, Inc. under the symbol "PXRB."

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion of our financial condition and results of operations should be read in conjunction with the condensed consolidated financial statements and notes to condensed consolidated financial statements included as exhibits to this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. These forward-looking statements include, but are not limited to, statements about the plans, objectives, expectations and intentions of PixarBio Corporation (referred to in this prospectus as "we," "us," "our," "PixarBio," or "registrant") and other statements contained in this Prospectus that are not historical facts. When reviewing the discussion below, you should keep in mind the substantial risks and uncertainties that characterize our business. In particular, we encourage you to review the risks and uncertainties described in "Risk Factors" included elsewhere in this report. These risks and uncertainties could cause actual results to differ materially from those projected in forward-looking statements contained in this report or implied by past results and trends. Forward-looking statements are statements that attempt to forecast or anticipate future developments in our business, financial condition or results of operations and statements — see "Cautionary Note Regarding Forward-Looking Statements" that appears at the end of this discussion. These statements, like all statements in this report, speak only as of their date (unless another date is indicated), and we undertake no obligation to update or revise these statements in light of future developments.

Introduction and Overview of Business Operations

We are a specialty pharmaceutical company focused on pre-clinical and commercial development of novel neurological drug delivery systems for post-operative pain. As we develop our delivery system, we also expect to continue research and development for injectable new drugs for acute and chronic pain, for spinal cord injury, epilepsy, and Parkinson’s disease. Based on pre-clinical data, we believe that we may eradicate the need for morphine in many clinical settings and patients will have effective pain treatment without risks of addiction and without the loss of motor function. NeuroRelease is a true product platform that can treat multiple conditions, including pain, Parkinson’s disease, epilepsy and spinal cord injury. Within each condition, we plan to have multiple products. Our lead product platform, NeuroRelease, is a novel biodegradable microparticle delivery system for delivery of FDA approved non-opiate prescription paid drugs. NeuroRelease has achieved sustained therapeutic pre-clinical release overtime of a non-opiate drug for post-operative, acute and chronic pain in pre-clinical models involving rodents and pigs.

NeuroRelease is on a 505(b)(2) pathway through the FDA, which is the FDA’s fastest approval pathway for new drugs. To qualify for 505(b)(2) pathway, all components of the treatment must already be FDA approved and they are only proposed to be used in a new way. We use carbamazepine, a drug in pill form that is FDA approved for trigeminal neuralgia pain. We propose to deliver the drug in a new way using a poly (lactic-co-glycolic acid) microparticles drug delivery system (“PLGA”), in a powder form to be sprinkled on wounds for incision pain treatment or injected as a nerve block along nerve fibers (cables), see “NeuroRelease Regulatory Path”. Nerve block is a general term used to refer to the injection of local anesthetic onto or near nerves for control of pain. Current nerve blocks can be single injections but have limited duration of up to one day.

We have core competencies in neuroscience, drug delivery, regeneration, R&D and current Good Manufacturing Practices in accordance with regulations enforced by the FDA. PixarBio decided to focus on next generation micro and nanotechnology drug delivery platforms and apply them to a range of neurological conditions and diseases. As our research platform advanced, we explored a range of chronic neurological conditions currently treated in pill form, where local targeted drug delivery with long-term drug release profiles emerged to be logical next steps for paradigm shifting treatment options in pain, epilepsy, spinal cord injury, and Parkinson’s disease.

We anticipate having several products in our R&D portfolio. Our primary focus is driving commercial development of novel neurological drug delivery systems for post-operative pain through the FDA process.

Critical Accounting Policies and Estimates

Basis of Accounting

The accompanying financial statements are prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”).

Principles of Consolidation

The accompanying unaudited condensed financial statements as of September 30, 2016, include the accounts of PixarBio Nevada and its then majority-owned subsidiary, BMP Holdings, Inc. From August 19, 2016 through September 30, 2016, PixarBio Nevada owned approximately 97% of the outstanding common stock of BMP Holdings, Inc. For the period ended September 30, 2016, the noncontrolling interest in the income (loss) of BMP Holdings, Inc. was immaterial.

Use of Estimates

The preparation of the accompanying financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates and changes in estimates may occur.

Cash

Cash consists of cash on hand and monies held in checking and savings accounts.

Property and equipment

Property and equipment are carried at cost less accumulated depreciation. Depreciation expense is computed using straight-line method over the assets’ estimated useful lives. Additions and improvements are capitalized while repairs and maintenance are charged to expense as incurred. A summary of the estimated useful lives is as follows:

Classification	Estimated Useful Life
Furniture and fixtures	7 years
Office equipment	5 years
Medical equipment	5 years
Computers	3 years
Leasehold improvements	Shorter of useful life and term lease

Intangible Assets and Other Long-Lived Assets

Intangible assets consist of patents and trademarks and are recorded at cost. We amortize intangible assets using the straight-line method over their estimated useful lives, up to twenty years.

We evaluate our intangible assets and other long-lived assets whenever an event or a change in circumstances has occurred that would indicate impairment of any long-lived assets. If the carrying value of the asset exceeds our future undiscounted cash flows, we write down the carrying value of the intangible asset to its fair value in the period identified.

We generally calculate fair value as the present value of estimated future cash flows we expect to generate from the asset using a risk-adjusted discount rate. If the estimate of an intangible asset’s remaining useful life is changed, we amortize the remaining carrying value of the intangible asset prospectively over the revised remaining useful life.

We perform a regular review of the underlying assumptions, circumstances, time projections and revenue and expense estimates to decide if there is a possible impairment. No impairment losses have been recorded to date.

Share-Based Compensation

We recognize compensation expense resulting from issuance of share-based awards to employees, officers and consultants in the statement of operations over the requisite service period based upon the fair value of each share-based award, which is determined using the Black Scholes option pricing model.

Net Loss per Share

Net loss per share is computed by dividing net loss attributable to common stockholders by the weighted average number of shares of common stock outstanding. Outstanding stock options, warrants and convertible notes payable have not been included in the calculation of diluted net loss per share because to do so would be anti-dilutive. Accordingly, the numerator and the denominator used in computing both basic and diluted net loss per share for each period are the same.

Fair value of financial instruments

The carrying amounts of cash and cash equivalents, accounts payable, accrued expenses and convertible notes payable approximate their fair value because of their generally short term maturities.

Research and Development Costs

Research and development costs consist of consultants, material costs, salaries and other personnel related expenses primarily engaged in research and development activities and certain other overhead and facility expenses incurred. All research and development costs are expensed as incurred.

Results of Operations

Research and Development Expenses

Research and development expenses increased to $3,471,991 for the fiscal year ended December 31, 2015 as compared to $1,686,651 for the fiscal year ended December 31, 2014. Research and development expenses increased to $6,341,102 for the nine months ended September 30, 2016 as compared to $2,272,718 for the nine months ended September 30, 2015. These increases are primarily due to an increase of approximately $1.8 million in the fiscal year ended December 31, 2015 and $4.1 million in the nine months ended September 30, 2016 in salaries, benefits and stock compensation expense due to expansion and growth of the business. All related research and development activities increased as well, including technical consulting, supplies for lab activities, conferences and cleaning and waste removal.

General and Administrative Expenses

General and Administrative expenses increased to $1,399,885 for the fiscal year ended December 31, 2015 as compared to $645,554 for the fiscal year ended December 31, 2014. The primary increases were approximately $580,000 in salaries, employee benefits and recruiting, $115,000 in travel and entertainment and $60,000 in marketing and information technology expenses.

General and Administrative expenses increased to $3,559,217 for the nine months ended September 30, 2016 as compared to $870,743 for the nine months ended September 30, 2015. The primary increases were approximately $1,096,000 in salaries, benefits and stock compensation, $980,000 in marketing and travel and entertainment, and $595,000 in professional fees.

Interest Expense, Net

Interest expense increased to $1,082,547 for the fiscal year ended December 31, 2015 as compared to $295,107 for the fiscal year ended December 31, 2014. Interest expense decreased to $28,800 in the nine months ended September 30, 2016, which represents interest expense on capital leases, as compared to $538,913 for the nine months ended September 30, 2015. The interest amount in 2015 is primarily interest on the convertible promissory notes that together with accrued interest were converted into shares of common stock on November 15, 2015.

Net Loss

The factors described above resulted in a net loss of $5,954,423 for the fiscal year ended December 31, 2015 as compared to a net loss of $2,627,312 for the fiscal year ended December 31, 2014.

The factors described above resulted in a net loss of $9,921,921 for the nine months ended September 30, 2016 as compared to $3,682,374 for the nine months ended September 30, 2015.

Common Stock Split

On August 6, 2016, PixarBio Nevada effected a split of its authorized common stock of 1:2.066. All common stock and common stock equivalent holders of record on that date received a stock split to increase holdings. The financial statements referred to herein have been retroactively adjusted to the earliest period presented to account for this forward split.

Liquidity and Capital Resources

Our cash balance at September 30, 2016 was $715,111, a decrease of $1,663,186 from $2,378,297 at December 31, 2015.

The report of our independent registered public accounting firm on our financial statements for the fiscal year ended December 31, 2015 contains an explanatory paragraph regarding our ability to continue as a going concern based on our history of net losses since our inception.

From November 5, 2015 through December 4, 2015, we raised $718,000 from the sales of 1,107,009 shares of common stock at $0.649 per share, sold primarily to our founder and Chief Executive Officer.

In December 2015, PixarBio Nevada commenced a private offering of common stock at $1.45 per share, sold only to accredited investors. As of June 30, 2016, we raised $5,398,980 and issued 3,718,130 shares of common stock related to this private offering, and closed this offering.

In August 2016, PixarBio Nevada commenced an additional private placement of up to 20,000,000 shares at the price of $2.00 per share or $40,000,000 to be sold only to accredited investors. Each share purchased received a warrant to purchase one share of common stock at an exercise price of $4.50 per share. This private placement terminated on October 30, 2016. This private placement raised $7,186,094.

We have experienced recurring losses and negative cash flow from operations since inception. We have been dependent on raising capital from loans pursuant to convertible promissory notes issued to Francis M. Reynolds and from the sale of securities in order to continue to operate and to meet our obligations in the ordinary course of business.

The accompanying financial statements have been prepared assuming we will continue as a going concern and that contemplates the continuity of operations, realization of assets and the satisfaction of liabilities and commitments in the normal course of business. We have incurred losses since inception, are devoting substantially all of our efforts toward research and development and have an accumulated deficit of $19,125,883 at September 30, 2016. These factors raise substantial doubt about our ability to continue as a going concern. Our success is dependent on the successful execution of our strategy, our ability to generate profits in future years and sufficient cash flows to fund our operations. Our ability to execute our operating plan depends on our ability to obtain additional funding via the sale of equity and/or debt securities, a strategic transaction or otherwise. We plan to continue to actively pursue financing alternatives, but there can be no assurance that we will obtain the necessary funding. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Cash used in operating activities was $6,648,147 for the nine months ended September 30, 2016 compared to cash used in operating activities of $2,559,501 for the nine months ended September 30, 2015. The primary reason for this increase was normal growth and expansion of our business including increase in employees and the addition of two facilities, one in New Hampshire and one in Fort Lee, NJ.

Cash used in investing activities was $963,354 for the nine months ended September 30, 2016 compared to cash used in investing activities of $115,527 for the nine months ended September 30, 2015. The primary reason for the increase was cash paid in the merger transaction and additional purchases of fixed assets for the new facilities.

Cash provided by financing activities was $5,948,315 for the nine months ended September 30, 2016 compared to cash provided by financing activities of $2,751,938 for the nine months ended September 30, 2015. In the nine months ended September 30, 2016, $2,521,671 of the cash provided by financing activities were proceeds from our December 2015 private placement and $3,532,334 of cash proceeds were from the August 2016 private placement. The remaining proceeds of $3,653,760 were received in October 2016.

Commitments and Contingencies

There were no items, except as described above, that significantly impacted our commitments and contingencies.

Off-Balance Sheet Arrangements

At September 30, 2016, we had no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to our stockholders.

Cautionary Note Regarding Forward-Looking Statements

This Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to the "safe harbor" created by those sections. Forward-looking statements are based upon our management's beliefs and assumptions and on information currently available to our management. In some cases, you can identify forward-looking statements by terms such as "may," "will," "should," "could," "would," "expect," "plan," "anticipate," "believe," "estimate," "project," "predict," "intend," "potential" and similar expressions intended to identify forward-looking statements. These statements, including statements relating to our anticipated revenue streams and our belief that the cash flow generated by these businesses will be sufficient to finance our operations, involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance, time frames or achievements to be materially different from any future results, performance, time frames or achievements expressed or implied by the forward-looking statements. We discuss many of these risks, uncertainties and other factors in "Risk Factors." Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements. Also, these forward-looking statements represent our estimates and assumptions only as of the date of this filing. You should read this Prospectus completely and with the understanding that our actual future results may be materially different from what we expect. We hereby qualify our forward-looking statements by our cautionary statements. Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On November 18, 2016, the Board of Directors approved a change in our independent registered public accounting firm to Wolf & Company, P.C. There have not been any disagreements with our current and prior accountants on accounting and financial disclosure or any other matter.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

Set forth below are the names, ages and present principal occupations or employment, and material occupations, positions, offices or employments for the past five years of our current directors and executive officers.

Name	Age	Position
Francis M. Reynolds	54	Chief Executive Officer, Chief Financial Officer, Chief Scientific Officer, Chairman of the Board of Directors
Katrin Holzhaus	47	Chief Administration Officer, Director
David A. Cass	47	Independent Board Member
Derek S. Bridges	48	Independent Board Member
Laura Barker Morse	72	Independent Board Member

For purposes of the balance of this section “PixarBio” shall include both the Company and PixarBio Nevada.

Francis M. Reynolds has served as the Chief Executive Officer, Chief Financial Officer, Chief Scientific Officer and Chairman of the Board of Directors of PixarBio since August 2013. Mr. Reynolds co-founded PixarBio in 2013. From 2005 to August 2013, Mr. Reynolds served as the Chairman of the Board, Chief Executive Officer, Chief Scientific Officer, and Chief Financial Officer of InVivo Therapeutics Corp, a research and clinical-stage biomaterials and biotechnology company he founded in 2005. Due to a fractured foot which took 30 months to heal, Mr. Reynolds retired from InVivo Therapeutics in August 2013. In the spring of 2013, while leading clinical studies and regulatory affairs, Mr. Reynolds received the first FDA approval to begin human studies on his NeuroScaffold. In addition, he is a co-inventor on over 50 neurological biomaterials focused patent applications. His research has been published in the Journal of Biomaterials and the Journal of Neuroscience: Methods. As lead inventor on the NeuroScaffold, Mr. Reynolds led the team to become the first and only team to achieve functional recovery after a spinal cord injury in all three required models for FDA approval (rodents, non-human primates and humans). Mr. Reynolds was nominated for the “2013 Boston Business Journal CFO of the Year”, and led InVivo Therapeutics to win the Boston Business Journal’s “2013 Best Places to Work in Boston”. He was featured in the March 2010 and October 2009 issues of Inc. Magazine. He was awarded the 2010 Irish Life Science 50 Award by the President of Ireland, Mary McAleese. He was also awarded the 2016 Irish American Healthcare & Life Sciences 50 Award. Mr Reynolds won the American Spinal Injury Association’s “2011 David F Apple Award for Excellence in Publishing” in spinal cord injury rehabilitation research. Mr. Reynolds received the 2014 Irish Education 100 Award, and in March 2015 he received the 2015 IABCN “Taoiseach Award” or Prime Minister’s Award for Leadership, presented by Anne Andersen, Ireland Ambassador to the USA. As the former Director of Global Business Development at Siemens, Mr. Reynolds was responsible for new business in over 100 countries. He has over 30 years of executive management experience and was the founder and CEO of Expand The Knowledge, Inc. He is an Executive Board Member of the Irish American Business Chamber and has served on the board of the Special Olympics of Massachusetts and Wharton Consulting Partners. Mr. Reynolds is also a member of the American College of Healthcare Executives, an international professional society of healthcare executives who lead hospitals, healthcare systems and other healthcare organizations as well as a member of the American Psychological Association. Mr. Reynolds suffered a paralyzing injury to his spine in December 1992. In the following months he began years of graduate school with formal training in Neuroscience, providing the foundation for his neuroscience expertise. He obtained an MBA from MIT-Sloan Fellows Program in Global Innovation and Leadership at Massachusetts Institute of Technology in 2006; a Master’s of Science in Technology Management from The Wharton School in 2004; a Master’s of Science in Engineering from University of Pennsylvania in 2003; a Master’s of Science in Management Information Systems from Temple University in 2003; a Master’s of Science in Health Administration from Saint Joseph’s University in 1996; a Master’s of Science in Counseling Psychology from Chestnut Hill College in 1993 and a Bachelor of Science in Marketing from Rider University in 1984. Mr. Reynolds has over 35 years of management experience, which we believe makes him well qualified to sit on our Board of Directors.

Katrin Holzhaus co-founded PixarBio as Chief Operating Officer and has served as Chief Administration Officer and a Director of PixarBio since September 2013. Having worked in the executive suite with PixarBio co-founder and CEO Frank Reynolds for almost 15 years she has had a front row view to revolutionary neurological R&D models that have led to breakthrough treatments for spinal cord injury and pain. Initially with Expand the Knowledge, InVivo Therapeutics Holdings Corp (NVIV), and now with PixarBio, Ms. Holzhaus brings complimentary leadership skillsets to PixarBio’s operations team and a proven record of success. At PixarBio, Ms. Holzhaus oversees our administrative and resource allocation including long-range financial planning and budgeting, business and contractual services, research support, human resources, facilities planning and ensuring accountability across the organization by measuring results under established standard operating procedures, systems, and metrics. A critical partner to the CEO, her career has been focused on operational execution, organizational design, application of technology to the business and financial accountability. As a key member of the management team, she enables the organization’s rapid growth and development based upon her strong track record of rapidly developing corporate capabilities. From July 2012 to August 2013, Ms. Holzhaus served as Senior Executive Assistant at InVivo Therapeutics a pharmaceutical company. From June 2004 to July 2012, she was Director of Operations at Magnum Group, Inc., a global communications company supporting clients in the life sciences sector. Ms. Holzhaus received her MBA and MS in Management Information Systems from Temple University, Philadelphia, Pennsylvania in 2002 and a Master of Arts from Leipzig University, Germany in 1993. Ms. Holzhaus has in excess of 20 years of experience in operations, corporate development, program management, entrepreneurship and communications, which we believe makes her well qualified to sit on our Board of Directors.

David A. Cass has served as an independent member of the Board of Directors of PixarBio since June 2014. Since September 2015, Mr. Cass has been the Chief Information Security Officer for IBM. He has global responsibility for all aspects of security practices, processes, and policies across the IBM Cloud & SaaS business unit. Mr. Cass also serves as a banking compliance subject matter expert for IBM and leads the IBM cloud compliance advisory body for financial services. Since January 2015, Mr. Cass has been Key Contributor and Advisory Board Member of Securitycurrent, a security news and information site by CISOs for CISOs. Since March 2014, he has been Member of Board of Trustees of Lebanon Valley College. He has been Adjunct Faculty at Drexel University since January 2009. From June 2011 to September 2015, Mr. Cass served as the Senior Vice President and Chief Information Security Officer for Elsevier, leading an organization of experienced legal, risk and security professionals that provided data protection, privacy, security, and risk management guidance on a global basis for Elsevier. Mr. Cass previously served as the Senior Director of Information Security Risk and Governance for Freddie Mac and rebuilt the risk and governance function and as Vice President of Risk Management for JPMorgan Chase where he was responsible for providing assessment of risk management state, contributing to future direction of risk management, continuity & disaster recovery. Mr. Cass obtained an MSE from the University of Pennsylvania’s Wharton School in 2006, and an MBA from MIT in 2012. He has extensive experience in IT security, risk assessment, risk management, business continuity and disaster recovery, developing security policies and procedures. He has played a key role in leading and building corporate risk and governance and information security organizations in the financial sector. Therefore, we believe he is well qualified to be on our Board of Directors.

Derek Bridges has served as an independent member of the Board of Directors of PixarBio since February 2015. Since January 2013, Mr. Bridges has served as President and CEO of Next Level Alignment, Inc., providing advisory services to firms requiring management consulting in the areas of healthcare, education, emerging technologies and their private equity and venture capital funding partners. The firm comprises a network of senior executives and experts in the U.S. Health Insurance markets, sales, virtual education, technology entrepreneurship and the alignment of growth strategies. He received an M.B.A. from the University of Kansas in 1999 and an M.S.E. in Technology Management from the University of Pennsylvania’s Wharton School in 2005. Mr. Bridges has extensive experience with regulatory filing, bidding and reimbursement with the Centers for Medicare and Medicaid (CMS) and specifically with the Patient Protection and Affordable Care Act (PPACA). He previously served as a senior executive for several of the largest health insurance companies in the U.S. Mr. Bridges previously served as a senior executive for Anthem, Aetna and Delta Dental, developing growth strategies to double revenue/profitability in $100MM to $1B+ organizations. Therefore, we believe he is well qualified to be on our Board of Directors.

Laura Barker Morse has served as an independent member of the Board of Directors of PixarBio since June 2016. She has been Director of reacHIRE, a venture-backed firm providing training and placement for professional women returning to the workforce, since May 2016. Since May 2008, Ms. Morse has served as Managing Director of Entrepreneurship Ventures Inc., a consulting and coaching firm focused on assisting global entrepreneurs to achieve their full potential. Between 1999 and 2008 she served as the Human Capital Partner for Atlas Venture, focused on portfolio company team building. She also headed human resources for the firm, coordinating with offices in Europe and in the U.S. to design and implement best in class recruitment, compensation, benefits and training programs. During 2010 she co-taught “Designing and Leading the Entrepreneurial Venture,” an elective at MIT/Sloan School of Business. Ms. Morse obtained her BA in English and Psychology from the University of Iowa in 1968. She also led worldwide recruiting & expatriate services for S.W.I.F.T. sc Brussels, a global financial telecom consortium. She is a frequent speaker in Europe, Solvay (Belgium), Harvard Business School, and MIT/Sloan. Ms. Morse has extensive experience in consulting for global new ventures and specializes in human capital strategies including recruitment, development and reward systems, which we believe makes her well qualified to be on our Board of Directors.

FAMILY RELATIONSHIPS

There are no family relationships among our officers, directors, persons nominated for such positions, or significant shareholders.

INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

None of our directors, executive officers, or control persons has been involved in any of the following events during the past five years:

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Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of bankruptcy or within two years prior to that time;

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Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

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Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

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Being found by a court of competent jurisdiction (in a civil violation), the SEC or the Commodity Future Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

BOARD COMMITTEES

The Board of Directors has an Audit Committee and a General Nominating Committee. Members of the Audit Committee are David Cass, Derek Bridges, Katrin Holzhaus, and Laura Barker Morse. Members of the General Nominating Committee are David Cass, Derek Bridges, Francis Reynolds, and Laura Barker Morse. To date, we have not engaged third parties to identify or evaluate or assist in identifying potential nominees, although we reserve the right to do so in the future.

The Board of Directors does not have an express policy with regard to the consideration of any director candidates recommended by shareholders since the Board of Directors believes that it can adequately evaluate any such nominees on a case-by-case basis; however, the Board of Directors will evaluate shareholder-recommended candidates under the same criteria as internally generated candidates. Although the Board of Directors does not currently have any formal minimum criteria for nominees, substantial relevant business and industry experience would generally be considered important, as would the ability to attend and prepare for board, committee and shareholder meetings. Any candidate must state in advance his or her willingness and interest in serving on the board of directors.

CODE OF ETHICS

We currently do not have a Code of Ethics. However, we intend to adopt a Code of Ethics pursuant to Section 406 of the Sarbanes-Oxley Act of 2002. The Code will be designed to deter wrongdoing and to promote:

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Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

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Full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or submit to, the SEC, and in other public communications that we made;

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Compliance with applicable governing laws, rules and regulations;

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The prompt internal reporting of violations of the Code to the appropriate person or persons; and

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Accountability for adherence to this Code.

This Code will require the highest standard of ethical conduct and fair dealing of its Chief Financial Officers. While, per Sarbanes-Oxley, this policy is intended to only cover the actions of the CFO, we expect that our other officers, directors and employees will also review the Code and abide by its provisions. We believe that our reputation is a valuable asset and must continually be guarded by all associated with us so as to earn the trust, confidence and respect of our suppliers, customers and stockholders.

Our CFO is committed to conducting business in accordance with the highest ethical standards. The CFO must comply with all applicable laws, rules and regulations. Furthermore, the CFO must not commit an illegal or unethical act, or instruct or authorize others to do so.

There are no familial relationships among any of our officers or directors. None of our directors or officers is a director in any other reporting companies. None of our directors or officers has been affiliated with any company that has filed for bankruptcy within the last five years. We are not aware of any proceedings to which any of our officers or directors, or any associate of any such officer or director, is a party adverse to us or any of our subsidiaries or has a material interest adverse to it or any of its subsidiaries.

Each of our director serves for a term of one year or until the successor is elected at our annual shareholders' meeting and is qualified, subject to removal by our shareholders. Each officer serves, at the pleasure of the board of directors, until the successor is elected at the annual meeting of the board of directors and is qualified.

Auditors; Code of Ethics; Financial Expert

Our principal independent accountant is Wolf & Company, P.C. We do not currently have a Code of Ethics applicable to our principal executive, financial and accounting officers. David A. Cass is our “financial expert” on the Board of Directors.

Director Independence

We are not subject to listing requirements of any national securities exchange or national securities association and, as a result, we are not at this time required to have our board comprised of a majority of “independent directors.” Although it is not required, we have a majority of “independent directors” which meet the definition of “independent” as promulgated by the rules and regulations of the American Stock Exchange.

EXECUTIVE COMPENSATION

The following table sets forth information concerning the total compensation paid or accrued by us during the fiscal year ended December 31, 2015 to (i) all individuals that served as our principal executive officer or acted in a similar capacity for us at any time during the fiscal year ended December 31, 2015; (ii) all individuals that served as our principal financial officer or acted in a similar capacity for us at any time during the fiscal year ended December 31, 2015; and (iii) all individuals that served as executive officers of ours at any time during the fiscal year ended December 31, 2015 that received annual compensation during the fiscal year ended December 31, 2015 in excess of $100,000.

SUMMARY COMPENSATION TABLE

Name & Principal Position	Fiscal Year ended December 31,	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Francis M. Reynolds	2015	273,050.00	0	0	0	0	565,048.22	21,916.2	860,014.42
Katrin Holzhaus	2015	209,515.56	21,700.00	0	500	0	0	7,860.96	239,576.52
Henry Sargent (1)	2015	-	-	-	-	-	-	-	-

(1)

Mr. Sargent resigned as principal executive officer on August 19, 2016.

OUTSTANDING EQUITY AWARDS

We have adopted an employee stock option incentive plan and award stock and stock options to our management and personnel in accordance with such plan (the “Option Plan”). Pursuant to our current incentive plan, a pool of up to 25,000,000 stock options may be issued to our employees, personnel, advisors, and/or our management on terms to be determined by our Board of Directors. Presently we have issued 12,865,743 options pursuant to this Option Plan.

EMPLOYMENT AGREEMENTS

On January 25, 2016, we entered into an employment agreement with Francis M. Reynolds, our Chairman of the Board, Chief Executive Officer, Chief Financial Officer and Chief Scientific Officer. The agreement has a two year term. Under the agreement, we agreed to pay $645,000 per year as a base salary and annual bonuses of up to $400,000 and we granted Mr. Reynolds options to purchase 413,200 shares of our common stock at an exercise price of $.005 per share.

On December 15, 2015, we entered into an employment agreement with Katrin Holzhaus, our Chief Administration Officer and a Director. The agreement has a two year term. Under the agreement, we will pay $245,000 per year as a base salary and annual bonuses of up to 20% of the base salary and we granted options to purchase 103,300 shares of our common stock at an exercise price of $.005 per share.

Henry Sargent, our former CEO and principal shareholder, continues to serve as manager of BM LLC and operates the yoga business pursuant to a management agreement executed on August 19, 2016. The management agreement expires on August 19, 2017. In consideration for his services, Mr. Sargent is entitled to fifty percent (50%) of the net profits from the operation of BM LLC as compensation. Mr. Sargent agreed to make loans to BM LLC in the ordinary course, as needed, in the event its revenues are insufficient to fund operations. Any such loan shall bear interest at the rate of three percent (3%) per annum and shall have a maturity date of 90 days. As security for such loans, we gave Mr. Sargent a first priority security interest and lien in its membership interest in BM LLC. Mr. Sargent has the option to purchase our membership interest in BM LLC, which may be exercised at any time following one hundred twenty (120) days from the date of the management agreement. The purchase price shall be conditioned upon BM LLC’s financial results for the second half of the 2016 calendar year.

Each of our employees has also entered into a confidentiality, non-competition and non-solicitation assignment agreement. Each employee has also agreed that all information, whether or not in writing, concerning our business, technology, business relationships or financial affairs which we have not released to the general public is and will be our exclusive property.

CONSULTING AGREEMENTS

Scientific Advisory Board

On January 18, 2015, we entered into a consulting agreement with Robert S. Langer. Pursuant to the consulting agreement, we issued Dr. Langer options to purchase 413,200 shares of our common stock at an exercise price of $.005 per share and, pursuant to an August 17, 2016 amendment to this consulting agreement, Dr. Langer will receive an annual compensation of $200,000 beginning October 31, 2016, the effective date of the merger with PixarBio Nevada.

Pursuant to the consulting agreement with Amer Khalil, we issued options to purchase 206,600 shares of our common stock at an exercise price of $.005 per share.

Pursuant to the consulting agreements with Steven Cohen, Brian Block, Neel Mehta and Amitabh Gulati, we issued options to purchase 103,300 share of our common stock to each of them at an exercise price of $.005 per share.

Clinical Advisory Board

Pursuant to the consulting agreements with Bryan Donald Springer, James Thompson Caillouette, Robert Michael Meneghini, Douglas E. Padgett, Anthony G. Sanzone, John Brandon Winchester, Scott M. Sporer, Kris John Alden, Moeed Azam, Gregory V. Hickman and Mark William Pagnano, we issued options to purchase 30,990 shares of our common stock to each of them at an exercise price of $1.45 per share and issued options to purchase 25,000 shares of our common stock at an exercise price of $2.00 per share and agreed to pay each of them an hourly rate of $750 plus $375 per hour for travel time.

Pursuant to the consulting agreement with John Frederick Camp, we issued options to purchase 30,990 shares of our common stock at an exercise price of $1.45 per share and agreed to pay an hourly rate of $750 plus $375 per hour for travel time.

The Consulting Agreements with James B. Mueller and Ajay K. Suman required us to issue options to purchase 30,990 shares of our common stock to each of them at an exercise price of $.005 per share and to pay an hourly rate of $500 plus $250 per hour for travel time.

BOARD OF DIRECTORS AGREEMENTS

Pursuant to agreements with Derek Bridges and David Cass, we granted each director options to purchase 103,300 shares of our common stock, at a purchase price of $0.005 per share.

Pursuant to an agreement with Laura Morse, we granted to Ms. Morse options to purchase 103,300 shares of our common stock, at a purchase price of $1.45 per share.

INDEBTEDNESS OF DIRECTORS, SENIOR OFFICERS, EXECUTIVE OFFICERS AND OTHER MANAGEMENT

Our directors and executive officers or any associate or affiliate of our company during the last two fiscal years, is not or has been indebted to our company by way of guarantee, support agreement, letter of credit or other similar agreement or understanding currently outstanding.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth information regarding beneficial ownership of our common stock as of October 31, 2016 (i) by each person who is known to us to beneficially own more than 5% of our common stock; (ii) by each of our officers and directors; and (iii) by all of our officers and directors as a group.

Title of Class (Common Stock)	Name & Address of Beneficial Owner, Executive Officers and Directors(1)	Office, If Applicable	Amount and Nature of Beneficial Ownership(2)	Percent of Class
	Francis M. Reynolds	Chief Executive Officer, Chief Financial Officer, Chief Scientific Officer and Chairman of the Board of Directors	46,643,589(3)	59.2%
	Robert Langer	Scientific Advisory Board Member	11,798,583(4)	15.0%
	Katrin Holzhaus	Chief Administration Officer and Director	2,325,627(5)	3.0%
	David A. Cass	Independent Board Member	185,021(6)	*
	Derek Bridges	Independent Board Member	49,498(7)	*
	Laura Barker Morse	Independent Board Member	146,143(8)	*
	Executive officers and directors as a group		49,347,725	62.3%

________________________

* less than 1%

(1)

Unless otherwise indicated, the address for each director and officer is 200 Boston Avenue, Suite 1875, Medford, MA 02155.

(2)

These amounts include the effect of equity-based awards that are vested and exercisable within 60 days.

(3)

The amount includes 215,208 stock options, with an exercise price of $0.005, that are exercisable within 60 days and 71,314 shares of common stock held by Mr. Reynolds’ spouse. This does not include 197,992 stock options, with an exercise price of $0.005 that are not exercisable within 60 days, 413,200 stock options, with an exercise price of $ 1.45, that are not exercisable within 60 days. Also, this does not include 1,549,500 shares of restricted stock that vest upon certain FDA milestones. The amount does not include the shares beneficially owned by Mr. Reynolds’ adult children or by any trust of which Mr. Reynolds’ spouse is a trustee.

(4)

The amount includes 215,208 stock options, with an exercise price of $ 0.005, that are exercisable within 60 days. This amount does not include 197,992 stock options, with an exercise price of $0.005, that are not exercisable within 60 days, nor does it include 619,800 shares of restricted stock that vest upon certain FDA milestones.

(5)

The amount includes 215,208 stock options, with an exercise price of $ 0.005, and 25,825 stock options, with an exercise price of $ 1.45, that are exercisable within 60 days. This amount does not include 197,992 stock options, with a price of $0.005, and 77,475 stock options, with a price of $1.45, that are not exercisable within 60 days. This amount also does not include 413,200 shares of restricted stock that vest upon certain FDA milestones.

(6)

The amount includes 64,562 stock options that are exercisable within 60 days and does not include 38,738 stock options that are not exercisable within 60 days, with an exercise price of $0.005.

(7)

The amount includes 49,498 stock options that are exercisable within 60 days and does not includes 53,802 stock options that are not exercisable within 60 days, with an exercise price of $0.005.

(8)

The amount does not include 103,300 stock options that are not exercisable within 60 days, with an exercise price of $ 1.45.

CHANGES OF CONTROL

There are currently no arrangements which would result in a change in control of us.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

There are no familial or related party relationships between us and any of the directors or executive officers named above.

We acquired our yoga business on January 1, 2015 in a transaction in which we exchanged 5,000,000 shares of common stock for an assignment of 100% of the ownership interests in Buddhi Mat LLC, a Connecticut limited liability company formed in June 2009. Buddhi Mat LLC was owned by Henry Sargent, our former principal shareholder, President and Chief Executive Officer, and the 5,000,000 shares were distributed to him in the exchange of 100% membership interests in Buddhi Mat LLC.

From time to time, Mr. Sargent advanced funds to BMP Holdings for working capital purposes. Those advances were unsecured, non-interest bearing and due on demand. In December 2015, BMP Holdings agreed to issue Mr. Sargent an additional 245,000,000 shares of common stock in return for continued short term financing of company operations. In connection with the stock acquisition of the 5,000,000 shares of the BMP Holdings on August 19, 2016, PixarBio Nevada also paid an amount of $216,500 to BMP Holdings, of which $191,500 was utilized to satisfy the outstanding loan made by Mr. Sargent to and of which $25,000 was utilized to pay certain expenses of BMP Holdings. Upon repayment of the outstanding loan, Mr. Sargent utilized $16,941 to pay certain expenses of BMP Holdings in accordance with terms of the stock purchase agreement.

On August 19, 2016, we entered into a management agreement with Mr. Sargent, which provides that Mr. Sargent will continue to serve as manager of Buddhi Mat LLC and will continue to manage and operate the business. The management agreement expires on August 19, 2017. In consideration for his services, Mr. Sargent is entitled to fifty percent (50%) of the net profits from the operation of Buddhi Mat LLC as compensation. Pursuant to the management agreement, net profits is defined as the amount of gross revenue derived from the operation of Buddhi Mat LLC, less all reasonable and necessary operating expenses applied in accordance with generally accepted accounting principles. Mr. Sargent shall make loans to Buddhi Mat LLC in the ordinary course, as needed, if our revenues are insufficient to fund operations. Any such loan shall bear interest at the rate of three percent (3%) per annum and shall have a maturity date of 90 days. As security for such loans, we gave Mr. Sargent a first priority security interest and lien in our membership interest in Buddhi Mat LLC. Mr. Sargent has the option to purchase our membership interest in Buddhi Mat LLC, which may be exercised at any time following one hundred twenty (120) days from the date of the management agreement. The purchase price shall be conditioned upon Buddhi Mat LLC’s financial results for the second half of the 2016 calendar year.

PixarBio Nevada issued convertible notes payable (the “Notes”) for total proceeds of $6,200,000. Substantially all of the Notes were issued to Frank Reynolds and other related parties. The Notes accrued interest at 12% per annum. The Notes were convertible only in the event of a Qualified Equity Financing, as defined, or at maturity if no Qualified Equity Financing occurs at a price equal to 110% of the issue price. In conjunction with the Notes, PixarBio Nevada committed to issue warrants in the event of a Qualified Equity Financing, as defined, in an exercise price equal to the lowest issue price. The number of shares issuable under the warrants would be determined based upon 5% of the principal of the Notes divided by the exercise price as determined above. On November 15, 2015, all Notes and accrued interest totaling $7,548,047, including a 10% premium, were converted into 31,216,328 shares of common stock. No warrants were issued upon conversion. Of this amount, 26,159,812 shares of common stock were issued to Frank Reynolds.

Frank Reynolds and other related parties invested an additional $718,000 in PixarBio Nevada by purchasing 1,107,009 shares of common stock at $0.649 per share in November 2015.

As of September 30, 2016 and December 31, 2015, $649,392 and $568,767, respectively, were owed to Frank Reynolds for deferred salary and bonus by PixarBio Nevada.

On June 24, 2016, PixarBio Nevada issued a convertible promissory note to the Francis M Reynolds IRV Legacy Trust in the amount of $500,000. On August 6, 2016, this promissory note was converted into 250,000 shares of common stock and 250,000 warrants to purchase common stock priced at $4.50 per share.

In July 2016, Franks Reynolds, our founder and Chief Executive Officer, invested $500,000 to PixarBio Nevada evidenced by a promissory note and subscribed for 250,000 shares of common stock and 250,000 warrants to purchase common stock priced at $4.50 per share. The promissory note was converted on August 6, 2016. Also, the Francis M Reynolds 2013 Irrevocable Trust invested $400,000 evidenced by a promissory note which was converted on August 6, 2016 into 200,000 shares of common stock and 200,000 warrants to purchase common stock priced at $4.50 per share.

In July 2016, Pixar Nevada issued 5,689,764 shares of restricted common stock to its founders and certain other employees engaged in research and development, including 1,549,500 shares issued to Frank Reynolds, 1,549,500 shares issued to Jason Criscione, 413,200 shares issued to Katrin Holzhaus and 619,800 shares issued to Robert Langer. Upon the effectiveness of the merger, these shares of common stock were exchanged for our shares and vest when we achieve certain FDA milestones.

On October 28, 2016, Frank Reynolds verbally agreed to provide a line of credit to us in the amount of $10,000,000. We intend to enter into a written agreement shortly in the form of a Non-Revolving Line of Credit Agreement (the “Agreement”). Under the terms of the Agreement, lender has agreed to lend us up to an aggregate of $10,000,000, with a withdrawal limit of $2,500,000 per financial calendar quarter, upon our written request. Any amounts we borrow pursuant to the Agreement will bear interest at 23% per year. Interest is due and payable quarterly in arrears. The term of the Agreement is from January 1, 2017 to December 31, 2017. Repayment of the principal amount borrowed pursuant to the Agreement will be due on December 31, 2017, or the Maturity Date. Prepayment of any amounts due under the Agreement may be made at any time without penalty. The Agreement terminates on the Maturity Date.

LEGAL MATTERS

The Mintz Fraade Law Firm, P.C. has opined on the validity of the shares of common stock being offered hereby.

EXPERTS

The financial statements included in this prospectus and in the registration statement with respect to PixarBio Nevada have been audited by Wolf & Company, P.C., an independent registered public accounting firm, to the extent and for the period set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The financial statements included in this prospectus and in the registration statement with respect to BMP Holdings, Inc. have been audited by Scrudato & Co., PA, an independent registered public accounting firm, to the extent and for the period set forth in their report appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our bylaws provide for the indemnification of our present and prior directors and officers or any person who may have served at our request as a director or officer of another corporation, partnership, joint venture, trust or employee benefit plan, against expenses actually and necessarily incurred by them in connection with the defense of any actions, suits or proceedings in which they, or any of them, are made parties, or a party, by reason of being or having been director(s) or officer(s) of us or of such other corporation, in the absence of negligence or misconduct in the performance of their duties. This indemnification policy could result in substantial expenditure by us, which we may be unable to recoup.

Insofar as indemnification by us for liabilities arising under the Securities Exchange Act of 1934 may be permitted to our directors, officers and controlling persons pursuant to provisions of the Amended Articles of Incorporation and Bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us is in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act with the SEC for the securities offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For additional information about us and our securities, we refer you to the registration statement and the accompanying exhibits and schedules. Statements contained in this prospectus regarding the contents of any contract or any other documents to which we refer are not necessarily complete. In each instance, reference is made to the copy of the contract or document filed as an exhibit to the registration statement, and each statement is qualified in all respects by that reference. Copies of the registration statement and the accompanying exhibits and schedules may be inspected without charge (and copies may be obtained at prescribed rates) at the public reference facility of the SEC at Room 1024, 100 F Street, N.E. Washington, D.C. 20549.

You can request copies of these documents upon payment of a duplicating fee by writing to the SEC. You may call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference rooms. Our filings, including the registration statement, will also be available to you on the Internet web site maintained by the SEC at http://www.sec.gov.

PIXARBIO CORPORATION

a Nevada corporation

Index to Financial Statements

PIXARBIO CORPORATION
BALANCE SHEETS

	As of December 31,
	2015	2014	2013
ASSETS
Current assets:
Cash	$2,378,297	$72,500	$123,146
Prepaid expenses	38,660	2,400	7,400
Total current assets	2,416,957	74,900	130,546

Property and equipment, net	815,845	837,772	114,264
Intangible assets, net	192,583	95,605	19,009
Deposits	80,414	101,200	91,200
TOTAL ASSETS	$3,505,799	$1,109,477	$355,019

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
Account payable and accrued expenses	$910,204	$441,501	$22,579
Convertible notes payable	-	3,080,000	-
Accrued interest on convertible debt	-	302,196	-
Capital leases - current portion	149,632	75,774	-
Total current liabilities	1,059,836	3,899,471	22,579

Convertible notes payable	-	-	600,000
Accrued interest on convertible debt	-	-	24,407
Common stock subscription deposits, 208,666 shares	303,000	-	-
Capital leases, net of current portion	160,038	127,363	-
TOTAL LIABILITIES	1,522,874	4,026,834	646,986

COMMITMENTS

STOCKHOLDERS' EQUITY (DEFICIT)
Common stock, $0.01 par value; authorized 100,000,000 shares; issued and outstanding 67,378,073, 33,056,000 and 35,122,000 shares at December 31, 2015, 2014 and 2013, respectively	673,781	330,560	351,220
Additional paid-in capital	10,616,405	1,922	-
Common stock subscription receivables, 70,932 shares	(102,999)	-	-
Accumulated deficit	(9,204,262)	(3,249,839)	(643,187)
TOTAL STOCKHOLDERS' EQUITY (DEFICIT)	1,982,925	(2,917,357)	(291,967)
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)	$3,505,799	$1,109,477	$355,019

See report of independent registered public accounting firm and accompanying notes to financial statements
Reflects a 1-for-2.066 stock split effective August 6, 2016

PIXARBIO CORPORATION
STATEMENTS OF OPERATIONS

			Period from
			August 29, 2013
	Years Ended		(inception) to
	December 31,		December 31,
	2015	2014	2013
OPERATING EXPENSES:
Research and development	$3,471,991	$1,686,651	$131,970
General and administrative	1,399,885	645,554	135,590
TOTAL OPERATING EXPENSES	4,871,876	2,332,205	267,560

OPERATING LOSS	(4,871,876)	(2,332,205)	(267,560)

INTEREST EXPENSE	1,082,547	295,107	24,407

NET LOSS	$(5,954,423)	$(2,627,312)	$(291,967)

NET LOSS PER SHARE, BASIC AND DILUTED	$(0.16)	$(0.08)	$(0.01)

Weighted average number of common shares outstanding, basic and diluted	37,134,536	34,238,998	35,122,000

See report of independent registered public accounting firm and accompanying notes to financial statements
Reflects a 1-for-2.066 stock split effective August 6, 2016

PIXARBIO CORPORATION
STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

				Common		Total
			Additional	Stock		Stockholders'
	Common Stock		Paid-in	Subscription	Accumulated	Equity
	Shares	Amount	Capital	Receivables	Deficit	(Deficit)
Balance on inception date, August 29, 2013	-	$-	$-	$-	$-	$-
Issuance of founders restricted stock	35,122,000	351,220	-	-	(351,220)	-
Net loss	-	-	-	-	(291,967)	(291,967)
Balance at December 31, 2013	35,122,000	351,220	-	-	(643,187)	(291,967)
Forfeiture of founders restricted stock	(2,066,000)	(20,660)	-	-	20,660	-
Share-based compensation expense	-	-	1,922	-	-	1,922
Net loss	-	-	-	-	(2,627,312)	(2,627,312)
Balance at December 31, 2014	33,056,000	330,560	1,922	-	(3,249,839)	(2,917,357)
Issuance of common stock in private placements	2,950,795	29,508	3,365,800	(102,999)	-	3,292,309
Conversion of convertible notes payable and accrued interest	31,216,328	312,163	7,235,884	-	-	7,548,047
Exercise of stock options	154,950	1,550	(800)	-	-	750
Share-based compensation expense	-	-	13,599	-	-	13,599
Net loss	-	-	-	-	(5,954,423)	(5,954,423)
Balance at December 31, 2015	67,378,073	$673,781	$10,616,405	$(102,999)	$(9,204,262)	$1,982,925

See report of independent registered public accounting firm and accompanying notes to financial statements
Reflects a 1-for-2.066 stock split effective August 6, 2016

PIXARBIO CORPORATION
STATEMENTS OF CASH FLOWS

			Period from
			August 29, 2013
			(inception) to
	Years Ended December 31,		December 31,
	2015	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(5,954,423)	$(2,627,312)	$(291,967)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation expense	331,914	226,127	559
Amortization expense	7,102	2,580	-
Share-based compensation expense	13,599	1,922	-
Non-cash interest expense	1,045,851	277,789	24,407
Changes in operating assets and liabilities:
Prepaid expenses	(36,260)	5,000	(7,400)
Deposits	20,786	(10,000)	(91,200)
Accounts payable and accrued expenses	468,703	418,922	22,579
NET CASH USED IN OPERATING ACTIVITIES	(4,102,728)	(1,704,972)	(343,022)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment	(99,681)	(607,446)	(114,823)
Investment in intangible assets	(104,080)	(79,176)	(19,009)
NET CASH USED IN INVESTING ACTIVITIES	(203,761)	(686,622)	(133,832)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of convertible notes payable	3,120,000	2,480,000	600,000
Principal payments on capital leases	(103,773)	(139,052)	-
Proceeds from private placements, net of subscriptions receivable	3,292,309	-	-
Proceeds from common stock subscriptions	303,000	-	-
Proceeds from the exercise of stock options	750	-	-
NET CASH PROVIDED BY FINANCING ACTIVITIES	6,612,286	2,340,948	600,000

NET INCREASE (DECREASE) IN CASH	2,305,797	(50,646)	123,146
CASH AT BEGINNING OF PERIOD	72,500	123,146	-
CASH AT END OF PERIOD	$2,378,297	$72,500	$123,146

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
AND NON-CASH FINANCING TRANSACTIONS:
Cash paid for interest	$36,705	$17,319	$-
Conversion of convertible notes payable and
accrued interest into common stock	$7,548,047	$-	$-
Assets acquired under capital leases	$221,824	$342,189	$-

See report of independent registered public accounting firm and accompanying notes to financial statements

PIXARBIO CORPORATION
Notes to Financial Statements

Years Ended December 31, 2015 and 2014, and the Period from
August 29, 2013 (Inception) to December 31, 2013

NOTE 1 – NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

PixarBio Corporation (the “Company”) was incorporated on August 29, 2013 in the state of Nevada and in 2014 registered as a foreign corporation in the Commonwealth of Massachusetts. The Company is a specialty biotechnology company focused on pre-clinical and commercial development of new products that meet the needs of neurological clinicians and their patients. The Company has offices in Salem, New Hampshire and in Medford, Massachusetts.

Going concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern and that contemplates the continuity of operations, realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The Company has incurred losses since inception, is devoting substantially all of its efforts toward research and development and has an accumulated deficit of $9,204,262 at December 31, 2015. These factors raise substantial doubt about the ability of the Company to continue as a going concern. The Company’s success is dependent on the successful execution of management’s strategy, its ability to generate profits in future years and sufficient cash flows to fund its operations. The Company's ability to execute its operating plan depends on its ability to obtain additional funding via the sale of equity and/or debt securities, a strategic transaction or otherwise. The Company plans to continue to actively pursue financing alternatives, but there can be no assurance that it will obtain the necessary funding. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis of Accounting

The accompanying financial statements are prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”).

Use of Estimates

The preparation of the accompanying financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates and changes in estimates may occur.

Cash

Cash consists of cash on hand and monies held in checking and savings accounts.

Property and equipment

Property and equipment are carried at cost less accumulated depreciation. Depreciation expense is computed using straight-line method over the assets’ estimated useful lives. Additions and improvements are capitalized while repairs and maintenance are charged to expense as incurred. A summary of the estimated useful lives is as follows:

Classification	Estimated Useful Life
Furniture and fixtures	7 years
Office equipment	5 years
Medical equipment	5 years
Computers	3 years
Leasehold improvements	Shorter of useful life and term lease

Intangible Assets and Other Long-Lived Assets

Intangible assets consist of patents and trademarks and are recorded at cost. The Company amortizes intangible assets using the straight-line method over their estimated useful lives, up to twenty years.

PIXARBIO CORPORATION
Notes to Financial Statements

Years Ended December 31, 2015 and 2014, and the Period from
August 29, 2013 (Inception) to December 31, 2013

The Company evaluates its intangible assets and other long-lived assets whenever an event or a change in circumstances has occurred that would indicate impairment of any long-lived assets. If the carrying value of the asset exceeds its future undiscounted cash flows, the Company writes down the carrying value of the intangible asset to its fair value in the period identified.

The Company generally calculates fair value as the present value of estimated future cash flows it expects to generate from the asset using a risk-adjusted discount rate. If the estimate of an intangible asset’s remaining useful life is changed, the Company amortizes the remaining carrying value of the intangible asset prospectively over the revised remaining useful life.

The Company performs a regular review of the underlying assumptions, circumstances, time projections and revenue and expense estimates to decide if there is a possible impairment. No impairment losses were recorded for the periods ended December 31, 2015, 2014 and 2013.

Share-Based Compensation

The Company recognizes compensation expense resulting from issuance of share-based awards to employees, officers and consultants in the statement of operations over the requisite service period based on the fair value of each share-based award, which is determined using the Black Scholes option pricing model.

Net Loss per Share

Net loss per share is computed by dividing net loss attributable to common stockholders by the weighted average number of shares of common stock outstanding. Outstanding stock options, warrants and convertible notes payable have not been included in the calculation of diluted net loss per share because to do so would be anti-dilutive. Accordingly, the numerator and the denominator used in computing both basic and diluted net loss per share for each period are the same.

Fair value of financial instruments

The carrying amounts of cash and cash equivalents, accounts payable, accrued expenses and convertible notes payable approximate their fair value because of their generally short term maturities.

Income Taxes

The Company is primarily subject to U.S. federal and New Hampshire and Massachusetts state income tax. The Company is subject to federal and state tax examinations by tax authorities for all years since inception.

The Company follows the asset and liability method of accounting for income taxes, which requires the recognition of deferred income taxes for temporary differences between the basis of assets and liabilities for financial statement and income tax purposes. Deferred tax assets and liabilities represent the future tax consequence for those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates is included in income in the period in which the change occurs. A valuation allowance is established when it is more likely than not that some portion or all of the deferred tax assets will not be realized. Accordingly, the Company provides a valuation allowance, if necessary, to reduce deferred tax assets to amounts that are realizable.

Tax positions taken or expected to be taken in the course of preparing the Company tax returns are required to be evaluated to determine whether the tax positions are “more-likely-than-not” of being sustained by the applicable tax authority. Tax positions not deemed to meet a more-likely-than-not threshold would be recorded as a tax expense in the current year. There were no uncertain tax positions that require accrual or disclosure in the financial statements as of December 31, 2015. The Company’s policy is to recognize interest and penalties related to income tax, if any, in income tax expense. As of December 31, 2015, the Company has no accruals for interest or penalties related to income tax matters.

Advertising

The Company expenses advertising costs as they are incurred to general and administrative expense. The advertising expenses are $48,820, $10,869 and $6,997 for the periods ended December 31, 2015, 2014 and 2013, respectively.

PIXARBIO CORPORATION
Notes to Financial Statements

Years Ended December 31, 2015 and 2014, and the Period from
August 29, 2013 (Inception) to December 31, 2013

Research and Development Costs

Research and development costs consist of consultants, material costs, salaries and other personnel related expenses primarily engaged in research and development activities and certain other overhead and facility expenses incurred. All research and development costs are expensed as incurred.

Recent Accounting Pronouncements

In August 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2014-15, Presentation of Financial Statements – Going Concern (Subtopic 205-40) – Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, which provides guidance regarding management’s responsibility to assess whether substantial doubt exists regarding the ability to continue as a going concern and to provide related footnote disclosures. In connection with preparing financial statements for each annual and interim reporting period, management should evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued (or within one year after the date that the financial statements are available to be issued when applicable). This ASU is effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. Management is currently evaluating the new guidance and has not determined the impact this standard may have on the Company’s financial statements.

In April 2015, the FASB issued ASU No. 2015-03, Simplifying the Presentation of Debt Issuance Costs, which requires debt issuance costs to be presented in the balance sheet as a direct deduction from the carrying value of the associated debt liability, consistent with the presentation of a debt discount. ASU No. 2015-03 is effective for the interim and annual periods ending after December 15, 2015 with early adoption permitted. The Company has adopted this guidance and adoption did not have a material impact on the Financial Statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842). Under the new guidance, lessees will be required to recognize all leases (with the exception of short-term leases) on the balance sheet as a lease liability, which is a lessee’s obligation to make lease payments arising from a lease, measured on a discounted basis and a right-of-use asset, which is an asset that represents the lessee’s right to use, or control the use of, a specified asset for the lease term. The new standard is effective for fiscal year beginning after December 15, 2018, including interim periods within those fiscal years. The Company is currently evaluating the effect the guidance will have on its Financial Statements.

Concentrations of Credit Risk

The Company has no significant off-balance-sheet risk. Financial instruments, which subject the Company to credit risk, principally consist of cash. The Company mitigates its risk by maintaining its cash and equivalents with high-quality financial institutions.

NOTE 2 – PROPERTY AND EQUIPMENT

Property and equipment consist of the following as of the balance sheet dates:

	2015	2014	2013
Furniture and fixtures	$84,705	$52,961	$-
Office Equipment	32,055	53,820	-
Medical Equipment	901,306	626,973	-
Leasehold improvements	270,674	261,549	108,333
Computers	85,705	69,155	6,490
	1,374,445	1,064,458	114,823
Less: Accumulated Depreciation	(558,600)	(226,686)	(559)
	$815,845	$837,772	$114,264

Depreciation expense totaled $331,914, $226,127 and $559 for the periods ended December 31, 2015, 2014 and 2013, respectively.

PIXARBIO CORPORATION
Notes to Financial Statements

Years Ended December 31, 2015 and 2014, and the Period from
August 29, 2013 (Inception) to December 31, 2013

NOTE 3 – INTANGIBLE ASSETS

Intangible assets consists of the following as of the balance sheet dates:

	2015	2014	2013

Patent Costs	$202,265	$98,185	$19,009
Less: Accumulated Depreciation	(9,682)	(2,580)	-
Intangible assets, net	$192,583	$95,605	$19,009

Amortization expense totaled $7,102, $2,580 and $0 for the periods ended December 31, 2015, 2014 and 2013, respectively.

NOTE 4 – ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consist of the following as of the balance sheet dates:

	2015	2014	2013

Trade accounts payable	$146,438	$306,928	$19,569
Credit card liability	18,554	-	-
Accrued officer's salary and bonus	568,767	43,125	2,500
Accrued wages	45,836	-	-
Accrued vacation	34,081	-	-
Other accrued expenses	96,528	91,448	510
Total	$910,204	$441,501	$22,579

NOTE 5 – CAPITAL LEASE OBLIGATIONS

During 2015 and 2014, the Company entered into numerous capital lease arrangements for equipment. The terms of the leases are for periods from 31 months to 47 months and monthly payments ranging from $1,045 to $3,483. There were no capital lease obligations as of December 31, 2013.

As of December 31, 2015 and 2014, assets acquired under the capital lease obligations included in property and equipment amounted to $608,912 and $387,089, respectively, and related accumulated depreciation amounted to $314,829 and $127,075, respectively. The outstanding capital lease obligations as of December 31, 2015 and 2014 are as follows:

	2015	2014
Total Capital Lease Obligation	$309,670	$203,137
Less: Current Portion of Lease Obligation	(149,632)	(75,774)
Capital Leases, net of current portion	$160,038	$127,363

Future capital lease obligation payments, including interest, are as follows:

2016	$181,198
2017	126,970
2018	47,382
Total	$355,550
Amount representing interest	(45,880)
Total Capital Lease Obligation	$309,670

The total interest expense for capital leases is $36,706 and $17,319 for years ended December 31, 2015, and 2014, respectively.

PIXARBIO CORPORATION
Notes to Financial Statements

Years Ended December 31, 2015 and 2014, and the Period from
August 29, 2013 (Inception) to December 31, 2013

NOTE 6 – CONVERTIBLE NOTES PAYABLE

Since inception, the Company issued convertible notes payable (the “Notes”) for total proceeds of $6,200,000. Substantially all of the Notes were issued to the founder and Chief Executive Officer and other related parties. The Notes accrued interest at 12% per annum. The Notes were convertible only in the event of a Qualified Equity Financing, as defined, or at maturity if no Qualified Equity Financing occurs at a price equal to 110% of the issue price. In conjunction with the Notes, the Company committed to issue warrants in the event of a Qualified Equity Financing, as defined, at an exercise price equal to the lowest issue price. The number of shares issuable under the warrants would be determined based on 5% of the principal of the Notes dividend by the exercise price as determined above.

On November 15, 2015, all Notes and accrued interest totaling $7,548,047, including a 10% premium, were converted into 31,216,328 shares of common stock. No warrants were issued upon conversion. Of this amount, 26,159,812 shares were issued to the Company’s founder and Chief Executive Officer. In accordance with ASC 470-10 and since all Notes were issued to related parties, the conversion of the Notes to common stock was recorded as a capital transaction with no gain or loss recorded.

The Company recorded $491,047, $217,898 and $19,101 of non-cash interest expense accrued on the convertible notes payable on the statements of operations for the periods ended December 31, 2015, 2014 and 2013, respectively.

The 10% conversion premium on the Notes was accreted as interest expense in the statements of operations and amounted to $554,804, $59,891 and $5,306 for periods ended December 31, 2015, 2014 and 2013, respectively, with the remaining premium amortization being accelerated on the conversion date of November 15, 2015.

NOTE 7 – COMMON STOCK

The Company has authorized 100,000,000 shares of common stock, $0.01 par value. At inception in 2013, the Company issued its founders 35,122,000 restricted shares of common stock with a par value of $351,220 for no consideration, which vest over three years as follows:

•

1/3 of the shares vest 12 months after issuance

•

1/3 of the shares vest 24 months after issuance

•

1/36 of the shares vest each month after 24 months.

In July 2014, one of the founders was terminated and as a result 2,066,000 unvested shares were forfeited and returned to treasury. At December 31, 2015, 10,100,441 founders’ shares were subject to vesting.

From November 5, 2015 through December 4, 2015, the Company raised $718,000 from the sales of 1,107,009 shares of common stock at $0.649 per share, sold primarily to the Company’s founder and Chief Executive Officer.

In December 2015, the Company’s Board of Directors approved a private placement (the “Private Placement”) of common stock at $1.452 per share, sold only to accredited investors. As of December 31, 2015, the Company had raised $2,677,307 and issued 1,843,771 shares of common stock related to this round and had stock subscriptions receivable of $102,999 for 70,932 shares and stock subscription deposits of $303,000 for 208,666 shares, based on when the subscription agreement was accepted by the Company and the timing of when the related cash was received. The Private Placement continued into 2016 and raised gross proceeds of approximately $5.4 million.

The funds raised through financings noted above were used to fund ongoing operations of the Company.

PIXARBIO CORPORATION
Notes to Financial Statements

Years Ended December 31, 2015 and 2014, and the Period from
August 29, 2013 (Inception) to December 31, 2013

NOTE 8 – STOCK OPTIONS

In 2014, the Company adopted a stock option plan, the 2014 Employee, Director and Consultant Equity Incentive Plan, (the "2014 Plan"), to grant stock options, restricted stock, and stock-based awards to directors, officers, employees and consultants. The Company has authorized for issuance under the 2014 Plan, as amended, 10,000,000 shares of common stock as of April 4, 2016. Options granted under the 2014 Plan include terms and vesting provisions as determined at the discretion of the Board of Directors, and an exercise price typically not less than the Company's fair market value per share.

For employees, the compensation expense is amortized over the requisite service period which approximates the vesting period. Compensation expense for stock options granted to non-employees is recognized over the contract services period or, if none exists, from the date of grant until the options vest. Compensation associated with unvested options granted to non-employees is re-measured on each balance sheet date.

The fair value of each option award is estimated on the date of grant using the Black-Scholes option pricing model that uses the assumptions noted in the following table. The risk-free interest rate is based on the yield of a U.S. Treasury instrument whose term is consistent with the expected term of the stock options. The Company has not paid and does not anticipate paying dividends on its common stock; therefore, the expected dividend yield is assumed to be zero. Due to its limited operating history and limited trading of its common stock, the Company estimates its volatility in consideration of a number of factors including the volatility of comparable public companies.

The weighted average fair value of stock options granted for the years ended December 31, 2015 and 2014 was $0.02 and $0.005, respectively.

The assumptions used principally in determining the fair values of stock options granted were as follows:

	December 31, 2015	December 31, 2014
Risk-free interest rate	1.50%	1.63%
Expected life of options	10 years	10 years
Annualized volatility	100%	100%
Dividend rate	0%	0%
Forfeiture rate	0%	0%

A summary of stock option activity under the Company’s 2014 Plan is presented below:

	Number of Stock Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual term (years)	Aggregate Intrinsic Value
Outstanding at December 31, 2013	-	$-	-	$-
Granted	3,512,200	0.01		-
Forfeited	(723,100)	0.01		-
Outstanding at December 31, 2014	2,789,100	$0.01	9.73	$-
Granted	7,024,400	0.01		-
Exercised	(154,950)	0.01		99,750
Forfeited	(826,400)	0.01		-
Outstanding at December 31, 2015	8,832,150	$0.01	9.32	$11,551,200
Exercisable at December 31, 2015	815,628	$0.01	8.73	$1,180,410
Vested and expected to vest at December 31, 2015	8,832,150	$0.01	9.32	$11,551,200

PIXARBIO CORPORATION
Notes to Financial Statements

Years Ended December 31, 2015 and 2014, and the Period from
August 29, 2013 (Inception) to December 31, 2013

The total number of in-the-money options vested and exercisable as of December 31, 2015 was 815,628 and had an intrinsic value of $1,180,410. The total intrinsic value of options exercised during the year ended December 31, 2015 was $99,750. The total intrinsic value of options outstanding and expected to vest as of December 31, 2015 was $11,551,200.

Share-based compensation recognized during the periods ended December 31, 2015, 2014 and 2013 was $13,599, $1,922 and $0, respectively, and have been recorded in the statements of operations. As of December 31, 2015, there is $1,094,788 of unrecognized stock compensation expense to be recognized over the next four years.

NOTE 9 – INCOME TAXES

Following is a reconciliation of income taxes attributable to operations computed at the statutory tax rates to income tax recovery.

	December 31, 2015	December 31, 2014	December 31, 2013

Loss for the period	$(5,954,423)	$(2,627,312)	$(291,967)

Expected income tax benefit at statutory rate	$(2,338,897)	$(1,032,009)	$(114,684)
Non-deductible items	150,401	72,392	37,428
Research and development credits earned	(273,737)	(173,982)	(13,197)
Change in the valuation allowance	2,462,233	1,133,599	90,453
Total income taxes	$-	$-	$-

The significant components of the Company’s deferred tax assets are as follows:

	December 31, 2015	December 31, 2014	December 31, 2013
Net operating losses carryforwards	$3,211,000	$1,018,000	$77,000
Property and equipment	14,000	19,000	-
Research and development credit	461,000	187,000	13,000
Total	$3,686,000	$1,224,000	$90,000
Valuation allowance	(3,686,000)	(1,224,000)	(90,000)
Net deferred tax assets	$-	$-	$-

The Company has net operating loss carryforwards of approximately $8,176,000. These losses expire as follows:

2033	$197,000
2034	2,395,000
2035	5,584,000
$8,176,000

Utilization of net operating losses may be subject to substantial annual limitations due to the “change in ownership” provisions of the Internal Revenue Code, and similar state provisions. The annual limitations may result in the expiration of net operating losses before utilization.

NOTE 10 – COMMITMENTS

The Company leases its facilities in Medford, Massachusetts pursuant to a 2013 lease agreement expiring on March 30, 2019. The base rent was $22,811 per month for calendar year 2014 and was increased to $23,146 starting January 1, 2015. The rent amount is subject to an increase based on the cost of living per the Consumer Price Index of the U.S. Bureau of Labor Statistics.

The Company also leases space in Avastus Preclinical Services LLC, a vivarium facility located in Cambridge, Massachusetts. This lease commenced in September of 2014 and is on a year to year lease term. The base rent was $19,042 per month beginning in September 2014 and upon renewal in September of 2015 increased to $24,500 per month.

PIXARBIO CORPORATION
Notes to Financial Statements

Years Ended December 31, 2015 and 2014, and the Period from
August 29, 2013 (Inception) to December 31, 2013

For the years subsequent to December 31, 2015 future minimum lease payments required under this lease agreement are as follows:

2016	$500,600
2017	280,100
2018	280,100
2019	70,000
Total	$1,130,800

Rent expense was approximately $517,000, $286,000 and $0 for the periods ended December 31, 2015, 2014 and 2013, respectively, and was allocated two thirds to research and development expense and one third to general and administrative expense in the accompanying Statements of Operations.

NOTE 11 - RELATED PARTY TRANSACTIONS

As of December 31, 2015, 2014 and 2013, $568,767, $43,125 and $2,500, respectively, were owed to the founder and Chief Executive Officer of the Company for deferred salary, and is included in accounts payable and accrued expenses in the balance sheets. The amount as of December 31, 2015 includes a bonus of $360,000. Upon conversion of all of the Company’s Notes, premium and accrued interest, one of the founders and Chief Executive Officer was issued 26,159,812 shares of common stock (see Note 6). Also, the founder and Chief Executive Officer and other related parties invested an additional $718,000 by purchasing 1,107,009 shares of common stock at $0.649 per share in November 2015.

NOTE 12 – RETROACTIVE RESTATEMENT DUE TO STOCK SPLIT

On August 6, 2016, the Company affected a 1-for-2.066 stock split of its common stock. All share and per share information has been retroactively restated to reflect this stock split.

NOTE 13 - SUBSEQUENT EVENTS

Management has evaluated subsequent events through June 29, 2016, which is the date the financial statements were available to be issued. Other than as discussed below there were no subsequent events that require adjustment to or disclosure in the financial statements.

On April 4, 2016, the Company increased its authorized common stock from 60,000,000 to 100,000,000 shares and the shares issuable under the 2014 Employee, Director and Consultant Equity Incentive Plan from 6,000,000 to 10,000,000 shares.

The Company raised $2,700,000 from January to May 2016 in the Private Offering priced at $1.452 per share. The Company also increased the total maximum amount to be raised under the Private Offering from $4,000,000 to $10,000,000.

Commencing on March 1, 2016, the Company leased a new facility in Salem, NH. The lease will continue through March 31, 2019 and the base rent for the original term of this lease is $3,003 per month.

In June 2016, the Company leased a new facility in Fort Lee, NJ. The term is for seven years and five months with an average monthly base rent of $12,813.

On June 24, 2016, the Company issued a Convertible Promissory Note to a trust related to our founder and Chief Executive Officer for the amount of $500,000, which will be convertible into a number of shares determined based on the price in the next round of financing from investors.

BMP HOLDINGS INC.

(Emerging Growth Company)

December 31, 2014 and 2015

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Scrudato & Co. PA

CERTIFIED PUBLIC ACCOUNTING FIRM

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders

BMP Holdings Inc.

We have audited the accompanying balance sheets of BMP Holdings Inc. (“the Company”) as of December 31, 2015 and 2014 and the related statements of operations, stockholder's equity, and cash flows for the year ended December 31, 2015 and the period August 4, 2014(inception) through December 31, 2014. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal controls over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of BMP Holdings, Inc. as of December 31, 2015 and 2014 and the results of its operations and its cash flows for the year ended December 31, 2015 and the for the period August 4, 2014(inception) through December 31, 2014, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 4, the Company has limited operating history and has incurred losses since inception and has a working capital deficit. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also discussed in Note 84. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Scrudato & Co. PA

Califon, New Jersey

April 11, 2016

7 Valley View Drive Califon, New Jersey 07830
Registered Public Accounting Company Oversight Board Firm

BMP Holdings Inc.
(Emerging Growth Company)
Consolidated Balance Sheets

	December 31, 2015	December 31, 2014
	(Audited)	(Audited)
ASSETS
CURRENT ASSETS:
Cash	$4,705	$3,438
Inventory	-	1,825
Total Current Assets	4,705	5,263
Total Fixed Assets	155,583	161,262
Goodwill	209,000	209,000
Total Assets	$369,288	$375,525

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accrued expenses	$3,572	$26,373
Advances from related party	87,500	-

Total Current Liabilities	90,072	26,373

STOCKHOLDERS' EQUITY:
Common stock at $0.0001 par value: 1,000,000,000 shares authorized; 250,168,000 shares issued and outstanding	25,017	517
Additional paid-in capital	348,635	348,635
Deficit accumulated	(95,436)	(0)

Total Stockholders' Equity (Deficit)	278,216	349,152

Total Liabilities and Stockholders' Deficit	$369,288	$375,525

See accompanying notes to the consolidated financial statements.

BMP Holdings Inc.

 (Emerging Growth Company)

 Consolidated Statements of Operations

	For the Fiscal Year	For the Fiscal Year
	Ended	Ended
	Dec 31, 2015	Dec 31, 2014

NET REVENUES	$100,312	$141,226

OPERATING EXPENSES:
	195,748	227,600

Total	195,748	227,600

LOSS BEFORE INCOME TAX PROVISION	(95,436)	(86,374)

INCOME TAX PROVISION	-	-

NET LOSS	$(95,436)	$(86,374)

NET LOSS PER COMMON SHARE - BASIC AND DILUTED:	$(0.00)	$(0.00)

See accompanying notes to the consolidated financial statements.

BMP Holdings Inc.
(Emerging Growth Company)
Consolidated Statement of Stockholders' Equity (Deficit)
For the Period August 4, 2014 through December 31, 2015

	Common Stock, $0.0001 Par Value		Additional		Total Stockholders'
	Number of Shares	Amount	paid-in Capital	Deficit Accumulated	Equity (Deficit)

Balance, August 4, 2014 (Inception)	-	$-	$-	$-	$-

Insurance of common stock for cash at $0.01	168,000	17	1,663	-	1,680

Balance, December 31, 2014	168,000	17	1,663	-	1,680

Shares issued to BM LLC member for BM LLC membership interest on January 1, 2015	5,000,000	500	346,972	-	347,472

Shares issuable to BM LLC member as of December 31, 2015	245,000,000	24,500	-	-	373,652

Net loss	-	-	-	(95,436)	(95,436)

Balance, December 31, 2015	250,168,000	$25,017	$348,635	$(95,436)	$278,216

See accompanying notes to the consolidated financial statements.

BMP Holdings Inc.

(Emerging Growth Company)

Consolidated Statements of Cash Flows

	For the Fiscal Year	For the Fiscal Year
	Ended	Ended
	Dec 31, 2015	Dec 31, 2014

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(95,436)	$(86,374)

Adjustments to reconcile net loss to net cash used in operating activities
Changes in operating assets and liabilities:
	(15,297)	5,150

NET CASH USED IN OPERATING ACTIVITIES	(110,733)	(81,224)

CASH FLOWS FROM FINANCING ACTIVITIES:
Amounts received from related party	87,500	63,646
Proceeds from sale of common stock	24,500	-

NET CASH PROVIDED BY FINANCING ACTIVITIES	112,000	63,646

NET CHANGE IN CASH	1,267	(17,578)

Cash at beginning of period	3,438	21,016

Cash at end of period	$4,705	$3,438

SUPPLEMENTAL DISCLOSURE OF CASH FLOWS INFORMATION:
Interest paid	$-	$-
Income tax paid	$-	$-

See accompanying notes to the consolidated financial statements.

BMP Holdings Inc.

(Emerging Growth Company)

December 31, 2015 and 2014

Notes to the Consolidated Financial Statements

NOTE 1 - COMPANY BACKGROUND

BMP Holdings Inc., through its subsidiary Buddhi Mat LLC (“BM LLC”), provides yoga classes, private instruction, specialty workshops, clinics and yoga teacher training to the general public in Ridgefield, Connecticut. The Company intends to expand operations of its services in the tri-state area through the opening and/or acquisition of additional yoga and fitness facilities, however, currently the Company has no specific plans to acquire or open an additional facility. BM LLC’s website is buddhimatyoga.com.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant account policies of the Company is presented to assist in understanding the Company’s financial statements.

Basis of Presentation

The Company follows the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America and has adopted a year-end of December 31.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America ("US GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Management further acknowledges that it is solely responsible for adopting sound accounting practices consistently applied, establishing and maintaining a system of internal accounting control and preventing and detecting fraud. The Company’s system of internal accounting control is designed to assure, among other items, that 1) recorded transactions are valid; 2) valid transactions are recorded; and 3) transactions are recorded in the proper period in a timely manner to produce financial statements which present fairly the financial condition, results of operations and cash flows of the Company for the respective periods being presented.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments

For certain financial instruments, including accounts receivable, accounts payable, accrued expenses, interest payable, advances payable and notes payable, the carrying amounts approximate fair value due to their relatively short maturities.

The Company adopted ASC 820-10, “Fair Value Measurements and Disclosures.” ASC 820-10 defines fair value, and establishes a three-level valuation hierarchy for disclosures of fair value measurement that enhances disclosure requirements for fair value measures. The carrying amounts reported in the consolidated balance sheets for receivables and current liabilities each qualify as financial instruments and are a reasonable estimate of their fair values because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest. The three levels of valuation hierarchy are defined as follows:

•

Level 1 inputs to the valuation methodology are quoted prices for identical assets or liabilities in active markets.

•

Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

•

Level 3 inputs to the valuation methodology are unobservable and significant to the fair value measurement.

The Company did not identify any non-recurring assets and liabilities that are required to be presented in the balance sheets at fair value in accordance with ASC 815.

BMP Holdings Inc.

(Emerging Growth Company)

December 31, 2015 and 2014

Notes to the Consolidated Financial Statements

Comprehensive Income

ASC Topic 220 (SFAS No. 130) establishes standards for reporting comprehensive income and its components. Comprehensive income is defined as the change in equity during a period from transactions and other events from non-owner sources. Per the financial statements, the Company does not have any available-for-sale securities that are subject to this reporting.

NOTE 3 – RECENT ACCOUNTING PRONOUNCEMENTS

No. 2012-02, July 2012, Intangibles—Goodwill and Other (Topic 350): In accordance with the amendments in this update, an entity has the option first to assess qualitative factors to determine whether the existence of events and circumstances indicates that it is more likely than not that the indefinite-lived intangible asset is impaired. If, after assessing the totality of events and circumstances, an entity concludes that it is not more likely than not that the indefinite-lived intangible asset is impaired, then the entity is not required to take further action. However, if an entity concludes otherwise, then it is required to determine the fair value of the indefinite-lived intangible asset and perform the quantitative impairment test by comparing the fair value with the carrying amount in accordance with Subtopic 350-30.

No. 2012-06, October 2012, Business Combinations (Topic 805): When a reporting entity recognizes an indemnification asset (in accordance with Subtopic 805-20) as a result of a government-assisted acquisition of a financial institution and subsequently a change in the cash flows expected to be collected on the indemnification asset occurs (as a result of a change in cash flows expected to be collected on the assets subject to indemnification), the reporting entity should subsequently account for the change in the measurement of the indemnification asset on the same basis as the change in the assets subject to indemnification. Any amortization of changes in value should be limited to the contractual term of the indemnification agreement (that is, the lesser of the term of the indemnification agreement and the remaining life of the indemnified assets).

No. 2013-01, January 2013, Balance Sheet (Topic 210): The amendments in this Update affect entities that have derivatives accounted for in accordance with Topic 815, including bifurcated embedded derivatives, repurchase agreements and reverse repurchase agreements, and securities borrowing and securities lending transactions that are either offset in accordance with Section 210-20-45 or Section 815-10-45 or subject to an enforceable master netting arrangement or similar agreement. Entities with other types of financial assets and financial liabilities subject to a master netting arrangement or similar agreement also are affected because these amendments make them no longer subject to the disclosure requirements in Update 2011-11.

NOTE 4 –GOING CONCERN

The financial statements have been prepared on a going concern basis which assumes the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future. The Company has incurred consecutive negative cash flows from operations and its working capital is also at a negative position after removing related party loans. The ability of the Company to continue as a going concern is dependent upon its ability to raise additional capital, and ultimately, the achievement of significant operating revenues over operating expenses. The accompanying financial statements do not include any adjustments that might be required should the Company be unable to recover the value of its assets or satisfy its liabilities.

NOTE 5 - PROPERTY, PLANT AND EQUIPMENT

	12/31/2015	12/31/2014

Office furniture and equipment	$14,500	$14,500
Leasehold Improvements	170,367	170,367
Equipment	5,500	5,500
Total Property, plant and equipment	190,367	190,367
Less: accumulated depreciation	(34,784)	(29,105)
Property, plant and equipment, net	$155,583	$161,262

Depreciation expense for 2015 and 2014 was $5,679 and $5,679, respectively.

BMP Holdings Inc.

(Emerging Growth Company)

December 31, 2015 and 2014

Notes to the Consolidated Financial Statements

NOTE 6 – COMMITMENTS AND CONTINGENCIES

Commitments

The Company currently has a five year lease on its current operating facilities. Its commitments are as follows:

2016	$49,286
2017	$50,272
2018	$51,278
2019	$34,638

Contingencies

None.

NOTE 7 - RELATED PARTY TRANSACTIONS

For the purposes of these financial statements, parties are considered to be related if one party has the ability to control the other party or exercise significant influence over the other party in making financial or operational decisions. In considering each possible related party relationship, attention is directed to the substance of the relationship, not merely the legal form.

Related parties may enter into transactions which unrelated parties might not, and transactions between related parties may not be effected on the same terms, conditions and amounts as transactions between unrelated parties. Related party transactions for the period include the following:

Capital Contributions

During the calendar year 2015 the Company incurred operating losses. Our sole member contributed $87,500 in 2015 as operating capital in the form of loans.

NOTE 8 - SUBSEQUENT EVENTS

Not Applicable

PIXARBIO CORPORATION

a Nevada corporation

Index to Unaudited Interim Condensed Consolidated Financial Statements

PIXARBIO CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(UNAUDITED)

ASSETS
	September 30,	December 31,
	2016	2015
CURRENT ASSETS
Cash	$715,111	$2,378,297
Prepaid expenses	141,853	38,660
TOTAL CURRENT ASSETS	856,964	2,416,957

Property and equipment, net of accumulated depreciation	1,153,600	815,845
Intangible assets, net of accumulated amortization	344,775	192,583
Goodwill	169,418	-
Security deposits	299,207	80,414

TOTAL ASSETS	$2,823,964	$3,505,799

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Account payable	$302,332	$146,438
Accrued expenses	1,709,542	763,766
Current portion of capital leases	132,007	149,632

TOTAL CURRENT LIABILITIES	2,143,881	1,059,836

LONG-TERM LIABILITIES
Common stock subscription deposits	-	303,000
Long-term capital leases, net of current portion	67,920	160,038

TOTAL LIABILITIES	2,211,801	1,522,874

Commitments

STOCKHOLDERS' EQUITY
Common stock, par value $0.01 per share; 150,000,000 shares authorized; 76,653,096 shares and 67,378,073 shares issued and outstanding as of September 30, 2016 and December 31, 2015, respectively	766,531	673,781
Common stock subscription receivables	-	(102,999)
Additional paid-in capital	18,971,515	10,616,405
Accumulated deficit	(19,125,883)	(9,204,262)

TOTAL STOCKHOLDERS' EQUITY	612,163	1,982,925

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,823,964	$3,505,799

See Notes to Unaudited Condensed Financial Statements

PIXARBIO CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	For the nine months ended
	September 30,
	2016	2015

REVENUES	$7,498	$-

OPERATING EXPENSES
Research and development	6,341,102	2,272,718
General and administrative	3,559,217	870,743

TOTAL OPERATING EXPENSES	9,900,319	3,143,461

OPERATING LOSS	(9,892,821)	(3,143,461)

OTHER EXPENSE
Interest expense	28,800	538,913

NET LOSS	$(9,921,621)	$(3,682,374)

NET LOSS PER SHARE, BASIC AND DILUTED	$(0.14)	$(0.11)

Weighted average number of common stock outstanding,
basic and diluted	69,635,605	33,056,000

See Notes to Unaudited Condensed Consolidated Financial Statements

PIXARBIO CORPORATION
CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
For the nine months ended September 30, 2016
(Unaudited)

			Additional	Common Stock		Total
	Common Stock		Paid-in	Subscription	Accumulated	Stockholders'
	Number	Amount	Capital	Receivables	Deficit	Equity
Balance December 31, 2015	67,378,073	$673,781	$10,616,405	$(102,999)	$(9,204,262)	$1,982,925
Shares issued in private offerings	1,874,352	18,743	2,702,929	102,999	-	2,824,671
Shares issued in private placement memorandum	1,766,167	17,662	3,514,672	-	-	3,532,334
Issuance of milestone restricted stock	5,689,764	56,898	(56,898)	-	-	-
Shares issued to consultants	5,000	50	9,950	-	-	10,000
Share-based compensation expense	-	-	2,183,854	-	-	2,183,854
Adjustment for stock options exercise	(60,260)	(603)	603	-	-	-
Net Loss	-	-	-	-	(9,921,621)	(9,921,621)
Balance September 30, 2016	76,653,096	$766,531	$18,971,515	$-	$(19,125,883)	$612,163

See Notes to Unaudited Condensed Consolidated Financial Statements

PIXARBIO CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the nine months ended September 30, 2016 and 2015
(Unaudited)

	Nine months ended September 30
	2016	2015

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(9,921,621)	$(3,682,374)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	303,368	242,131
Share-based compensation expense	2,193,854	10,500
Non-cash interest expense	-	513,065
Changes in operating assets and liabilities
Prepaid expenses	(103,193)	(54,093)
Security deposits	(218,793)	22,800
Accounts payable	155,894	(160,177)
Accrued expenses	952,347	548,647

CASH USED IN OPERATING ACTIVITIES:	(6,638,144)	(2,559,501)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of equipment	(476,502)	(68,613)
Investment in intangible assets	(161,852)	(46,644)
Cash paid in business combination	(325,000)	-

CASH USED IN INVESTING ACTIVITIES	(963,354)	(115,257)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on capital leases	(115,693)	(68,062)
Proceeds from private issuance	2,521,671	-
Proceeds from private placement memorandum	3,032,334	-
Proceeds from convertible notes payable	500,000	2,820,000

CASH PROVIDED BY FINANCING ACTIVITIES	5,938,312	2,751,938

NET (DECREASE) INCREASE IN CASH	(1,663,186)	77,180

CASH AT BEGINNING OF PERIOD	2,378,297	72,500

CASH AT END OF PERIOD	$715,111	$149,680

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
AND NON-CASH FINANCING TRANSACTIONS:
Cash paid for interest	$28,800	$25,847
Assets acquired under capital leases	$5,950	$74,733
Conversion of convertible notes payable into common stock	$500,000	$-

See Notes to Unaudited Condensed Consolidated Financial Statements

PIXARBIO CORPORATION
Notes to Condensed Consolidated Financial Statements

For the nine months ended September 30, 2016 and 2015

(Unaudited)

NOTE 1 – NATURE OF OPERATIONS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations

PixarBio Corporation (the “Company”) was incorporated on August 29, 2013 in the state of Nevada and in 2014 registered as a foreign corporation in the Commonwealth of Massachusetts. The Company is a specialty biotechnology company focused on pre-clinical and commercial development of new products that meet the needs of neurological clinicians and their patients. The Company has offices in Salem, New Hampshire, Medford, Massachusetts and Fort Lee, NJ.

On August 6, 2016, the Company affected a 1-for-2.066 stock split of its common stock. All share and per share information has been retroactively restated to reflect this stock split.

On August 19, 2016, the Company entered into a Stock Purchase Agreement with Henry Sargent, the former principal stockholder of BMP Holdings Inc., and purchased 5,000,000 shares of its common stock (96.7% of the then outstanding shares) for consideration of $325,000, of which $108,500 was paid directly to Mr. Sargent. The Company also paid an amount of $216,500 to BMP Holdings Inc., of which $191,500 was utilized to satisfy an outstanding loan made by Mr. Sargent to BMP Holdings and $25,000 was utilized to pay certain expenses of BMP Holdings. Upon repayment of the outstanding loan, Mr. Sargent utilized $16,941 to pay certain expenses of BMP Holdings in accordance with terms of the Stock Purchase Agreement.

BMP Holdings Inc. was incorporated on August 4, 2014, under the laws of the State of Delaware.

On October 13, 2016, BMP Holdings Inc. (“BMP”) formed PixarBio Acquisition Corp. (“PixarBio Acquisition”), a wholly-owned subsidiary, under the laws of the State of Nevada. On October 31, 2016, PixarBio Acquisition was merged with and into the Company, with the Company continuing as the surviving corporation following such merger. On such date, BMP Holdings Inc. effected a parent/subsidiary short-form merger with the Company, our wholly-owned subsidiary. On October 31, 2016, the merger pursuant to the Merger Agreement became effective. As a result of the merger, (i) BMP Holdings Inc. was the surviving entity and changed its name to PixarBio Corporation and (ii) the shareholders of the Company exchanged their shares for 78,529,976 shares of common stock of BMP Holdings Inc., representing 97.9% of the issued and outstanding stock of the Company.

As a result of the merger, Buddhi Mat LLC (“BM LLC”) remains a wholly owned subsidiary of the Company.

Unaudited pro forma operating results, assuming the merger with BMP had been made as of January 1, 2015, are as follows:

	Nine Months Ended
	September 30,
	2016	2015
Revenues	$56,514	$75,455
Net loss	$(10,051,755)	$(3,708,565)
Net loss per share - basic and diluted	$(0.14)	$(0.11)

PixarBio Corporation utilizes 7,479 square feet of office space in Medford, Massachusetts, which serves as the Company’s corporate headquarters, pursuant to a lease with a rent of $23,341 per month that will expire in 2019. The Company leases 957 square feet space for a rodent vivarium located in Cambridge, Massachusetts pursuant to a lease with a rent of $39,500 per month that will expire in 2017. In 2016, the Company added 4,290 square feet of office space in Salem, New Hampshire and 4,891 square feet of office space in Fort Lee, New Jersey pursuant to leases with rents of $3,003 per month and $12,203 per month, respectively, which will expire in 2019 and 2024 respectively. The Company is seeking to lease a pilot manufacturing facility of approximately 65,000 square feet in the Greater Boston area.

BM LLC operates a yoga studio of approximately 1,750 square feet of leased space located in Ridgefield Connecticut. The lease expires in 2019 and provides for the following gross annual rental payments: 2016: $49,286; 2017: $50,272; 2018: $51,278, and 2019: $34,638.

PIXARBIO CORPORATION
Notes to Condensed Consolidated Financial Statements

For the nine months ended September 30, 2016 and 2015

(Unaudited)

Going concern

The accompanying unaudited condensed financial statements have been prepared assuming the Company will continue as a going concern and that contemplates the continuity of operations, realization of assets and the satisfaction of liabilities and commitments in the normal course of business. The Company has incurred losses since inception, is devoting substantially all of its efforts toward research and development and has an accumulated deficit of $19,125,883, at September 30, 2016. The Company’s success is dependent on the successful execution of management’s strategy, its ability to generate profits in future years and sufficient cash flows to fund its operations. The Company's ability to execute its operating plan depends on its ability to obtain additional funding via the sale of equity and/or debt securities, a strategic transaction or otherwise. The Company plans to continue to actively pursue financing alternatives, but there can be no assurance that it will obtain the necessary funding. These factors raise substantial doubt about the ability of the Company to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis of Accounting

The accompanying unaudited condensed financial statements are prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”).

Principles of Consolidation

The accompanying unaudited condensed financial statements include the accounts of the Company and its majority-owned subsidiary, BMP. From August 19, 2016 through September 30, 2016, the Company owned approximately 97% of the outstanding common stock of BMP. For the period ended September 30, 2016, the noncontrolling interest in the income (loss) of BMP was immaterial.

Use of Estimates

The preparation of the accompanying unaudited condensed financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates and changes in estimates may occur.

Cash

Cash consists of cash on hand and monies held in checking and savings accounts.

Share-Based Compensation

The Company recognizes compensation expense resulting from issuance of share-based awards to employees, officers and consultants in the statement of operations over the requisite service period based on the fair value of each share-based award, which is determined using the Black Scholes option pricing model.

Net Loss per Share

Net loss per share is computed by dividing net loss attributable to common stockholders by the weighted average number of shares of common stock outstanding. Outstanding stock options, warrants and convertible notes payable have not been included in the calculation of diluted net loss per share because to do so would be anti-dilutive. Accordingly, the numerator and the denominator used in computing both basic and diluted net loss per share for each period are the same.

Fair value of financial instruments

The carrying amounts of cash, accounts payable, accrued expenses and convertible notes payable approximate their fair value because of their generally short term maturities.

PIXARBIO CORPORATION
Notes to Condensed Consolidated Financial Statements

For the nine months ended September 30, 2016 and 2015

(Unaudited)

NOTE 2 – ACQUISITION

On August 19, 2016, the Company entered into a Stock Purchase Agreement with Henry Sargent, the former principal stockholder of BMP Holdings Inc., and purchased 5,000,000 shares of its common stock (96.7% of the then outstanding shares) for cash consideration of $325,000.

The Acquisition was accounted for using the purchase method of accounting. Under the purchase method, the purchase price is allocated to the assets acquired and liabilities assumed based on their estimated fair values and the excess of the purchase price over the estimated fair value of the identifiable net assets is recorded as goodwill.

The following table summarizes the Company’s estimated fair values of the assets acquired and the liabilities assumed at the date of acquisition:

Cash consideration	$325,000
Fixed assets	152,743
Goodwill	169,418
Total purchase price - net of cash acquired of $2,839	$322,161

Subsequent to September 30, 2016, the Company completed a reverse merger with BMP (see Note 11).

NOTE 3 – ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consist of the following as of the balance sheet dates:

	September 30, 2016	December 31, 2015
Trade accounts payable	$296,918	$146,438
Accrued wages	1,388,920	614,603
Accrued vacation	128,359	34,081
Other accrued expenses	197,677	115,082
Total	$2,011,874	$910,204

NOTE 4 – CAPITAL LEASE OBLIGATIONS

As of September 30, 2016, the Company had numerous capital lease arrangements for equipment. The terms of the leases are for periods from 13 months to 47 months and monthly payments ranging from $595 to $3,483.

For the nine months ended September 30, 2016, assets acquired under capital lease obligations included in property and equipment amounted to $5,950 for a total of $614,862 and related accumulated depreciation amounted to $444,268. The outstanding capital lease obligations as of September 30, 2016 and December 31, 2015 are as follows:

	September 30, 2016	December 31, 2015
Total Capital Lease Obligation	$199,927	$309,670
Less: Current Portion of Lease Obligation	(132,007)	(149,632)
Capital Leases, net of current portion	$67,920	$160,038

PIXARBIO CORPORATION
Notes to Condensed Consolidated Financial Statements

For the nine months ended September 30, 2016 and 2015

(Unaudited)

Future capital lease obligation payments, including interest, are as follows:

2016	$44,436
2017	128,755
2018	47,374
Total	$220,565
Amount representing interest	(20,638)
Total Capital Lease Obligation	$199,927

The total interest expense for capital leases is $26,875 and $25,847 for the nine months ended September 30, 2016 and 2015, respectively.

NOTE 5 – CONVERTIBLE NOTES PAYABLE

Since inception through December 31, 2015, the Company issued convertible notes payable (the “Notes”) for total proceeds of $6,200,000. Substantially all of the Notes were issued to the founder and Chief Executive Officer and other related parties. The Notes accrued interest at 12% per annum. The Notes were convertible only in the event of a Qualified Equity Financing, as defined, or at maturity if no Qualified Equity Financing occurs at a price equal to 110% of the issue price. In conjunction with the Notes, the Company committed to issue warrants in the event of a Qualified Equity Financing, as defined, at an exercise price equal to the lowest issue price. The number of shares issuable under the warrants would be determined based on 5% of the principal of the Notes divided by the exercise price as determined above.

On November 15, 2015, all Notes and accrued interest totaling $7,548,047, including a 10% premium, were converted into 31,216,334 shares of common stock. No warrants were issued upon conversion. Of this amount, 26,159,812 shares were issued to the Company’s founder and Chief Executive Officer. In accordance with ASC 470-10 and since all Notes were issued to related parties, the conversion of the Notes to common stock was recorded as a capital transaction with no gain or loss recorded.

The Company recorded $0 and $513,066 of non-cash interest expense accrued on the convertible notes payable on the statements of operations for the periods ended September 30, 2016 and September 30, 2015, respectively.

NOTE 6 – COMMON STOCK

At inception in 2013, the Company issued its founders 35,122,000 restricted shares of common stock with a par value of $351,220 for no consideration, which vest over three years as follows:

•

1/3 of the shares vest 12 months after issuance

•

1/3 of the shares vest 24 months after issuance

•

1/36 of the shares vest monthly after 24 months

In July 2014, one of the founders was terminated and as a result 2,066,000 unvested shares were forfeited and returned to treasury. At September 30, 2016, 1,836,434 founders’ shares were subject to vesting.

From November 5, 2015 through December 4, 2015, the Company raised $718,000 from the sales of 1,107,009 shares of common stock at $0.649 per share, sold primarily to the Company’s founder and Chief Executive Officer.

In December 2015, the Company’s Board of Directors approved a private offering (the “Private Offering”) of common stock at $1.452 per share, sold only to accredited investors. The Company raised $5,398,982 and issued 3,718,130 shares of common stock related to this Private Offering, of which $2,824,671 was raised during the nine months ended September 30, 2016. This offering closed in June 2016.

PIXARBIO CORPORATION
Notes to Condensed Consolidated Financial Statements

For the nine months ended September 30, 2016 and 2015

(Unaudited)

On July 25, 2016, the Company issued 5,689,764 shares of restricted stock to its founders and certain other research and development (“R&D”) employees. These restricted stock vests upon the Company achieving certain FDA milestones. This is a performance condition that the Company has assessed to be probable at September 30, 2016, and therefore has started to amortize the grant date fair value over the period from grant date to the estimated date of achievement. The Company will reassess the probability of achievement at each period end date to determine the likelihood of achieving the performance conditions. Total grant date fair value is $8,262,000. During the period from grant date to September 30, 2016, $776,095 has been recognized as stock compensation expense in the statements of operations. There is $7,485,905 of unrecognized stock compensation expense remaining to be recognized ratably through the milestone dates.

On August 5, 2016, the Company increased its authorized common stock from 100,000,000 to 150,000,000 shares and the shares issuable under the 2014 Employee, Director and Consultant Equity Incentive Plan from 10,000,000 to 25,000,000 shares.

In August 2016, the Company’s Board of Directors approved a private placement memorandum of up to 10,000,000 shares at the price of $2.00 per share or $20,000,000 sold only to accredited investors. Each share purchased received a warrant to purchase one share at $4.50. Management had the authority to issue an additional 5,000,000 shares or $10,000,000 if oversubscribed.

As of September 30, 2016, the Company had issued 1,766,167 shares of common stock and common stock warrants priced at $4.50 of the total noted above and raised $3,532,334, and included the convertible promissory note the Company issued to the founder and Chief Executive Officer on June 24, 2016 for the amount of $500,000, which was converted on August 6, 2016 into 250,000 shares of the Company’s common stock and warrants to purchase 250,000 shares of the Company’s common stock.

The balance of 1,826,880 common shares and common stock warrants was issued in October 2016 (see Note 11).

The funds raised through financings noted above were used to fund ongoing operations of the Company.

On September 21, 2016, the Company issued 5,000 common shares to a company for a research report, these shares were valued at $2.00 per share and $10,000 was recognized as stock compensation expense in the statements of operation for the nine months ended September 30, 2016.

NOTE 7 – STOCK OPTIONS AND WARRANTS

In 2014, the Company adopted a stock option plan, the 2014 Employee, Director and Consultant Equity Incentive Plan, (the "2014 Plan"), to grant stock options, restricted stock, and stock-based awards to directors, officers, employees and consultants. The number of shares authorized for issuance under the 2014 Plan, as amended, was 25,000,000 shares as of September 30, 2016. Options granted under the 2014 Plan include terms and vesting provisions as determined at the discretion of the Board of Directors, and an exercise price typically not less than the Company's fair market value per share.

For employees, the compensation expense is amortized over the requisite service period which approximates the vesting period. Compensation expense for stock options granted to non-employees is recognized over the contract services period or, if none exists, from the date of grant until the options vest. Compensation associated with unvested options granted to non-employees is re-measured on each balance sheet date.

The fair value of each option award is estimated on the date of grant using the Black-Scholes option pricing model that uses the assumptions noted in the following table. The risk-free interest rate is based on the yield of a U.S. Treasury instrument whose term is consistent with the expected term of the stock options. The Company has not paid and does not anticipate paying dividends on its common stock; therefore, the expected dividend yield is assumed to be zero. Due to its limited operating history and limited trading of its common stock, the Company estimates its volatility in consideration of a number of factors including the volatility of comparable public companies.

The weighted average grant date fair value of stock options granted in the nine months ended September 30, 2016 was $1.49.

PIXARBIO CORPORATION
Notes to Condensed Consolidated Financial Statements

For the nine months ended September 30, 2016 and 2015

(Unaudited)

The assumptions used principally in determining the fair values of stock options granted were as follows:

	September 30, 2016	September 30, 2015
Risk-free interest rate	1.22-1.60%	1.50%
Expected life of options	6.25 years	10 years
Annualized volatility	100%	100%
Dividend rate	0%	0%
Forfeiture rate	0%	0%

A summary of stock option activity under the Company’s 2014 Plan is presented below:

	Number of Stock Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual term (years)	Aggregate Intrinsic Value
Outstanding at December 31, 2015	8,832,150	$ 0.01	9.32	$ 15,525,931
Granted	4,462,452	1.49	9.58	2,297,599
Forfeited	(433,859)	0.01	-	-
Outstanding at September 30, 2016	12,860,743	$ 0.61	8.89	$ 17,823,530
Exercisable at September 30, 2016	2,883,871	$ 0.01	8.31	$ 5,753,784
Vested and expected to vest at September 30, 2016	12,860,743	$ 0.61	8.89	$ 17,823,530

Share-based compensation recognized during the nine months ended September 30, 2016 and 2015 was $1,407,761 and $10,500, respectively, and has been recorded in the statements of operations. As of September 30, 2016 there is $4,212,861 of unrecognized stock compensation expense related to non-vested share-based option compensation arrangements and is expected to be recognized over the next four years.

The Company issued warrants to purchase 1,766,167 shares of common stock with an exercise price of $4.50 that were issued in connection with the private placement (see Note 6). In addition, the Company issued warrants to purchase 200,000 shares of common stock to attorneys in conjunction with the private placement. These warrants were recorded as stock issuance costs with a net zero impact on equity. The warrants were issued in August and September 2016 and have a seven year term.

NOTE 8 – COMMITMENTS

On May 9, 2016, the Company entered into a facility lease for 4,881 rentable square feet in Fort Lee, NJ, for administrative offices. The lease has a seven year term, a five month abatement period and escalating rent payments totaling $1,076,261 over the lease term. The lease commencement date was July 15, 2016. During the current period, the Company paid a security deposit of $209,000 and five months’ advance rent of $61,250.

Commencing on March 1, 2016, the Company leased a facility in Salem, NH. The lease will continue through March 31, 2019 and the base rent for the original term of this lease is $3,003 per month.

The Company leases its facilities in Medford, Massachusetts pursuant to a 2014 lease agreement expiring on March 30, 2019. The base rent was $22,811 per month for calendar year 2014 and was increased to $23,146 starting January 1, 2015. The rent amount is subject to an annual increase based on the cost of living per the Consumer Price Index of the U.S. Bureau of Labor Statistics.

The Company also leases space in Avastus Preclinical Services LLC, a vivarium facility located in Cambridge, Massachusetts. This lease commenced in September of 2014 and is on a year to year lease term. The base rent was $19,042 per month beginning in September 2014 and upon renewal in September of 2015 increased to $24,500 per month. In September of 2016, the Company added additional space and the rent increased to $39,500.

PIXARBIO CORPORATION
Notes to Condensed Consolidated Financial Statements

For the nine months ended September 30, 2016 and 2015

(Unaudited)

For the years subsequent to September 30, 2016 future minimum lease payments required under these lease agreements are as follows:

Three months ended December 31, 2016	$233,809
2017	818,256
2018	465,197
2019	230,545
2020	153,955
thereafter	462,881
Total	$2,364,643

Rent expense was approximately $558,613 and $374,363 for the nine months ended September 30, 2016 and 2015, respectively, and was allocated two thirds to research and development expense and one third to general and administrative expense in the accompanying condensed statements of operations.

NOTE 9 - RELATED PARTY TRANSACTIONS

As of September 30, 2016 and December 31, 2015, $649,392 and $568,767, respectively, were owed to the founder and Chief Executive Officer of the Company for deferred salary and bonus, and is included in accounts payable and accrued expenses in the balance sheets (see Note 3).

On July 25, 2016, the Company issued 1,549,500 shares of restricted stock to its founder and Chief Executive Officer that vest upon the Company achieving certain milestones.

In 2015, upon conversion of all of the Company’s Notes, premium and accrued interest, one of the founders and Chief Executive Officer was issued 26,159,812 shares of common stock (see Note 5). Also, the founder and Chief Executive Officer and other related parties invested an additional $718,000 by purchasing 1,107,009 shares of common stock at $0.649 per share in November 2015.

NOTE 10 – SEGMENTS

Effective with the acquisition of BMP on August 19, 2016, the Company operated in two segments:

The first is a specialty biotechnology company focused on pre-clinical and commercial development of new products that meet the needs of neurological clinicians and their patients.

The second is through its subsidiary BM LLC, which provides yoga classes, private instruction, specialty workshops, clinics and yoga teacher training to the general public at its facility in Ridgefield, Connecticut. BM LLC’s website is www.buddhimatyoga.com. It offers a signature power yoga class, which is a challenging and dynamic style of yoga designed to promote strength, flexibility, stamina and focus. The pose sequencing is specifically designed to help promote a balanced body and presence of mind. The class is designed for all levels and accessible to beginners. BM LLC has been granted trade name and trademark protection from the US patent office.

Revenues from this segment, BM LLC, included in the consolidated statement of operations from date of acquisition through September 30, 2016, were $7,498. Also included were general and administrative expenses of $15,545 and a net loss of $8,047.

Total assets of BM LLC included in the consolidated balance sheets at September 30, 2016 were $322,367.

PIXARBIO CORPORATION
Notes to Condensed Consolidated Financial Statements

For the nine months ended September 30, 2016 and 2015

(Unaudited)

NOTE 11 - SUBSEQUENT EVENTS

Other than as discussed below there were no subsequent events that require adjustment to or disclosure in the financial statements.

In October 2016, the Company issued 1,826,880 common shares and common stock warrants for proceeds of $3,653,760 under the private placement memorandum (see Note 6).

On October 13, 2016, BMP Holdings Inc. formed PixarBio Acquisition Corp. (“PixarBio Acquisition”), a wholly-owned subsidiary, under the laws of the State of Nevada. On October 21, 2016, PixarBio Acquisition was merged with and into the Company, with the Company continuing as the surviving corporation following such merger. Effective October 21, 2016, BMP Holdings Inc. effected a parent/subsidiary short-form merger with the Company, its wholly-owned subsidiary. As a result of the merger, (i) BMP Holdings Inc. was the surviving entity and changed its name to PixarBio Corporation and (ii) the shareholders of the Company exchanged their shares of the Company for 78,529,976 shares of Common Stock of BMP Holdings Inc., representing 97.9% of the issued and outstanding stock of the Company.

As a result of the reverse merger, the Company revised the purchase accounting it applied in August 2016 when it obtained a controlling interest in BMP. In a reverse acquisition, the post-acquisition net assets of the surviving combined company includes the historical cost basis of the net assets of the accounting acquirer, the Company, plus the fair value of the net assets of the accounting acquiree, BMP. The fair value of the post-merger ownership interest held by BMP’s former shareholders, or $3,360,000, was added to the purchase price. As a result, goodwill will be increased by this amount.

On November 18, 2016, the Company entered into a three year financing lease agreement to fund the manufacture of approximately $1,000,000 in certain research and development equipment. The Company expects this lease to be recorded as a capital lease.

On November 18, 2016, the Company increased its authorized common stock from 150,000,000 to 200,000,000 shares.

PixarBio Corporation

(Emerging Growth Company)

September 30, 2016 (and December 31, 2015)

PixarBio Corporation
(Emerging Growth Company)
Consolidated Balance Sheets

	Sept. 30, 2016	December 31, 2015
	(Unaudited)	(Audited)
ASSETS
CURRENT ASSETS:
Cash	$3,938	$4,705

Total Current Assets	3,938	4,705
Total Fixed Assets	149,011	155,583
Goodwill	209,000	209,000
Total Assets	$361,949	$369,288

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accrued expenses	$5,414	$3,572
Advances from related party	-	87,500

Total Current Liabilities	5,414	91,072

STOCKHOLDERS' EQUITY:
Common stock at $0.0001 par value: 1,000,000,000 shares authorized; 51,680,000 shares issued and outstanding at Sept 30, 2016 and 2,501,680,000 shares outstanding at Dec 31, 2015	5,168	250,168
Additional paid-in capital	584,984	123,484
Deficit accumulated	(233,617)	(95,436)

Total Stockholders' Equity	356,535	278,216

Total Liabilities and Stockholders' Equity	$361,949	$369,288

See accompanying notes to the consolidated financial statements.

PixarBio Corporation (Emerging Growth Company)
Consolidated Statements of Operations

	For the Three	For the Three
	Months Ended	Months Ended
	Sept. 30, 2016	Sept. 30, 2015
	(Unaudited)	(Unaudited)

Revenues Earned	$14,995	$21,472

Operating Expenses
Payroll Expense	20,682	22,860
General and administrative expenses	40,819	24,803

Total operating expenses	61,501	47,663

Net Loss	$(46,506)	$(26,191)

Net Loss Per Common Share - basic and diluted	$(0.000)	$(0.001)

Weighted average common shares outstanding - basic and diluted
	1,685,013,330	51,680,000

See accompanying notes to the consolidated financial statements.

PixarBio Corporation
(Emerging Growth Company)
Consolidated Statements of Operations

	For the Nine	For the Nine
	Months Ended	Months Ended
	Sept. 30, 2016	Sept. 30, 2015
	(Unaudited)	(Unaudited)

Revenues Earned	$56,514	$75,455

Operating Expenses
Payroll Expense	64,681	60,411
General and administrative expenses	130,014	90,184

Total operating expenses	194,695	150,595

Net Loss	$(138,181)	$(75,140)

Net Loss Per Common Share - basic and diluted	$(0.000)	$(0.001)

Weighted average common shares outstanding - basic and diluted	2,229,457,780	51,680,000

See accompanying notes to the consolidated financial statements.

PixarBio Corporation
(Emerging Growth Company)
Consolidated Statement of Stockholders' Equity (Deficit)
For the Period August 4, 2014 (Inception) through September 30, 2016
(Unaudited)

	Common Stock, $0.0001 Par Value		Additional		Total Stockholders'
	Number of Shares	Amount	paid-in Capital	Deficit Accumulated	Equity (Deficit)

Balance, August 4, 2014 (Inception)	-	$-	$-	$-	$-

Insurance of common stock for cash at $0.001	1,680,000	168	1,512	-	1,680

Net loss	-	-	-	-	1,680

Balance, December 31, 2014	1,680,000	168	1,512	-	1,680

Shares issued to BM LLC member for BM LLC membership interest on January 1, 2015	50,000,000	5,000	342,472	-	347,472

Shares issued to BM LLC member as of December 31, 2015	2,450,000,000	245,000	(220,500)	-	24,500

Net loss	-	-	-	(95,436)	(95,436)

Balance December 31, 2015	2,501,680,000	250,168	123,484	(95,436)	278,216
Retirement of common stock on August 19, 2016	(2,450,000,000)	(245,000)	245,000	-	-
Capital contribution	-	-	216,500	-	216,500
Net loss, nine months ending September 30, 2016	-	-	-	(138,181)	(138,181)

Balance, September 30, 2016	51,680,000	$5,168	$584,984	$(233,617)	$356,535

See accompanying notes to the consolidated financial statements.

PixarBio Corporation

(Emerging Growth Company)

Consolidated Statements of Cash Flows

	For the Nine	For the Nine
	Months Ended	Months Ended
	Sept. 30, 2016	Sept. 30, 2015
	(Unaudited)	(Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(138,181)	$(75,140)

Adjustments to reconcile net loss to net cash used in operating activities
Changes in operating assets and liabilities:
Depreciation	6,572	-
Accrued expenses	1,842	(15,592)

NET CASH USED IN OPERATING ACTIVITIES	(129,767)	(90,732)

CASH FLOWS FROM FINANCING ACTIVITIES:
Capital Contribution	216,500	-
Amounts received from related party	104,000	90,000
Amounts paid to related party (loan repayment)	(191,500)	-
NET CASH PROVIDED BY FINANCING ACTIVITIES	129,000	90,000

NET CHANGE IN CASH	(767)	(732)

Cash at beginning of period	4,705	3,438

Cash at end of period	$3,938	$2,706

SUPPLEMENTAL DISCLOSURE OF CASH FLOWS INFORMATION:

Interest paid	$-	$-
Income tax paid	$-	$-

See accompanying notes to the consolidated financial statements.

PixarBio Corporation

(Emerging Growth Company)

September 30, 2016

Notes to the Consolidated Financial Statements

(Unaudited)

Note 1 - Organization and Operations

PixarBio Corporation

BMP Holdings Inc. (“BMP Holdings” of the “Company”) was incorporated on August 4, 2014, under the laws of the State of Delaware. Our principal executive office is located in Medford, MA. Our fiscal year end is December 31. On January 1, 2015, we acquired our operating business in a transaction in which we exchanged 50,000,000 shares of common stock for the transfer of 100% of the ownership interest in Buddhi Mat LLC (“BM LLC”) pursuant to a certain contribution agreement with Henry Sargent, our former officer and director. BM LLC is a Connecticut limited liability company that offers yoga and fitness classes to the general public. In December 2015, the Company agreed to issue Mr. Sargent an additional 2,450,000,000 shares of common stock in return for continued short term financing of Company operations. On August 19, 2016, Mr. Sargent sold 50,000,000 shares of common stock held by Sargent to PixarBio Corporation, a privately held company (“PixarBio Nevada”). In connection with such sale, the 2,450,000,000 shares of common stock held by Sargent was retired to treasury. On August 19, 2016, the Board appointed Frank Reynolds, the founder and Chief Executive Officer of PixarBio Nevada, as Chairman of the Board, Chief Executive Officer, President, Principal Financial Officer and Principal Accounting Officer of BMP Holdings. Mr. Sargent resigned from all officer positions he held at the Company in August 2016 and resigned as a director of the Company effective September 15, 2016.

On October 13, 2016, BMP Holdings formed PixarBio Acquisition Corp. (“PixarBio Acquisition”), a wholly-owned subsidiary, under the laws of the State of Nevada. On October 31, 2016, PixarBio Acquisition was merged with and into PixarBio Nevada, with PixarBio Nevada continuing as the surviving corporation following such merger. On such date, BMP Holdings effected a parent/subsidiary short-form merger with PixarBio Nevada, our wholly-owned subsidiary. On October 31, 2016, the merger pursuant to the Merger Agreement became effective. As a result of the merger, (i) BMP Holdings Inc. was the surviving entity and changed its name to PixarBio Corporation and (ii) the shareholders of PixarBio Nevada exchanged their shares of PixarBio Nevada for 78,529,976 shares of common stock of BMP Holdings Inc., representing 97.9% of the issued and outstanding stock of the Company (see Note 6).

The Company applied paragraph 505-10-S99-3 of the FASB Accounting Standards Codification (formerly Topic 4B of the Staff Accounting Bulletins (“SAB”) (“SAB Topic 4B”) issued by the U.S. Securities and Exchange Commission (the “SEC”), by reclassifying the LLC member’s capital account inclusive of capital contributions and LLC’s undistributed earnings and losses as of August 4, 2014 to additional paid-in capital.

The accompanying consolidated financial statements have been prepared as if the Company had its corporate capital structure as of the first date of the first period presented.

Note 2 - Summary of Significant Accounting Policies

Basis of Presentation – Unaudited Interim Financial Information

The accompanying unaudited interim consolidated financial statements and related notes have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for the interim financial information, and with the rules and regulations of the United States Securities and Exchange Commission (“SEC”) to Form 10-Q and Article 8 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. The unaudited interim financial statements furnished reflect all adjustments (consisting of normal recurring accruals) which are, in the opinion of management, necessary to a fair statement of the results for the interim period presented. Unaudited interim results are not necessarily indicative of the results for the full fiscal year. These consolidated financial statements should be read in conjunction with the consolidated financial statements of the Company for the year ended December 31, 20155 and notes thereto contained in the Company’s Form 10-K as filed with the SEC on April 13, 2016.

PixarBio Corporation

(Emerging Growth Company)

September 30, 2016

Notes to the Consolidated Financial Statements

(Unaudited)

Principles of Consolidation

The Company applies the guidance of Topic 810 “Consolidation” of the FASB Accounting Standards Codification ("ASC") to determine whether and how to consolidate another entity. Pursuant to ASC Paragraph 810-10-15-10 all majority-owned subsidiaries—all entities in which a parent has a controlling financial interest—shall be consolidated except (1) when control does not rest with the parent, the majority owner; (2) if the parent is a broker-dealer within the scope of Topic 940 and control is likely to be temporary; (3) consolidation by an investment company within the scope of Topic 946 of a non-investment-company investee. Pursuant to ASC Paragraph 810-10-15-8 the usual condition for a controlling financial interest is ownership of a majority voting interest, and, therefore, as a general rule ownership by one reporting entity, directly or indirectly, of more than 50 percent of the outstanding voting shares of another entity is a condition pointing toward consolidation. The power to control may also exist with a lesser percentage of ownership, for example, by contract, lease, agreement with other stockholders, or by court decree. The Company consolidates all less-than-majority-owned subsidiaries, in which the parent’s power to control exists.

The Company's consolidated subsidiaries and/or entities are as follows:

Name of consolidated subsidiary or entity	State or other jurisdiction of incorporation or organization	Date of incorporation or formation (date of acquisition, if applicable)	Attributable interest

Buddhi Mat LLC (“BM LLC”)	Connecticut	June 23, 2009	100%

The consolidated financial statements of the Company include all accounts of the Company and its wholly owned subsidiary, BM LLC.

All intercompany balances and transactions have been eliminated.

Use of Estimates and Assumptions

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.

The Company’s significant estimates and assumptions include the fair value of financial instruments; income tax rate, income tax provision, deferred tax assets and the valuation allowance of deferred tax assets, and the assumption that the Company will continue as a going concern. Those significant accounting estimates or assumptions bear the risk of change due to the fact that there are uncertainties attached to those estimates or assumptions, and certain estimates or assumptions are difficult to measure or value.

Management bases its estimates on historical experience and on various assumptions that are believed to be reasonable in relation to the financial statements taken as a whole under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources.

Management regularly evaluates the key factors and assumptions used to develop the estimates utilizing currently available information, changes in facts and circumstances, historical experience and reasonable assumptions. After such evaluations, and if deemed appropriate, those estimates are adjusted accordingly.

Actual results could differ from those estimates.

PixarBio Corporation

(Emerging Growth Company)

September 30, 2016

Notes to the Consolidated Financial Statements

(Unaudited)

Fair Value of Financial Instruments

The Company follows paragraph 820-10-35-37 of the FASB Accounting Standards Codification (“Paragraph 820-10-35-37”) to measure the fair value of its financial instruments and paragraph 825-10-50-10 of the FASB Accounting Standards Codification for disclosures about fair value of its financial instruments. Paragraph 820-10-35-37 establishes a framework for measuring fair value in accounting principles generally accepted in the United States of America (U.S. GAAP), and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, Paragraph 820-10-35-37 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels. The three (3) levels of fair value hierarchy defined by Paragraph 820-10-35-37 are described below:

Level 1	Quoted market prices available in active markets for identical assets or liabilities as of the reporting date.

Level 2	Pricing inputs other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reporting date.

Level 3	Pricing inputs that are generally observable inputs and not corroborated by market data.

Financial assets are considered Level 3 when their fair values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable.

The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. If the inputs used to measure the financial assets and liabilities fall within more than one level described above, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

The carrying amounts of the Company’s financial assets and liabilities, such as cash and accrued expenses approximate their fair values because of the short maturity of these instruments.

Transactions involving related parties cannot be presumed to be carried out on an arm's-length basis, as the requisite conditions of competitive, free-market dealings may not exist. Representations about transactions with related parties, if made, shall not imply that the related party transactions were consummated on terms equivalent to those that prevail in arm's-length transactions unless such representations can be substantiated.

It is not, however, practical to determine the fair value of advances from stockholders, if any, due to their related party nature.

Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

Related Parties

The Company follows subtopic 850-10 of the FASB Accounting Standards Codification for the identification of related parties and disclosure of related party transactions.

Pursuant to Section 850-10-20 the Related parties include a. affiliates of the Company; b. Entities for which investments in their equity securities would be required, absent the election of the fair value option under the Fair Value Option Subsection of Section 825–10–15, to be accounted for by the equity method by the investing entity; c. trusts for the benefit of employees, such as pension and profit-sharing trusts that are managed by or under the trusteeship of management; d. principal owners of the Company; e. management of the Company; f. other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests; and g. Other parties that can significantly influence the management or operating policies of the transacting parties or that have an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests.

PixarBio Corporation

(Emerging Growth Company)

September 30, 2016

Notes to the Consolidated Financial Statements

(Unaudited)

The consolidated financial statements shall include disclosures of material related party transactions, other than compensation arrangements, expense allowances, and other similar items in the ordinary course of business. However, disclosure of transactions that are eliminated in the preparation of consolidated or combined financial statements is not required in those statements. The disclosures shall include: a. the nature of the relationship(s) involved; b. a description of the transactions, including transactions to which no amounts or nominal amounts were ascribed, for each of the periods for which income statements are presented, and such other information deemed necessary to an understanding of the effects of the transactions on the consolidated financial statements; c. the dollar amounts of transactions for each of the periods for which income statements are presented and the effects of any change in the method of establishing the terms from that used in the preceding period; and d. amounts due from or to related parties as of the date of each balance sheet presented and, if not otherwise apparent, the terms and manner of settlement.

Commitment and Contingencies

The Company follows subtopic 450-20 of the FASB Accounting Standards Codification to report accounting for contingencies. Certain conditions may exist as of the date the consolidated financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company assesses such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought therein.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s consolidated financial statements. If the assessment indicates that a potentially material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, and an estimate of the range of possible losses, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the guarantees would be disclosed. Management does not believe, based upon information available at this time, that these matters will have a material adverse effect on the Company’s consolidated financial position, results of operations or cash flows. However, there is no assurance that such matters will not materially and adversely affect the Company’s business, financial position, and results of operations or cash flows.

Revenue Recognition

The Company follows paragraph 605-10-S99-1 of the FASB Accounting Standards Codification for revenue recognition. The Company will recognize revenue when it is realized or realizable and earned. The Company considers revenue realized or realizable and earned when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) the product has been shipped or the services have been rendered to the customer, (iii) the sales price is fixed or determinable, and (iv) collectability is reasonably assured.

Income Tax Provision

The Company accounts for income taxes under Section 740-10-30 of the FASB Accounting Standards Codification, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the fiscal year in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the assets will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the fiscal years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in the Statements of Operations in the period that includes the enactment date.

PixarBio Corporation

(Emerging Growth Company)

September 30, 2016

Notes to the Consolidated Financial Statements

(Unaudited)

The Company adopted section 740-10-25 of the FASB Accounting Standards Codification (“Section 740-10-25”) with regards to uncertainty income taxes. Section 740-10-25 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the consolidated financial statements. Under Section 740-10-25, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the consolidated financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent (50%) likelihood of being realized upon ultimate settlement. Section 740-10-25 also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures.

The estimated future tax effects of temporary differences between the tax basis of assets and liabilities are reported in the accompanying consolidated balance sheets, as well as tax credit carry-backs and carry-forwards. The Company periodically reviews the recoverability of deferred tax assets recorded on its consolidated balance sheets and provides valuation allowances as management deems necessary.

Management makes judgments as to the interpretation of the tax laws that might be challenged upon an audit and cause changes to previous estimates of tax liability. In addition, the Company operates within multiple taxing jurisdictions and is subject to audit in these jurisdictions. In management’s opinion, adequate provisions for income taxes have been made for all years. If actual taxable income by tax jurisdiction varies from estimates, additional allowances or reversals of reserves may be necessary.

Uncertain Tax Positions

The Company did not take any uncertain tax positions and had no adjustments to unrecognized income tax liabilities or benefits pursuant to the provisions of Section 740-10-25 for the interim period ended September 30, 2016.

Net Income (Loss) per Common Share

Net income (loss) per common share is computed pursuant to section 260-10-45 of the FASB Accounting Standards Codification. Basic net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding during the period. Diluted net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of shares of common stock and potentially outstanding shares of common stock during the period to reflect the potential dilution that could occur from common shares issuable through stock options and warrants.

There were no potentially outstanding dilutive common shares for the interim period ended September 30, 2016.

Cash Flows Reporting

The Company adopted paragraph 230-10-45-24 of the FASB Accounting Standards Codification for cash flows reporting, classifies cash receipts and payments according to whether they stem from operating, investing, or financing activities and provides definitions of each category, and uses the indirect or reconciliation method (“Indirect method”) as defined by paragraph 230-10-45-25 of the FASB Accounting Standards Codification to report net cash flow from operating activities by adjusting net income to reconcile it to net cash flow from operating activities by removing the effects of (a) all deferrals of past operating cash receipts and payments and all accruals of expected future operating cash receipts and payments and (b) all items that are included in net income that do not affect operating cash receipts and payments. The Company reports the reporting currency equivalent of foreign currency cash flows, using the current exchange rate at the time of the cash flows and the effect of exchange rate changes on cash held in foreign currencies is reported as a separate item in the reconciliation of beginning and ending balances of cash and cash equivalents and separately provides information about investing and financing activities not resulting in cash receipts or payments in the period pursuant to paragraph 830-230-45-1 of the FASB Accounting Standards Codification.

Subsequent Events

The Company follows the guidance in Section 855-10-50 of the FASB Accounting Standards Codification for the disclosure of subsequent events. The Company will evaluate subsequent events through the date when the consolidated financial statements were issued. Pursuant to ASU 2010-09 of the FASB Accounting Standards Codification, the Company as an SEC filer considers its consolidated financial statements issued when they are widely distributed to users, such as through filing them on EDGAR.

PixarBio Corporation

(Emerging Growth Company)

September 30, 2016

Notes to the Consolidated Financial Statements

(Unaudited)

Recently Issued Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective accounting pronouncements, if adopted, would have a material effect on the accompanying consolidated financial statements.

Note 3 – Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates continuity of operations, realization of assets, and liquidation of liabilities in the normal course of business.

As reflected in the accompanying consolidated financial statements, the Company had a deficit accumulated at September 30, 2016, a net loss and net cash used in operating activities for the interim period then ended, respectively. The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

In order to continue as a going concern, the Company will need, among other things, additional capital resources. Management’s plan is to obtain such resources for the Company by obtaining capital from management and significant shareholders sufficient to meet its minimal operating expenses and seeking equity and/or debt financing. However, management cannot provide any assurances that the Company will be successful in accomplishing any of its plans. The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations.

The consolidated financial statements do not include any adjustments related to the recoverability and classification of reported asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

Subsequent to September 30, 2016, the Company merged with PixarBio Nevada (see Note 6).

Note 4 – Related Party Transactions

Advances from Former Related Party

From time to time, a former related party of the Company loaned funds to the Company for working capital purposes. Those advances are unsecured, non-interest bearing and due on demand.

Advances from former related party at December 31, 2015 and September 30, 2016 consisted of the following:

	December 31, 2015	September 30, 2016

Advances from former related party	$87,500	$-

For the nine month period ended September 30, 2016, the former President of the Company loaned $104,000.00 to the Company for working capital purposes, which was repaid prior to the end of the period.

Free Office Space

The Company has been provided office space by a former officer of the Company at no cost. The management determined that such cost is nominal and did not recognize the rent expense in its consolidated financial statements.

PixarBio Corporation

(Emerging Growth Company)

September 30, 2016

Notes to the Consolidated Financial Statements

(Unaudited)

Note 5 – Stockholders’ Equity (Deficit)

Shares Authorized

Upon formation the total number of shares of all classes of stock which the Company is authorized to issue is One Billion (1,000,000,000) shares of Common Stock, par value $0.0001 per share.

Common Stock

During the fiscal year ended December 31, 2014 the Company sold 1,680,000 shares of its common stock at $0.001 per share to 32 individuals for a total of $1,680.

On January 1, 2015, the Company issued an aggregate of 50,000,000 shares of the corporation’s common stock to the member of BM LLC for all of the outstanding membership interests in BM LLC. The shares were recorded to reflect the $0.0001 par value and paid in capital was recorded as $342,472. In December 2015, the Company agreed to issue Mr. Sargent an additional 2,450,000,000 shares of common stock in return for continued short term financing of Company operations. On August 19, 2016, Mr. Sargent sold 50,000,000 shares of common stock held by Sargent to PixarBio Nevada. In connection with such sale, the 2,450,000,000 shares of common stock held by Sargent were retired to treasury.

Note 6 – Subsequent Events

The Company has evaluated all events that occurred after the balance sheet date through the date when the consolidated financial statements were issued to determine if they must be reported.

BM LLC received loans from its Manager in October and November 2016 in the aggregate amount of $15,000 in exchange for a non-interest bearing promissory note that matures on December 31, 2016.

On August 19, 2016, PixarBio Nevada entered into a Stock Purchase Agreement with Henry Sargent, the Company’s former principal stockholder, and purchased 50,000,000 shares of our common stock (96.7% of the then outstanding shares) for a consideration of $325,000, of which $108,500 was paid directly to Mr. Sargent. PixarBio Nevada also paid an amount of $216,500 to BMP Holdings, of which $191,500 was utilized to satisfy an outstanding loan made by Mr. Sargent to BMP Holdings and $25,000 was utilized to pay certain expenses of BMP Holdings. Upon repayment of the outstanding loan, Mr. Sargent utilized $16,941 to pay certain expenses of BMP Holdings in accordance with terms of the Stock Purchase Agreement.

On October 11, 2016, BMP Holdings effected a stock split of ten shares of common stock for each share of common stock then issued and outstanding. As a result of the stock split, the issued and outstanding shares of common stock of BMP Holdings increased to 51,680,000. The financial statements have been retroactively adjusted to the earliest period presented to account for this split.

On October 13, 2016, BMP Holdings formed PixarBio Acquisition Corp. (“PixarBio Acquisition”), a wholly-owned subsidiary, under the laws of the State of Nevada. On October 31, 2016, PixarBio Acquisition was merged with and into PixarBio Nevada, with PixarBio Nevada continuing as the surviving corporation following such merger. Effective October 31, 2016, BMP Holdings Inc. effected a parent/subsidiary short-form merger with PixarBio Nevada, our wholly-owned subsidiary. As a result of the merger, (i) BMP Holdings Inc. was the surviving entity and changed its name to PixarBio Corporation and (ii) the shareholders of PixarBio Nevada exchanged their shares of PixarBio Nevada for 78,529,976 shares of common stock of BMP Holdings Inc., representing 97.9% of the issued and outstanding stock of the Company.

Since the former shareholders of PixarBio Nevada retained the majority voting interest in the combined business, the merger will be accounted for as a reverse acquisition whereby PixarBio Nevada will be treated as the acquirer and BMP Holdings will be treated as the acquiree for accounting and financial reporting purposes. PixarBio Nevada is a specialty pharmaceutical company focused on pre-clinical and commercial development of novel neurological drug delivery systems for post-operative pain.

PixarBio Corporation

(Emerging Growth Company)

September 30, 2016

Notes to the Consolidated Financial Statements

(Unaudited)

PixarBio raised approximately $7.2 million in cash and issued warrants worth approximately $16.2 million when exercised, which is approximately $23.4 million in expected proceeds, pursuant to a private placement memorandum which closed October 30, 2016. In addition, the Company received a $10 million line of credit from its founder and Chief Executive Officer, commencing on January 1, 2017.

For more information with respect to the forgoing subsequent events of the Company, please refer to the Form 8-K which was filed with the SEC on October 31, 2016.

Note 7 – Recently Issued and Newly Adopted Accounting Pronouncements

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers” (“ASU 2014-09”), which requires entities to recognize revenue in a way that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services. The new guidance also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. In July 2015, the FASB voted to delay the effective date of ASU 2014-09 by one year to the first quarter of 2018 to provide companies sufficient time to implement the standards. Early adoption will be permitted, but not before the first quarter of 2017. Adoption can occur using one of two prescribed transition methods. In March and April 2016, the FASB issued ASU 2016-08, “Revenue from Contracts with Customers: Principal versus Agent Considerations (Reporting Revenue Gross versus Net)” and ASU 2016-10, “Revenue from Contracts with Customers: Identifying Performance Obligations and Licensing” which provide supplemental adoption guidance and clarification to ASC 2014-09. ASU 2016-08 and ASU 2016-10 must be adopted concurrently with the adoption of ASU 2014-09. The Company is currently evaluating the impact of these new standards.

In June 2014, FASB issued Accounting Standards Update (ASU) No. 2014-12 Compensation - Stock Compensation (Topic 718), Accounting for Share-Based Payments When the Terms of an Award Provide That a Performance Target Could Be Achieved after the Requisite Service Period. A performance target in a share-based payment that affects vesting and that could be achieved after the requisite service period should be accounted for as a performance condition under Accounting Standards Codification (ASC) 718, Compensation - Stock Compensation. As a result, the target is not reflected in the estimation of the award’s grant date fair value. Compensation cost would be recognized over the required service period, if it is probable that the performance condition will be achieved. The guidance is effective for annual periods beginning after December 15, 2015 and interim periods within those annual periods. Early adoption is permitted. The Company adopted the provisions of this standard, but it did not have a material effect on its results of operations.

On August 2014, FASB issued Accounting Standards Update No. 2014-15, Presentation of Financial Statements - Going Concerns (Subtopic 205-40): Disclosures of Uncertainties about an Entity’s Ability to continue as a Going Concern. The amendments require management to assess an entity’s ability to continue as a going concern by incorporating and expanding upon certain principles that are currently in U.S. auditing standards. Specifically, the amendments (1) provide a definition of the term substantial doubt, (2) require an evaluation every reporting period including interim periods, (3) provide principles for considering the mitigating effect of management’s plans, (4) require certain disclosures when substantial doubt is alleviated as a result of consideration of management’s plans, (5) require an express statement and other disclosures when substantial doubt is not alleviated, and (6) require an assessment for a period of one year after the date that the financial statements are issued (or available to be issued). The amendments in this Update are effective for the annual period ending after December 15, 2016, and for annual periods and interim periods thereafter. Early application is permitted. The adoption of ASU 2014-15 is not expected to have a material impact on our financial position or results of operations.

In April 2015, the Financial Accounting Standards Board (FASB) issued ASU 2015-05, “Customer’s Accounting for Fees Paid in a Cloud Computing Arrangement.” This ASU provides clarification on whether a cloud computing arrangement includes a software license. If a software license is included, the customer should account for the license consistent with its accounting of other software licenses. If a software license is not included, the arrangement should be accounted for as a service contract. This ASU is effective for annual reporting periods beginning after December 15, 2015, and interim periods within those years. The Company adopted the provisions of this standard, but it did not have a material effect on its results of operations.

PixarBio Corporation

(Emerging Growth Company)

September 30, 2016

Notes to the Consolidated Financial Statements

(Unaudited)

During February 2016, the FASB issued ASU No. 2016-02, “Leases” (“ASU 2016-02”). The standard requires lessees to recognize a lease liability and a lease asset for all leases, including operating leases, with a term greater than 12 months on its balance sheet. The update also expands the required quantitative and qualitative disclosures surrounding leases. ASU 2016-02 is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The Company is currently evaluating the impact of the new standard.

In March 2016, FASB issued ASU No. 2016-09, “Improvements to Employee Share-based Payment Accounting” (“ASU 2016-09”). ASU 2016-09 simplifies several aspects of the accounting for employee share-based payment transactions for both public and nonpublic entities, including the accounting for income taxes, forfeitures, and statutory tax withholding requirements, as well as classification in the statement of cash flows. ASU 2016-09 is effective for annual periods beginning after December 15, 2017, and interim periods within annual periods beginning after December 15, 2018. Early adoption is permitted. The Company is currently evaluating the new standard.

We have reviewed all FASB issued Accounting Standards Update (“ASU”) accounting pronouncements and interpretations thereof that have effectiveness dates during the periods reported and in future periods. The Company has carefully considered the new pronouncements that alter previous generally accepted accounting principles and does not believe that any new or modified principles will have a material impact on the corporation’s reported financial position or operations in the near term. The applicability of any standard is subject to the formal review of our financial management and certain standards are under consideration.

Management does not believe there would have been a material effect on the accompanying consolidated financial statements had any other recently issued, but not yet effective, accounting standards been adopted in the current period.

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We have agreed to pay all expenses incident to the offering and sale to the public of the shares being registered other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes, which shall be paid by the selling security holders. The expenses which we are paying are set forth in the following table. All of the amounts shown are estimates except the SEC registration fee:

Securities and Exchange Commission registration fee	$86,184.52
Legal fees and miscellaneous expenses (*)	$90,000.00
Accounting fees and expenses (*)	$25,000.00
Total (*)	$201,184.52

(*) Estimated.

INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS

Our officers and directors are indemnified as provided by the Delaware General Corporation Law and our bylaws.

Under the Delaware General Corporation Law, director immunity from liability to a company or its shareholders for monetary liabilities applies automatically unless it is specifically limited by a company's Certificate of Incorporation. Our Certificate of Incorporation does not specifically limit our directors' immunity. Excepted from that immunity are: (a) a willful failure to deal fairly with the company or its shareholders in connection with a matter in which the director has a material conflict of interest; (b) a violation of criminal law, unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her at we will indemnify our directors and officers to the fullest extent permitted by Delaware law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding, or part thereof, initiated by such person unless such indemnification: (a) is expressly required to be made by law, (b) the proceeding was authorized by our board of directors, (c) is provided by us, in our sole discretion, pursuant to the powers vested in us under Delaware law or (d) is required to be made pursuant to the bylaws.

Our bylaws also provide that we may indemnify a director or former director of subsidiary corporation and we may indemnify our officers, employees or agents, or the officers, employees or agents of a subsidiary corporation and the heirs and personal representatives of any such person, against all expenses incurred by the person relating to a judgment, criminal charge, administrative action or other proceeding to which he or she is a party by reason of being or having been one of our directors, officers or employees.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and control persons pursuant to the foregoing provisions or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy, and is, therefore, unenforceable.

RECENT SALES OF UNREGISTERED SECURITIES

There were no issuances of unregistered securities during the three and nine months ended September 30, 2016.

EXHIBITS

The following exhibits are filed as part of this registration statement:

Exhibit	Description

3.1	Certificate of Incorporation of Registrant*

3.2	By-Laws of Registrant*

4.1	Form of Stock Certificate

5.1	Opinion of The Mintz Fraade Law Firm, P.C. regarding the legality of the securities being registered+

10.1	Form of Regulation D Securities Purchase Agreement*

23.1	Consent of Wolf & Company, P.C.+

23.2	Consent of Scrudato & Co., PA +

23.3	Consent of The Mintz Fraade Law Firm, P.C. (included in Exhibit 5.1*)

_____________

+ Filed herewith

* Previously filed

UNDERTAKINGS

The undersigned registrant hereby undertakes to:

(a)

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) That, for the purpose of determining liability under the Securities Act to any purchaser:

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Form S-1 and has authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Medford, the Commonwealth of Massachusetts, on November 25, 2016.

PIXARBIO CORPORATION

By	/s/ Francis M. Reynolds
Name:	Francis M. Reynolds
Title:	Chief Executive Officer

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